                                                                       EXHIBIT 1

                                                                  EXECUTION COPY







                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                             CALDERA SYSTEMS, INC.,
                             A DELAWARE CORPORATION

                             CALDERA HOLDING, INC.,
                             A DELAWARE CORPORATION

                                       AND

                         THE SANTA CRUZ OPERATION, INC.
                            A CALIFORNIA CORPORATION

                                 AUGUST 1, 2000

                               TABLE OF CONTENTS

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1.    PLAN OF REORGANIZATION..........................................................................................2
               1.1      The Organization of Newco and Merger Sub .....................................................2
               1.2      The Merger. ..................................................................................2
               1.3      SCO Transaction ..............................................................................3
               1.4      Contribution and Transfer of Contributed Stock and Contributed Assets.........................4
               1.5      Closing Matters ..............................................................................7
               1.6      Dissenter's Rights............................................................................7
               1.7      Newco Plans ..................................................................................7
               1.8      Registration on Form S-8......................................................................7
               1.9      Effects of the Caldera Merger.................................................................8
               1.10     Tax-Free Reorganization.......................................................................8
               1.11     Tax-Free Section 351 Transaction..............................................................8
               1.12     HSR Filings ..................................................................................9
               1.13     Board of Directors and Officers of Newco; Newco Certificate of Incorporation and Bylaws.......9
               1.14     Registration on Form S-4......................................................................10

2.    REPRESENTATIONS AND WARRANTIES OF SCO...........................................................................10
               2.1      Organization; Good Standing; Qualification and Power..........................................10
               2.2      Capital Structure ............................................................................10
               2.3      Authority ....................................................................................11
               2.4      SEC Documents ................................................................................13
               2.5      Disclosure; Information Supplied..............................................................14
               2.6      Compliance with Applicable Laws...............................................................14
               2.7      Litigation ...................................................................................15
               2.8      ERISA and Other Compliance....................................................................16
               2.9      Absence of Certain Changes or Events..........................................................19
               2.10     Full Force and Effect.........................................................................21
               2.11     Agreements ...................................................................................21
               2.12     No Defaults ..................................................................................22
               2.13     Certain Agreements............................................................................22
               2.14     Taxes ........................................................................................22
               2.15     Intellectual Property.........................................................................24
               2.16     Fees and Expenses ............................................................................26
               2.17     Insurance ....................................................................................26
               2.18     Ownership of Property.........................................................................26
               2.19     Environmental Matters.........................................................................26
               2.20     Interested Party Transactions.................................................................27
               2.21     Fairness Opinion .............................................................................27
               2.22     Title to and Condition and Sufficiency of Group Assets........................................27
               2.23     No Restrictive Agreements.....................................................................28
               2.24     Supplier and Customer Relationships...........................................................28
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                          TABLE OF CONTENTS(CONTINUED)

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               2.25     Product and Inventory Status..................................................................28
               2.26     Affirmative Vote .............................................................................29
               2.27     State Takeover Statutes.......................................................................29
               2.28     Competition and Fair Trading Laws.............................................................29
               2.29     Grants .......................................................................................29

3.    REPRESENTATIONS AND WARRANTIES OF CALDERA AND NEWCO.............................................................30
               3.1      Organization; Good Standing; Qualification and Power..........................................30
               3.2      Capital Structure ............................................................................30
               3.3      Authority ....................................................................................31
               3.4      SEC Documents ................................................................................32
               3.5      Disclosure; Information Supplied..............................................................33
               3.6      Vote Required ................................................................................33
               3.7      Litigation ...................................................................................33
               3.8      Valid Issuance ...............................................................................34
               3.9      Absence of Certain Changes or Events..........................................................34
               3.10     Taxes ........................................................................................36
               3.11     Intellectual Property.........................................................................37
               3.12     Fees and Expenses ............................................................................37
               3.13     Environmental Matters.........................................................................37
               3.14     Fairness Opinion .............................................................................38
               3.15     Tax Representations...........................................................................38

4.    SCO COVENANTS...................................................................................................38
               4.1      Advice of Changes ............................................................................38
               4.2      Maintenance of Business.......................................................................38
               4.3      Conduct of Business...........................................................................39
               4.4      SCO Corporate Approvals.......................................................................40
               4.5      Letter of SCO's Accountants...................................................................40
               4.6      Prospectus/Proxy Statement....................................................................40
               4.7      Regulatory Approvals..........................................................................41
               4.8      Necessary Consents............................................................................42
               4.9      Access to Information.........................................................................42
               4.10     Satisfaction of Conditions Precedent..........................................................42
               4.11     Voting Agreement .............................................................................42
               4.12     Sales Representative and Support Agreement....................................................42
               4.13     Stockholders Agreement........................................................................42
               4.14     No Other Negotiations.........................................................................43
               4.15     Books and Records ............................................................................44
               4.16     [Intentionally Omitted.]......................................................................44
               4.17     Modification of Joint Contributed Agreements and Shared Contributed Assets....................44
               4.18     Key Employee Employment Agreements............................................................45
               4.19     SCO IP Rights ................................................................................45
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                          TABLE OF CONTENTS(CONTINUED)

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               4.20     Directors' and Officers' Liability Insurance..................................................45
               4.21     Closing Group Account.........................................................................45
               4.22     SCO Retained Business.........................................................................45
               4.23     Taking of Necessary Action; Further Action....................................................46
               4.24     Accounting Treatments.........................................................................46

5.    CALDERA AND NEWCO COVENANTS.....................................................................................46
               5.1      Advice of Changes ............................................................................46
               5.2      Maintenance of Business.......................................................................46
               5.3      Conduct of Business...........................................................................47
               5.4      Stockholder Approval..........................................................................47
               5.5      Letter of Caldera's Accountants...............................................................47
               5.6      Prospectus/Proxy Statement....................................................................48
               5.7      State Securities Law Compliance...............................................................48
               5.8      Regulatory Approvals..........................................................................49
               5.9      Necessary Consents............................................................................49
               5.10     Access to Information.........................................................................49
               5.11     Books and Records ............................................................................49
               5.12     Satisfaction of Conditions Precedent..........................................................50
               5.13     Voting Agreement .............................................................................50
               5.14     Sales Representative and Support Agreement....................................................50
               5.15     Stockholders Agreement........................................................................50
               5.16     Caldera Employee Plans........................................................................50
               5.17     Indemnification and Insurance -- Caldera......................................................51
               5.18     Indemnification and Insurance -- Employees....................................................52
               5.19     Distribution to SCO Shareholders..............................................................54

6.    CONDITIONS PRECEDENT TO OBLIGATIONS OF SCO......................................................................54
               6.1      Accuracy of Representations and Warranties....................................................54
               6.2      Covenants ....................................................................................54
               6.3      Compliance with Law...........................................................................55
               6.4      Form S-4 .....................................................................................55
               6.5      Opinion of Caldera and Newco's Counsel........................................................55
               6.6      Stockholder Approval..........................................................................55
               6.7      Tax Opinion ..................................................................................55
               6.8      Designees to the Board of Directors of Newco..................................................55
               6.9      Nasdaq Listing ...............................................................................55
               6.10     HSR Act ......................................................................................55
               6.11     Ancillary Agreements..........................................................................55
               6.12     Delivery of Newco Shares......................................................................56

7.    CONDITIONS PRECEDENT TO OBLIGATIONS OF CALDERA AND NEWCO........................................................56
               7.1      Accuracy of Representations and Warranties....................................................56
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                          TABLE OF CONTENTS(CONTINUED)

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               7.2      Covenants ....................................................................................56
               7.3      Compliance with Law...........................................................................56
               7.4      Consents .....................................................................................56
               7.5      Form S-4 .....................................................................................56
               7.6      Opinion of Counsel to SCO.....................................................................56
               7.7      Caldera Stockholder Approval..................................................................56
               7.8      Tax Opinion ..................................................................................57
               7.9      HSR Act ......................................................................................57
               7.10     Ancillary Agreements..........................................................................57
               7.11     Key Employee Term Sheets......................................................................57

8.    TERMINATION OF AGREEMENT........................................................................................57
               8.1      Termination ..................................................................................57
               8.2      Notice of Termination.........................................................................59
               8.3      Liability ....................................................................................59
               8.4      Termination Fee ..............................................................................59

9.    SURVIVAL OF REPRESENTATIONS.....................................................................................60
               9.1      Survival of Representations...................................................................60

10.   ESCROW AND INDEMNIFICATION .....................................................................................60
               10.1      Escrow Fund .................................................................................60
               10.2      Indemnification by SCO.......................................................................60
               10.4      Limitations on Indemnification...............................................................61
               10.5      Indemnification Procedures...................................................................61

11.   EMPLOYEE MATTERS ...............................................................................................63
               11.1      Right to Offer Employment....................................................................63
               11.2      Termination of Employment....................................................................65
               11.3      Cooperation .................................................................................65

12.   TAX MATTERS ....................................................................................................66
               12.1      Transaction Taxes; Representation; Transaction Tax Indemnity.................................66
               12.2      Treatment of Indemnity Payments..............................................................66
               12.3      Indemnity for Taxes..........................................................................66
               12.4      Other Tax Matters ...........................................................................68
               12.5      Tax Representations..........................................................................71

13.   MISCELLANEOUS ..................................................................................................72
               13.1      Governing Law; Venue.........................................................................72
               13.2      Assignment; Binding upon Successors and Assigns..............................................72
               13.3      Severability ................................................................................72
               13.4      Counterparts ................................................................................72
               13.5      Other Remedies ..............................................................................72
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                          TABLE OF CONTENTS(CONTINUED)

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               13.6      Amendment and Waivers........................................................................73
               13.7      Expenses ....................................................................................73
               13.8      Attorneys' Fees .............................................................................73
               13.9      Notices .....................................................................................73
               13.10     Construction of Agreement....................................................................74
               13.11     No Joint Venture ............................................................................74
               13.12     Further Assurances...........................................................................74
               13.13     Absence of Third Party Beneficiary Rights....................................................74
               13.14     Public Announcement..........................................................................75
               13.15     Certain Defined Terms........................................................................75
               13.16     Entire Agreement ............................................................................87
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                          TABLE OF CONTENTS(CONTINUED)


Exhibits
Exhibit A                  --    Certificate of Merger
Exhibit A-1                --    Certificate of Incorporation
Exhibit 1.4(b)             --    Excluded Assets
Exhibit 1.4(c)(i)(B)       --    Assumed Liabilities
Exhibit 1.3(b)             --    Escrow Agreement
Exhibit 1.13(b)            --    Officers
Exhibit 1.13(c)A           --    Form of Newco Amended and Restated Certificate of Incorporation
Exhibit 1.13(c)B           --    Form of Newco Amended and Restated Bylaws
Exhibit 1.4(a)(i)          --    Non US-Contributed Companies and Contributed Assets
Exhibit 4.11A              --    Form of Voting Agreement
Exhibit 4.11B              --    SCO Affiliates Who Executed Voting Agreements
Exhibit 4.12               --    Sales Representative and Support Agreement
Exhibit 4.13B              --    Stockholder Agreement
Exhibit 4.18A              --    SCO Key Employees
Exhibit 4.18B              --    Form of Key Employee Term Sheet
Exhibit 5.13B              --    Caldera Affiliates Who Executed Voting Agreements
Exhibit 6.5                --    Opinion of Counsel of Caldera and Newco
Exhibit 7.6                --    Opinion of Counsel of SCO and Contributing Companies
Exhibit 13.15A             --    Contributed Assets
Exhibit 13.15B             --    Contributed Contracts
Exhibit 13.15C             --    Contributed Subsidiaries
Exhibit 13.15D             --    Group Products
Exhibit 13.15E             --    Permitted Encumbrances

Schedules
                           --    Caldera Disclosure Letter
                           --    SCO Disclosure Letter

                      AGREEMENT AND PLAN OF REORGANIZATION

               THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is entered into as of August 1, 2000, by and among Caldera Systems, Inc., a Delaware corporation including for all purposes Caldera Surviving Corporation, ("Caldera"), Caldera Holding, Inc., a Delaware corporation ("Newco") and The Santa Cruz Operation, Inc., a California corporation ("SCO"). The terms defined in Section 13.15 of this Agreement shall have the meanings therein specified in this Agreement.

                                    RECITALS

               A. The parties intend that, subject to the terms and conditions of this Agreement, (i) a new Delaware corporation referred to herein as Newco has been formed by Caldera solely for the purpose of the transactions contemplated hereunder; (ii) a newly formed, wholly owned subsidiary of Newco ("Merger Sub") will be merged with and into Caldera, with Caldera being the surviving corporation of such merger (the "Merger"), and all outstanding Caldera securities will be converted, on a share for share basis, into Newco securities having identical rights, preferences and privileges, with Newco assuming any and all outstanding options and other rights to purchase shares of capital stock of Caldera (with all such Newco securities issued to former Caldera security holders initially representing the Caldera Percentage Interest in Newco), all on the terms set out in this Agreement and in the Certificate of Merger substantially in the form of Exhibit A hereto (the "Certificate of Merger") and the applicable provisions of Delaware Law; (iii) SCO and certain of its subsidiaries as herein specified will contribute to Newco, all on the terms herein specified, all of the Contributed Stock of the Contributed Companies (with each of the Contributed Companies thereby becoming a wholly owned subsidiary of Newco) and the Contributed Assets in consideration for the issuance by Newco to SCO of shares of Common Stock of Newco, $0.001 par value ("Newco Common Stock"), and (iv) Newco will assume all options to acquire common stock of SCO held by the Employees (other than David McCrabb, Jack Moyer and Jim
Wilt) hired or retained by Caldera (the "Optionees") and such options will be converted into options to purchase Newco Common Stock ("Newco Options") as set forth herein, which Newco Common Stock issued to SCO and Newco Options will represent in the aggregate a fully diluted equity interest in Newco equal to the difference between 100% and the Caldera Percentage Interest. The transactions described in subpart (iii) and (iv) of the foregoing sentence are collectively the "SCO Transaction."

               B. The Newco Common Stock and the Newco Options issued in the Merger and in the SCO Transaction will be registered under the Securities Act, pursuant to a Newco registration statement on Form S-4 or Form S-8, as set forth herein.

               C. For federal income tax purposes, it is intended that (i) the Merger qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code and (ii) that the Merger and the portion of the SCO Transaction described in Recital A (iii) above qualify as an exchange under the provisions of Section 351 of the Internal Revenue Code.

               NOW, THEREFORE, the parties hereto hereby agree as follows:

        1. Plan of Reorganization.

               1.1 The Organization of Newco and Merger Sub. Caldera has formed Newco under the laws of the State of Delaware for the purposes of the transactions contemplated by the Merger and in accordance with the terms of this Agreement. Newco currently has no outstanding securities and has conducted no business and, prior to the Effective Time, will not issue any securities, will conduct no business or operations, will have no assets and will enter into no agreements nor incur any obligations or Liabilities, except as required or contemplated by this Agreement or necessary to perform its obligations hereunder. As soon as practicable after the date hereof, Newco shall form the Merger Sub as a wholly owned subsidiary, which will conduct no business prior to Closing except as expressly contemplated hereunder.

               1.2 The Merger. At the Closing, subject to the terms and conditions of this Agreement, Caldera will execute and deliver and will file with the Secretary of State of the State of Delaware in accordance with relevant provisions of the Delaware Law, a Certificate of Merger providing for the Merger of Merger Sub with and into Caldera, with Caldera being the surviving corporation upon the effectiveness of the Merger and thereby becoming a wholly owned subsidiary of Newco, pursuant to this Agreement, the Certificate of Merger and in accordance with applicable provisions of the Delaware Law as follows:

                      (a) Conversion of Caldera Common Stock. Each share of the Common Stock of Caldera ("Caldera Common Stock") that is issued and outstanding immediately prior to the Effective Time will by virtue of the Merger and at the Effective Time, and without any further action on the part of Caldera, Newco or any holder of Caldera Common Stock, be converted into one share (the "Caldera Ratio") of validly issued, fully paid and nonassessable Newco Common Stock.

                      (b) Conversion of Caldera Options.

                             (i) Conversion. At the Effective Time, each of the
then outstanding options to purchase shares of Caldera Common Stock (collectively, the "Caldera Options") (consisting of all outstanding options granted under the stock option plans of Caldera or the Caldera Subsidiaries, including but not limited to its 1998 Stock Option Plan and its 1999 Omnibus Stock Incentive Plan (collectively, the "Caldera Plans"), and any individual non-Plan options), will, by virtue of the Merger, and without any further action on the part of any holder thereof, be assumed by Newco and converted into an option to purchase an equivalent number of shares of Newco Common Stock, at an exercise price per share equal to the per share exercise price of such Caldera Option in effect at the Effective Time. The term, exercisability, vesting schedule, status as an "incentive stock option" under Section 422 of the Internal Revenue Code, if applicable, and all other terms and conditions of the Caldera Options will be unchanged and all references in any option agreement governing such option to Caldera shall be deemed to refer to Newco, where appropriate. Continuous service as an employee or consultant with Caldera or any of the Caldera Subsidiaries will be credited to an optionee of Caldera for purposes of determining the number of shares of Newco Common Stock vested and exercisable under the assumed Caldera Option after the Closing.

                             (ii) Stock Rights. At the Effective Time, Newco
will assume all of Caldera's obligations under Caldera's 2000 Employee Stock Purchase Plan (the "Caldera Stock Purchase Plan") and each of the then outstanding rights to purchase shares of Caldera Common Stock under such plan (collectively, the "Caldera Stock Purchase Plan Rights"), will by virtue of the Merger, and without any further action on the part of any holder thereof, be assumed and converted into a right to purchase the same number of shares of Newco Common Stock on the next "purchase date" (as such term is defined in the Caldera Stock Purchase Plan) following the Effective Time at a purchase price per share determined in accordance with the Caldera Stock Purchase Plan.

                      (c) Cancellation of Caldera-Owned Shares. Each share of Caldera Common Stock held in the treasury of Caldera or any of which are owned by Newco, Caldera, or any direct or indirect wholly owned subsidiary of Newco or Caldera immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof.

               1.3 SCO Transaction.

                      (a) Issuance of Newco Common Stock. At the Effective Time and subject to the terms and conditions of this Agreement, Newco will, in consideration for the contribution and transfer of the Contributed Stock and Contributed Assets to Newco as contemplated by this Agreement, perform the following:

                             (i) Consideration. Issue to SCO that number of
issued, fully paid and nonassessable shares of Newco Common Stock equal to The SCO Percentage Interest, less (a) the number of shares of Newco Common Stock issuable upon exercise of the Newco Options pursuant to Section 1.3(a)(iii) below and (b) the Escrow Shares issued to SCO and placed directly into escrow by Caldera pursuant to Section 1.3(b) below, with such number of shares to be appropriately adjusted in the event of any Caldera stock split, stock combination, reclassification or other similar capital change (the "First SCO Certificate") and pay SCO cash consideration equal to seven million dollars ($7,000,000) (the "Cash Consideration"), by wire transfer of immediately available funds or upon the cancellation of SCO's outstanding indebtedness to Caldera.

                             (ii) [Intentionally Omitted.]

                             (iii) Assumption and Conversion of SCO Options. At
the Effective Time, each of the then outstanding options to purchase shares of SCO Common Stock held by the Optionees (collectively, the "SCO Options") (consisting of all outstanding options granted under the stock option plans of SCO or the SCO Subsidiaries, and any individual non-plan options held by the Optionees), will, by virtue of the Merger, and without any further action on the part of any holder thereof, be assumed by Newco and converted into an option to purchase one share of Newco Common Stock for each two shares of SCO Common Stock subject to a SCO Option at the Effective Time (the "SCO Ratio") at an exercise price per share of Newco Common Stock equal to the exercise price per share of such assumed SCO Option immediately prior to the Effective Time divided by the SCO Ratio, rounded up to the nearest cent. Except as set forth in the preceding sentence, the term, exercisability, vesting schedule, and all other terms and conditions of the SCO Options will be unchanged and all references in any option agreement governing such option to SCO shall be deemed to refer to Newco, where appropriate; provided, however, that the outstanding SCO Options previously designated as "incentive stock options" under Section 422 of the Internal Revenue Code may, as a result of the foregoing adjustments, be converted into non-statutory stock options. Continuous service as an employee or consultant with SCO or any of the SCO Subsidiaries will be credited to the Optionee for purposes of determining the number of shares of Newco Common Stock vested and exercisable under the assumed SCO Option after the Closing. If the foregoing calculation results in a Newco Option, which is issued for a SCO Option, being exercisable for a fraction of a share of Newco Common Stock, then the number of shares of Newco Common Stock subject to such option will be rounded down to the nearest whole number of shares, with no cash being payable for such resulting fractional share.

                      (b) Escrow. As soon as practicable after the Effective Time, and subject to and in accordance with the provisions of Section 10 and the Escrow Agreement, a form of which is attached as Exhibit 1.3(b) (the "Escrow Agreement"), Caldera shall deliver to the Escrow Agent on behalf of SCO a certificate representing ten percent (10%) of the SCO Percentage Interest (the "Escrow Shares"). The Escrow Shares distributed to the Escrow Agent shall be held in escrow and shall be available to transfer to Caldera for certain damages as provided in Section 10. To the extent not transferred to Caldera for such damages, the Escrow Shares shall be released to SCO, all as provided in Section 10 and the Escrow Agreement.

                      (c) Termination of Newco Options. All shares of Common Stock underlying Newco Options assumed pursuant to Section 1.3(a)(iii) which terminate without being exercised by the Optionees shall be issued by Caldera to SCO on a quarterly basis.

               1.4 Contribution and Transfer of Contributed Stock and Contributed Assets.

                      (a) Contribution and Transfer. Subject to the terms and conditions of this Agreement and in consideration for the issuance by Newco of Newco Common Stock as provided above, the Contributing Companies shall at the Effective Time, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged on behalf of each of the Contributing Companies, contribute and transfer and deliver to Newco or cause to be contributed, transferred and delivered to Newco, and at the Effective Time Newco shall accept the contribution and transfer from the Contributing Companies of all right, title and interest in and to the Contributed Stock and Contributed Assets. Notwithstanding the preceding, the Contributed Assets and Contributed Companies which are located outside of the United States shall be purchased and sold by and among the Newco and SCO entities located in such countries in exchange for stock or cash consideration as the parties shall agree before the Effective Time. Such payment shall be included within and shall not change the total amount of The SCO Percentage Interest and the Cash Consideration. The parties shall execute, or cause to be executed, Bills of Transfer relevant to their particular jurisdiction reflecting the transfer of any such Contributed Assets which shall reflect the purchase price allocation as agreed. Such amounts shall be reported as the purchase price for all foreign Tax reporting purposes in each relevant jurisdiction and no party shall have a position inconsistent therewith.

                      (b) Excluded Assets.


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

                             (i) Excluded Assets. SCO is not selling and Caldera
shall not acquire from SCO any of the following assets or any interest therein (collectively, the "Excluded Assets"):

                                       (A) any assets related solely to the SCO
Retained Business;

                                       (B) any cash and cash equivalents and any
accounts receivable (the "Cash Equivalents") of the Contributing Companies and the Contributed Companies;

                                       (C) those assets set forth on Exhibit
1.4(b).

                             (ii) Net Cash Equivalents. "Net Cash Equivalent"
shall mean the net book value of any cash and cash equivalents held by any of the Contributed Companies, including but not limited to accounts receivable, accounts payable and third party debt obligations. To the extent the Net Cash Equivalents of any Contributed Company are or are expected to be positive as of the Effective Time, either SCO will withdraw that value from the Contributed Company at or before the Effective Time or Caldera will cause that value to be paid or credited to SCO at or promptly after the Effective Time. To the extent the Net Cash Equivalents of any Contributed Company are negative as of the Effective Time, SCO will pay or credit such amount to Caldera at or promptly after the Effective Time. The payment or credits will be treated as either a dividend by the Contributed Company or as an adjustment to the Cash Consideration as the parties may agree.

                      (c) Assumption and Exclusion of Liabilities.

                             (i) Assumed Liabilities. As a result of the
transfer to Newco of the Contributed Stock, Newco will as a matter of law own all of the outstanding equity capital of the Contributed Companies, which Contributed Companies and their respective Contributed Subsidiaries (collectively, the "Contributed Company Group") in turn shall remain liable for their respective Liabilities. In addition, subject to the terms and conditions of this Agreement, Newco (or a subsidiary of Newco designated by Newco and acceptable to SCO) shall, at the Effective Time, assume, and thereafter pay, perform and discharge when due those (and only those) Liabilities of the Contributing Companies and/or their direct and indirect subsidiaries (excluding the Liabilities of the Contributed Company Group, which are governed by the first sentence of this Section 1.4(c)(i)) that are expressly listed in the following subparagraphs of this Section 1.4(c)(i) (collectively, the "Assumed Liabilities") and no other Liabilities of the Contributing Companies whatsoever:

                                       (A) all Liabilities of the Contributing
Companies under all Contributed Contracts;

                                       (B) all Liabilities of the Contributing
Companies that are included in the Closing Group Account or that are listed on
Exhibit 1.4(c)(i)(B) attached hereto; and

                                       (C) those Tax liabilities for which Newco
is responsible pursuant to Section 12 below.

                             (ii) Excluded Liabilities Not Assumed. Except for
the Liabilities of the Contributed Company Group (which will remain the sole responsibility of the applicable member of the Contributed Company Group) and except for the Assumed Liabilities expressly described above in Section 1.4(c), Newco shall not assume, pay, perform or discharge, or otherwise have any obligation, responsibility or liability whatsoever for, any and all Liabilities of SCO or its direct and indirect subsidiaries (whether now existing or hereafter arising), and said companies shall retain, and shall be solely responsible and liable for paying, performing and discharging when due, all such Liabilities (collectively, the "Excluded Liabilities").

                             (iii) Intercompany Accounts. One or more
Contributed Companies is likely to owe intercompany debt to SCO. The amount of any such intercompany debt remaining after payment by Newco to SCO of any Net Cash Equivalents will be treated as an Excluded Liability and will be cancelled by SCO.

                      (d) Asset Contribution. The SCO will, and will cause each of the other Contributing Companies to, take all actions and sign and deliver any and all instruments and documents (including Bills of Transfer for each relevant jurisdiction) reasonably necessary or appropriate to fully effect and perfect the transfer to Newco of any and all of the Contributed Stock and Contributed Assets held by either of them and any Contributed Contracts to which they are a party.

                      (e) Unassignable Assets. Notwithstanding any other provision of this Agreement or any of the Ancillary Agreements, to the extent that any of the Contributed Assets are not assignable or otherwise transferable by the Contributing Companies to Newco without the consent, approval or waiver of another party thereto or any third party (including any governmental agency), or if such assignment or transfer would constitute a breach thereof or of any other material contract binding upon the transferor or any of its Affiliates, or a violation of any applicable law, then neither this Agreement nor such Ancillary Agreements shall constitute an assignment or transfer (or an attempted assignment or transfer) thereof until such consent, approval or waiver of such party or parties has been duly obtained.

               With respect to each such Contributed Asset whose assignment or transfer to Newco requires the consent, approval or waiver of another party thereto or any third party, Newco and SCO shall cooperate and use their mutual reasonable, commercial efforts to obtain such consent, approval or waiver of such other party or parties or such third party to such assignment or transfer as promptly as practicable prior to the Effective Time; and each agrees to supply relevant information to such party or parties or such third party in order to facilitate such objective. Notwithstanding the foregoing, nothing contained herein shall obligate Newco or any Contributing Company to expend or pay any amount to third parties to obtain any consents, approvals or waivers, or to make alternative arrangements available; provided that where the Contributing Companies are unable to effectively assign or otherwise transfer to Newco nor any Contributed Asset without constituting a breach due to such lack of third party consent, the Contributing Companies shall make available to Newco the net economic benefits (such as inbound royalty payments, net of actual costs), if any, received by the Contributing Companies from and after the Effective Time with respect to any such Contributed Asset.

                      (f) No Fraudulent Conveyance. The Contributing Companies are not entering into this Agreement or any Ancillary Agreement with the intent to defraud, delay or hinder their respective creditors and the consummation of the transactions contemplated by this Agreement, and the Ancillary Agreements referenced in this Agreement will not have any such effect. Except for the Assumed Liabilities, the transfer of the Contributed Stock and Contributed Assets pursuant hereto will not give rise to any right of any creditor of the Contributing Companies to assert any claim whatsoever against Newco or any of the Contributed Stock and Contributed Assets in the hands of Newco or any of Newco's respective successors and assigns following the Effective Time which would have a Material Adverse Effect on Newco. SCO and its consolidated subsidiaries, taken as a group are Solvent, and will continue to be Solvent immediately following the transfer of the Contributed Stock and Contributed Assets pursuant to this Agreement. Neither SCO nor any of its consolidated subsidiaries nor any of the Contributed Stock and Contributed Assets is subject to, or the subject of, any Insolvency Proceeding or Insolvency Action. No writ of attachment, execution or similar process has been ordered, executed or filed against any of the Contributed Stock and Contributed Assets. There is not any reason to expect that any of the aforementioned actions, or any similar action, will take place or be taken, and there are no grounds for any of the aforementioned actions or like action. The parties agree that the securities issued by Newco to SCO and the Optionees and the other obligations on Newco's part to be performed under the terms of this Agreement and the Ancillary Agreements constitute full and fair equivalent consideration for the Contributed Stock and Contributing Assets exchanged therefor and the covenants, agreements and performances of the Contributing Companies under this Agreement and the Ancillary Agreements.

               1.5 Closing Matters. Unless this Agreement has been terminated as provided in Section 8 below, the closing of the transactions contemplated by this Agreement (the "Closing") (i) will take place at the offices of Brobeck, Phleger & Harrison LLP at Two Embarcadero Place, 2200 Geng Road, Palo Alto, California 94303 on a date (the "Closing Date") and at a time to be mutually agreed upon by the parties, which date shall be as soon as practicable after the Caldera Stockholders Meeting and SCO Stockholders Meeting and, in any event, no later than the third business day after all conditions to Closing set forth herein shall have been satisfied or waived, unless another place, time and date is mutually selected by SCO and Caldera and (ii) will take place concurrently with the Effective Time.

               1.6 Dissenter's Rights. It shall be the sole responsibility of SCO to disclose any dissenter's rights which SCO stockholders have with respect to the SCO Transaction; these rights shall be disclosed to Caldera in writing no later than the date of filing the Proxy/Prospectus.

               1.7 Newco Plans. Newco shall assume, effective as of the Closing, the Caldera Plans, Caldera Stock Purchase Plan and non-plan grants and awards, as amended through the Effective Time (collectively, the "Newco Plans"). Newco shall also reserve a sufficient number of shares of Newco Common Stock for issuance pursuant to the SCO Options assumed by Newco pursuant to Section 1.3(a)(ii) herein.

               1.8 Registration on Form S-8. Newco will cause the Newco Common Stock issuable upon exercise of outstanding awards under the Newco Plans or upon exercise of the SCO Options assumed by Newco (collectively, the "Stock Rights") and the shares reserved for issuance pursuant to future awards under the Newco Plans to be registered on Form S-8 (the "Form S-8") promulgated by the SEC prior to, but in no event later than, 10 days after the Effective Time and Newco will use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements for so long as any such Stock Rights shall remain outstanding.

               1.9 Effects of the Caldera Merger. At the Effective Time: (a) the separate existence of Merger Sub will cease and Merger Sub will be merged with and into Caldera, with Caldera being the surviving corporation of the Merger (the "Caldera Surviving Corporation"), pursuant to the terms of this Agreement and the Certificate of Merger; (b) the Certificate of Incorporation of the Caldera Surviving Corporation shall be in the form attached as Exhibit A-1 to the Certificate of Merger; (c) the Bylaws of Caldera immediately prior to the Effective Time will be the Bylaws of the Caldera Surviving Corporation; (d) the directors and officers of Caldera immediately prior to the Effective Time will be the directors and officers of the Caldera Surviving Corporation; (e) each share of the Common Stock of Merger Sub outstanding immediately prior to the Effective Time will be converted into one share of Common Stock of the Caldera Surviving Corporation; (f) each share of Caldera Common Stock, each Caldera Option, and each Caldera Stock Purchase Plan Right outstanding immediately prior to the Effective Time will be converted, as provided above in this Section 1.2(b). The Merger will, from and after the Effective Time, have all of the effects provided by applicable law, including, without limitation, the Delaware Law.

               1.10 Tax-Free Reorganization. The parties adopt this Agreement (to the extent it relates to the Merger) as a plan of reorganization and intend the Merger to be a tax-free reorganization under Section 368(a)(1)(A) of the Internal Revenue Code by virtue of the provisions of Section 368(a)(2)(E) of the Internal Revenue Code. The Newco Common Stock issued in the Merger will be issued solely in exchange for the Caldera Common Stock, and no other transaction other than the Merger represents, provides for or is intended to be an adjustment to the consideration paid for the Caldera Common Stock. No consideration that could constitute "other property" within the meaning of
Section 356(b) of the Internal Revenue Code is being transferred by Newco for the Caldera Common Stock in the Merger. The parties shall not take a position on any tax return inconsistent with this Section 1.10. In addition, Newco hereby represents, and will represent as of the Effective Time, that it intends to continue Caldera's historic businesses or use a significant portion of Caldera's business assets in a trade or business. None of the parties shall cause a transaction, without offsetting compensation to the other party, that would result in income to SCO under the Subpart F provisions of the Internal Revenue Code.

               1.11 Tax-Free Section 351 Transaction. The contribution and transfer of the Contributed Stock and Contributed Assets to Newco in exchange for Newco Common Stock, together with the Merger, are intended to constitute an exchange within the meaning of Section 351 of the Internal Revenue Code. The Newco Common Stock issued to SCO therein will be issued solely in exchange for the Contributed Stock and Contributed Assets transferred in the SCO Transaction and no consideration (other than the cash consideration) that could constitute other property within the meaning of Internal Revenue Code
Section 351(b) is being transferred by Newco to SCO. The parties shall not take a position on any tax return inconsistent with this Section 1.11.

               1.12 HSR Filings. Caldera, SCO and Newco will as promptly as practicable prepare and file the applicable notices and forms (if any) required to be filed by them under the HSR Act or comparable laws of non-U.S. governmental entities, and comply promptly with any appropriate requests from the Federal Trade Commission, the United States Department of Justice or any other Governmental Antitrust Authority for additional information and documentary material. The parties hereto will not take any action that will have the effect of delaying, impairing or impeding the termination of any waiting period or the receipt of any required approvals of a Government Antitrust Authority. Without limiting the generality of the parties' undertakings pursuant to this Section 1.12, the parties shall use their reasonable best efforts to prevent the entry in a judicial or administrative proceeding brought under any antitrust law by any Governmental Antitrust Authority or any other party of any permanent or preliminary injunction or other order that would make consummation of the SCO Transaction or the Merger in accordance with the terms of this Agreement unlawful under appropriate anti-trust laws or that would prevent or delay such consummation as a consequence of such laws. Each party hereto shall promptly inform the other of any material communication between such party and the Federal Trade Commission, the Department of Justice or any other Governmental Antitrust Authority regarding any of the transactions contemplated hereby. If any party or any Affiliate of such party receives a request for additional information or for documents or any material from any such Governmental Antitrust Authority with respect to the transactions contemplated hereby, then such party shall endeavor in good faith to make or cause to be made, as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request. Further, no written materials shall be submitted by any party to the Federal Trade Commission, the Department of Justice or any other Governmental Antitrust Authority in connection with HSR Act compliance or the merger control regulations of any other state or country, nor shall any oral communications be initiated with such governmental entities by any party, without prior disclosure to and coordination with the other parties and its counsel. Each party hereto will cooperate in connection with reaching any understandings, undertakings or agreements (oral or written) involving the Federal Trade Commission, the Department of Justice or any other Governmental Antitrust Authority in connection with the transactions contemplated hereby.

               1.13 Board of Directors and Officers of Newco; Newco Certificate of Incorporation and Bylaws.

                      (a) Board of Directors. At the Effective Time, Newco will have a Board of Directors consisting of nine directors. At the Effective Time, the directors of Newco shall consist of the current Caldera directors plus Doug Michels and one other individual to be named by SCO, nominees of SCO. At the Effective Time, Ralph J. Yarro shall be the Chairman of the Board of Newco.

                      (b) Officers. At the Effective Time, the officers of Newco shall be as set forth on Exhibit 1.13(b).

                      (c) Certificate of Incorporation and Bylaws. Attached hereto as Exhibits 1.13(c)A and 1.13(c)B are the respective forms of Amended and Restated Certificate of Incorporation and Bylaws of Newco to be in effect at the Effective Time.

               1.14 Registration on Form S-4. The Newco Common Stock to be issued in the Merger to Caldera stockholders and the Newco Common Stock to be issued in the SCO Transaction to SCO and pursuant to the assumption of SCO Options shall be registered under the Securities Act on Form S-4. As promptly as practicable after the date hereof, Newco, with the cooperation of Caldera and SCO, shall prepare and file with the SEC a Form S-4 registration statement (the "Form S-4"), together with the prospectus/joint proxy statement to be included therein (the "Prospectus/Proxy Statement") and any other documents required by the Securities Act or the Exchange Act in connection with the Merger and the SCO Transaction.

        2 Representations and Warranties of SCO.

               Except as set forth in the respectively referenced provisions of the SCO Disclosure Letter delivered by SCO on behalf of itself and any other Contributing Companies (collectively, "Representing SCO Entities") to Caldera concurrently herewith and certified by an officer of SCO, on behalf of all of the Representing SCO Entities, respectively, to be true, accurate and complete to the best of his/her knowledge (the "SCO Disclosure Letter"), SCO on behalf of each and all of the Representing SCO Entities, hereby represents and warrants to Caldera that as of the date hereof:

               2.1 Organization; Good Standing; Qualification and Power. The Contributed Subsidiaries are all of the subsidiaries of the Contributed Companies or any of their direct or indirect subsidiaries. Each of the Contributed Companies, and the Contributed Subsidiaries and each of the Contributing Companies is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, has all requisite corporate power and authority to own, lease and operate any and all of the Group Assets held by such company and for the Conduct of the Group Business as now being conducted by such company, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not have a Material Adverse Effect on the Group Business. SCO has delivered to Caldera or its counsel complete and correct copies of the charter documents of the Contributed Companies and the Contributed Subsidiaries. Except for the Contributed Subsidiaries, none of the Contributed Companies nor any of the Contributed Subsidiaries owns, directly or indirectly, any capital stock or other equity interest of any corporation or has any direct or indirect equity or ownership interest in any other business, whether organized as a corporation, partnership, joint venture or otherwise.

               2.2 Capital Structure.

                      (a) Stock and Options. The authorized, issued and as of the date of July 28, 2000, the outstanding capital stock of the Contributed Companies and the Contributed Subsidiaries is set forth in Section 2.2(a) of the SCO Disclosure Letter. Except as specified in Section 2.2(a) of the SCO Disclosure Letter, no shares of the capital stock of the Contributed Companies or of any of the Contributed Subsidiaries are held by any of them in its treasury or reserved for issuance upon the exercise of options or warrants. Except as specified in Section 2.2(a) of the SCO Disclosure Letter, all outstanding shares of the capital stock of the Contributed Companies on July 28, 2000 are set forth in Section 2.2(a) of the SCO Disclosure Letter and are validly issued, fully paid and nonassessable and free and clear of any Encumbrances and not subject to preemptive rights under any statute, pursuant to the Certificate of Incorporation or Bylaws or Memorandum and Articles of Incorporation (or similar governing documents in each relevant jurisdiction) of the Contributed Companies, or pursuant to any agreement or document to which any of them is a party or by which any of them is bound. All outstanding shares of the capital stock of each of the Contributed Subsidiaries are validly issued, fully paid and nonassessable and are owned by a Contributed Company, or one of the Contributed Subsidiaries, free and clear of any Encumbrances. SCO has provided Caldera with a correct and complete list of each of the SCO Options as of July 28, 2000, including the name of the Optionees, the plan pursuant to which such SCO Options were issued (if applicable), the number of shares covered by such SCO Options, the per share exercise price of such SCO Options, and the vesting schedule applicable to such SCO Options, including the number of shares vested as of such date and will provide a final list of such information on the Closing Date. All the outstanding SCO Options have been issued in compliance with all applicable federal and state securities laws. Doug Michels owns and has the right to vote shares representing approximately 10% of the capital stock of SCO as of the date of this Agreement.

                      (b) No Other Commitments. Except as set forth in Section 2.2(b) of the SCO Disclosure Letter there are no options, warrants, calls, rights, commitments, conversion rights or agreements of any character to which the Contributed Companies is a party or by which any of them is bound obligating them to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of its capital stock, or securities convertible into or exchangeable for shares of its capital stock, or obligating any of them to grant, extend or enter into any such option, warrant, call, right, commitment, conversion right or agreement. There is no voting trust, proxy or other agreement or understanding to which SCO or any of its respective direct or indirect subsidiaries is a party with respect to the voting of the capital stock of any member of the Contributed Company Group. All shares of capital stock of any member of the Contributed Company Group are held free and clear of any Encumbrances.

                      (c) Registration Rights. Neither the Contributed Companies nor the Contributing Companies is under any obligation to register under the Securities Act (or equivalent or similar legislation in each relevant jurisdiction) any of the presently outstanding securities of the Contributed Companies or any securities of the Contributed Companies that may be subsequently issued.

                      (d) Caldera Ownership. Except as set forth in Section 2.2(d) of the SCO Disclosure Letter, none of SCO or any of its direct or indirect subsidiaries owns, or will own immediately prior to the Effective Time, any Caldera Common Stock.

               2.3 Authority.

                      (a) Corporate Action. Subject to approval of this Agreement and the Ancillary Agreements by SCO's stockholders, SCO and each of the Contributing Companies have all requisite corporate power and authority to enter into this Agreement and the Ancillary

Agreements, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements. The Board of Directors of SCO has, as of the date of this Agreement, unanimously (i) approved and declared advisable this Agreement and the Ancillary Agreements and has approved the SCO Transaction and the other transactions contemplated hereby, (ii) determined that the SCO Transaction is consistent with and in furtherance of the long-term business strategy of SCO and fair to, and in the best interests of, SCO and its stockholders and (iii) determined to recommend that the stockholders of SCO adopt and approve this Agreement and approve the SCO Transaction. Prior to the Effective Time, this Agreement and the Ancillary Agreements will be approved by the Board of Directors of each of the other Contributing Companies. This Agreement has been and, prior to the Effective Time, the Ancillary Agreements will be, duly executed and delivered by the Contributing Company party to such agreement. Subject to receiving such stockholder approval, this Agreement is, or, in the case of each of the Ancillary Agreements will be, a valid and binding obligation of the Contributing Company party to such agreement, each enforceable against the Contributing Company party to such agreement in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

                      (b) No Conflict. Neither the execution, delivery and performance of this Agreement and the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby, nor compliance with the provisions hereof, will (i) conflict with, or result in any violations of, or cause a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in, or the loss of any material benefit under, or result in the creation of any Encumbrance upon any of the Group Assets or Contributed Stock under, any term, condition or provision of (x) the Certificate of Incorporation or Bylaws or equivalent organizational documents of any of the Contributing Companies or the Contributed Companies or any of the Contributed Subsidiaries or (y) any of the Contributed Contracts or any other loan or credit agreement, note, bond, mortgage, indenture, lease or other material agreement, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Contributed Companies, the Contributed Companies' Property, the Contributed Stock or the Contributed Assets, other than any such conflicts, violations, defaults, rights or Encumbrances which, individually or in the aggregate, would not have a Material Adverse Effect on the Group Business; or
(ii) require the affirmative vote of the holders of greater than a majority of the issued and outstanding capital stock of any member of the Contributing Companies or any member of the Contributed Company Group.

                      (c) Governmental Consents. Except (i) as set forth in
Section 2.3(c) of the SCO Disclosure Letter; (ii) such filings, authorizations, orders and approvals as may be required under state takeover laws; (iii) such filings and notifications as may be necessary under the HSR Act; (iv) the filings, authorizations, orders, notifications, and approvals contemplated by this Agreement or the Ancillary Agreements; and (v) such other governmental or third party consents, filings, authorizations, orders and approvals which, if not obtained or made, would not have a Material Adverse Effect on Newco or have a material adverse effect on the ability of the Contributing Companies to consummate the transactions contemplated by this Agreement or the Ancillary Agreements, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity is required to be obtained by the Contributing Companies or any member of the Contributed Company Group in connection with the execution and delivery of this Agreement or the Ancillary Agreements by SCO or the performance of the Contributing Companies and the Contributed Companies of the respective obligations herein pertaining to such company.

               2.4 SEC Documents.

                      (a) SEC Reports. SCO has delivered to Caldera or its counsel correct and complete copies of the final version of each report, schedule, registration statement and definitive proxy statement filed by SCO with the SEC on or after July 1, 1995 with respect to the Group Business or the Group Assets (the "SCO SEC Documents"), which are the material documents (other than preliminary proxy material) that SCO was required to file with the SEC on or after July 1, 1995 with respect to the Group Business or the Group Assets. As of their respective dates or, in the case of registration statements, their effective dates, none of the SCO SEC Documents (including all exhibits and schedules thereto and documents incorporated by reference therein) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading as of such time of filing, and there is no requirement under the Securities Act or the Exchange Act, as the case may be, to have amended any such filing, except for such requirements as were fulfilled by the filing of such SCO SEC Documents, the SCO SEC Documents complied, when filed, in all material respects with the then applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated by the SEC thereunder, and SCO has filed in all material respects all documents and agreements that were required to be filed as exhibits to the SCO SEC Documents.

                      (b) SCO Financial Statements; Absence of Undisclosed Liabilities. The audited consolidated financial statements dated as of and for the period ending September 30, 1999 and the unaudited consolidated financial statements dated as of and for the period ending June 30, 2000 of SCO and its consolidated subsidiaries (the "SCO Consolidated Financial Statements") complied as to form in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may have been indicated in the notes thereto) and fairly present (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the consolidated financial position of SCO and its respective consolidated subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the respective periods then ended. SCO has no liabilities or obligations of any nature (matured or unmatured, fixed or contingent) which are, individually or in the aggregate, of a nature required to be disclosed on the face of a consolidated balance sheet for SCO and its consolidated subsidiaries prepared in accordance with GAAP and which would have a Material Adverse Effect on the Group Business, except for such liabilities or obligations as (i) were accrued or provided for in the consolidated balance sheet at June 30, 2000 included in the SCO Consolidated Financial Statements as of the date thereof (the "SCO Consolidated Financial Statements Balance Sheet Date") or (ii) are of a normally recurring nature and were incurred after the SCO Consolidated Financial Statements Balance

Sheet Date in the ordinary course of business consistent with past practice. All liabilities and valuation accounts established and reflected in the SCO Consolidated Financial Statements are, to SCO's Knowledge, reasonably adequate. At the SCO Consolidated Financial Statements Balance Sheet Date, there were no material loss contingencies arising from the conduct of the business of SCO and its consolidated subsidiaries which are required to be provided for or disclosed, but are not provided for or disclosed, in the SCO Consolidated Financial Statements.

                      (c) Group Financial Statements; Absence of Undisclosed Liabilities. Attached as Schedule 2.4(c)(1) to the SCO Disclosure Letter are the audited combined financial statements of the Group Business dated as of and for the period ended June 30, 2000 including a combined balance sheets as of June 30, 2000 (the "2000 Group Balance Sheet") and a combined balance sheet for September 30, 1999 and 1998, together with combined statements of operations, cash flows, and Group Business equity for the two years and nine months in the period ended September 30, 1999 (collectively the "Group Financial Statements"). The Group Financial Statements comply in all material respects with the then applicable accounting requirements and rules and regulations of the SEC with respect thereto, and present fairly, in all material respects, the combined financial position of the Group Business as of September 30, 1999 and June 30, 2000, and the combined results of its operations and its cash flows for each of the two years and nine months in the period ended September 30, 1999, in conformity with GAAP. The Contributed Company Group and the Contributing Companies (with respect to the Group Business) have no Liabilities of any nature (matured or unmatured, fixed or contingent) which (i) are related to or arose in connection with the Group Business; (ii) individually or in the aggregate, are of a nature required to be recorded on the face of or disclosed in the notes to the Group Financial Statements; and (iii) are material to the Group Business taken as a whole, except for such Liabilities as (A) were accrued, provided for or disclosed in the Group Financial Statements or (B) are of a normally recurring nature and were incurred after June 30, 2000 (the "Group Financial Statements Balance Sheet Date"), in the ordinary course of business consistent with past practice. All liabilities and valuation accounts established and reflected in the Group Financial Statements are, to SCO's Knowledge, reasonably adequate. To SCO's Knowledge, at the Group Financial Statements Balance Sheet Date, there were no material loss contingencies which are not properly provided for or disclosed in the Group Financial Statements.

               2.5 Disclosure; Information Supplied. No representation or warranty made by SCO in this Agreement, nor any final financial statement, certificate or exhibit prepared and furnished or to be prepared and furnished by it, or its representatives pursuant hereto or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein, taken as a whole, not misleading in light of the circumstances under which they were furnished. None of the information supplied or to be supplied by SCO for inclusion or incorporation by reference in the Form S-4 and Prospectus/Proxy Statement will, at the time the information is supplied contain, after giving effect to any supplement or amendment thereto, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they are made, not materially misleading.

               2.6 Compliance with Applicable Laws. Except as disclosed in the SCO SEC Documents filed prior to the date hereof, the Group Business is not being conducted and no Contributed Company is in violation of any law, ordinance, regulation, rule or order of any governmental entity where such violation would have a Material Adverse Effect on the Group Business. Except as disclosed in the SCO SEC Documents filed prior to the date hereof, neither SCO, any Contributing Company, nor any member of the Contributed Company Group has been notified in writing by any governmental entity that any investigation or review with respect to the Contributed Companies or any of the Contributed Subsidiaries, any of the Group Assets or the Group Business is pending or threatened, nor has any governmental entity notified any of them in writing of its intention to conduct the same. The Group Assets include all permits, licenses and franchises from governmental entities required for the Conduct of the Group Business, except for those whose absence would not have a Material Adverse Effect on the Group Business and those which would terminate as a consequence of the SCO Transaction.

               2.7 Litigation. Except as would not reasonably be expected to have a Material Adverse Effect on the Group Business or as set forth in Section
2.7 of the SCO Disclosure Letter or as disclosed in the SCO SEC Documents, there is no suit, action, arbitration, demand, investigation, claim or proceeding pending or, to SCO's Knowledge, threatened against the Contributed Company Group, any of the Contributing Companies or the Group Assets; nor is there any judgment, decree, injunction, ruling or order of any governmental entity, statutory body or arbitrator or settlement or compromise agreement outstanding against the Contributed Company Group or any of the Contributing Companies or the Group Assets. SCO has delivered or made available to Caldera or its counsel correct and complete copies of all material correspondence prepared by its counsel for SCO auditors in connection with the last two completed audits of SCO's Financial Statements and the audit of the Group Financial Statements and any such correspondence since the date of the last such audit. No member of the Contributed Company Group and none of the Contributing Companies is a party to any decree, judgment, order or arbitration award (or agreement entered into in any administrative, judicial, investigative or arbitration proceeding with any governmental authority) with respect to the Group Assets, Employees, or Group Business that could reasonably be expected to have a Material Adverse Effect on the Group Business. Except for violations as would not have a Material Adverse Effect on the Group Business, none of the Contributing Companies nor any member of the Contributed Company Group is in violation of any decree, judgement, order or arbitration award that names such company, or any of such companies, as a party or that otherwise, to SCO's Knowledge, involves such company or any of the Group Assets, or in violation of any law, ordinance, statute, regulation or EU directive or decree, order, judgment or ruling of any governmental authority to which the Group Assets or the Contributed Stock are subject, including, without limitation, laws, rules and regulations relating to occupational health and safety, equal employment opportunities, fair employment practices, and sex, race, religious, disability and age discrimination. To SCO's Knowledge, there is no claim, action, suit, arbitration, mediation, investigation or other proceeding of any nature pending or, threatened, at law or in equity, by way of arbitration or before any court, tribunal, governmental department, statutory body, commission, board or agency that: (i) may adversely affect, contest or challenge any party's authority, right or ability to perform its obligations under this Agreement or any of the Ancillary Agreements; (ii) challenges or contests the Contributing Companies' or the Contributed Companies' right, title or ownership of any of the Group Assets or the Contributed

Stock or seeks to impose an Encumbrance (other than a Group Permitted Encumbrance) on, or a transfer of title or ownership of, any of the Group Assets or the Contributed Stock; (iii) asserts that any action taken by any employee, consultant or contractor of the Contributed Companies or Contributing Companies in connection with the Group Business infringes or misappropriates any Intellectual Property Rights of any third party; (iv) seeks to enjoin, prevent or hinder operation of the Group Business; (v) seeks to enjoin, prevent, or hinder the consummation of any of the transactions contemplated by this Agreement or any of the Ancillary Agreements; (vi) would impair or have an adverse affect on Newco's right or ability to use or exploit any of the Group Assets; (vii) involves or relates to any potentially material claim against Contributing Companies or the Group Assets by any creditor thereof; or (viii) involves any claim of fraudulent conveyance or any similar claim, except in cases (ii), (iii), (iv), (vi) and (vii) where such proceeding could not reasonably be expected to have a Material Adverse Effect on Newco.

               2.8 ERISA and Other Compliance.

                      (a) Section 2.8 of the SCO Disclosure Letter lists each employment, severance, compensation or other similar contract, arrangement or policy and each plan or arrangement (written or oral, contractual or discretionary) providing for insurance coverage (including any self-insured arrangements), workers' benefits, vacation benefits, severance benefits, disability or permanent health insurance benefits, death benefits, hospitalization or other medical benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, commissions, stock options, stock purchase, phantom stock, stock appreciation, save as you earn or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors (other than workers compensation, unemployment compensation and other government mandated programs) which both (A) is entered into, maintained or contributed to, as the case may be, by any member of the Contributed Company Group or any of the Contributing Companies, and (B) covers any Employee (collectively as the "Group Benefit Arrangements"). Each Group Benefit Arrangement maintained by any member of the Contributed Company Group has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Group Benefit Arrangement except as would not have a Material Adverse Effect on the Group Business. Section 2.8(a) of the SCO Disclosure Letter also identifies each "employee benefit plan," as defined in Section 3(3) of ERISA ("Employee Benefit Plan"), in which any of the Employees participate (collectively, the "Group Employee Plans"). Copies of all Group Benefit Arrangements have been made available to Caldera or its counsel. All contributions or premiums currently due and payable with respect to any of the Group Employee Plans have been made as required under ERISA or have been accrued on the 2000 Group Balance Sheet or will be made prior to the Effective Time. Any Contributed Company Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986, or has applied to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or has been established under a standardized prototype plan for which an Internal Revenue Service opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. Each Contributed Company has made available upon Newco's request the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Contributed Company Employee Plan, and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any Contributed Company Employee Plan subject to Code Section 401(a).

                      (b) None of the Group Employee Plans maintained by any of the Contributing Companies or any member of the Contributed Company Group (i) is a multiemployer plan, within the meaning of Section 3(37) or 4001(a)(3) of ERISA (a "Multiemployer Plan"), or a single employer pension plan, within the meaning of Section 4001(a)(15) of ERISA, for which Newco could incur liability under
Section 4063 or 4064 of ERISA (a "Multiple Employer Plan"), or (ii) provides or promises to provide retiree medical or life insurance benefits except in connection with (a) benefit coverage mandated by applicable law, including without limitation, coverage provided pursuant to Section 4980B of the Code; (b) death or disability benefits under any of the Group Benefit Arrangements; (c) benefits arising in connection with a separation or severance program, plan or arrangement; and (d) life insurance benefits for any employee who dies while in service with any of the Contributing Companies or any member of the Contributed Company Group. None of the Contributing Companies or any member of the Contributed Company Group has incurred or will incur prior to or as of the Effective Time any material liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including any liability in connection with (i) the termination or reorganization of any employee pension benefit plan subject to Title IV of ERISA or (ii) with withdrawal from any Multiemployer Plan or Multiple Employer Plan.

                      (c) The appropriate Contributing Company or Contributed Company has timely provided, or will have provided prior to the Effective Time, to Employees entitled thereto all required notices and made coverage available pursuant to Section 4980B of the Internal Revenue Code and the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), with respect to any "qualifying event" (as defined in Section 4980B(f)(3) of the Internal Revenue Code). The appropriate Contributing Company or Contributed Company will timely provide to Employees entitled thereto all required notices and make coverage available pursuant to Internal Revenue Code Section 4980B and COBRA with respect to any "qualifying event" (as defined in Section 4980B(f)(3) of the Internal Revenue Code) occurring prior to and including the Effective Time. No material Tax payable on account of Section 4980B of the Internal Revenue Code has been incurred by the Contributing Companies or any of the Contributed Companies with respect to any current Employees (or its beneficiaries).

                      (d) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of the Contributed Companies or the Contributing Companies to severance benefits or any other payment or (ii) accelerate the time of payment or vesting (including any SCO Option or unvested shares of SCO Common Stock), or increase the amount of compensation due any such employee or other service provider. No payment or benefit payable or which may become payable by any of the Contributed Companies or by any of the Contributing Companies with respect to any current or former employee, or other current or former service provider shall constitute a "parachute payment" (as defined in Section 280G(b)(2) of the Internal Revenue Code). Within five (5) business days following the date of this Agreement, SCO shall identity in Section 2.8 of the SCO Disclosure Letter all persons on the Section 11.1 Schedule who SCO reasonably believes are, as of the date of this Agreement, "disqualified individuals" (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) with respect to the Contributing Companies or the Contributed Companies. Within five
(5) business days prior to the expected Closing Date, SCO shall revise Section
2.8 of the SCO Disclosure Letter to reflect any additional information which SCO reasonably believes would impact the determination of persons who are of such date "disqualified individuals" (within the meaning of Section 280G of the Code and the regulations promulgated thereunder).

                      (e) To SCO's Knowledge, no Employee who is a key developer of a Group Product is subject to any agreement, obligation, order or other legal hindrance that impedes or might impede such Employee from devoting his or her full business time to the affairs of Newco after the Effective Time.

                      (f) None of the Contributed Companies are indebted to any executive officer or director of any such Contributed Company, whether by loan, advance or otherwise, other than for salaries accrued but not yet payable and reimbursable out-of-pocket expenses incurred in the ordinary course of business consistent with past practice and not yet payable, nor, except as described in
Section 2.8(f) to the SCO Disclosure Letter or except as disclosed in the 2000 Group Balance Sheet or the SCO SEC Documents, is any officer, director, employee or shareholder so indebted to any of SCO or any of the Contributed Companies, nor does any Employee have any right to force SCO or any Contributing Company to repurchase any stock.

                      (g) The Contributed Company Group and the Contributing Companies are in compliance in all material respects with all currently applicable laws and regulations, domestic or foreign, respecting employment, discrimination in employment, terms and conditions of employment, wages, hours, governmental and administrative contribution requirements and occupational safety and health and employment practices, and is not engaged in any unfair labor practice with respect to the Employees in each of the countries where the Contributed Company Group and the Contributing Companies have employees. The Contributed Company Group and the Contributing Companies have withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to Employees; and is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing. The Contributing Company Group and the Contributing Companies are not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending claims against the Contributed Company Group and the Contributing Companies under any workers compensation plan, policy, statute or regulation or any other plan or policy to which the Contributed Company Group and/or any Contributing Company are parties or for long term disability. There are no controversies or disputes pending or, to the knowledge of the Contributed Company Group and the Contributing Companies, threatened, between the Contributed Company Group and the Contributing

Companies and any of their respective employees, which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any agency, court or tribunal, foreign or domestic. None of the Contributed Company Group or the Contributing Companies is a party to any collective bargaining agreement or other labor union contract nor does the Contributed Company Group and the Contributing Companies know of any activities or proceedings of any labor union to organize any such Employees. To SCO's knowledge, no Employees of the Contributed Company Group and the Contributing Companies are in violation of any term of any employment contract, patent disclosure agreement, enforceable noncompetition agreement, or any enforceable restrictive covenant to a former employer relating to the right of any such Employee to be employed by SCO because of the nature of the business conducted or presently proposed to be conducted by SCO or to the use of trade secrets or proprietary information of others.

                      (h) Section 2.8(h) of the SCO Disclosure Letter lists, with respect to any member of the Contributed Company Group or any of the Contributing Companies, all employee benefit plans, programs or arrangements for employees who work outside the United States ("Foreign Employee Plans"). Except as disclosed in Section 2.8(h) of the SCO Disclosure Letter, no member of the Contributed Company Group or any of the Contributing Companies maintains any Foreign Employee Plans other than those required by applicable law. SCO has furnished or made available to Caldera a copy of each of the Foreign Employee Plans. Each Foreign Employee Plan has been operated and administered in accordance with its terms and applicable laws, rules and regulations.

               2.9 Absence of Certain Changes or Events. Except as disclosed in
Section 2.9 of the SCO Disclosure Letter, since the Group Financial Statements Balance Sheet Date there has not occurred:

                      (a) any change or event which could reasonably be expected to have a Material Adverse Effect on the Group Business;

                      (b) any amendments or changes in the Certificate of Incorporation or Bylaws (or similar or equivalent governing documents on each relevant jurisdiction) of any member of the Contributed Company Group;

                      (c) any damage, destruction or loss to or of the Group Assets not covered by insurance, which would have a Material Adverse Effect on the Group Business;

                      (d) any redemption, repurchase or other acquisition of shares of any member of the Contributed Company Group, or any declaration, setting aside or payment of any dividend or other distribution by any Contributing Company or any member of the Contributed Company Group to any entity other than a member of the Contributed Company Group (whether in cash, stock or property) of the Group Assets or any proceeds generated by the conduct of the Group Business;

                      (e) any material increase in or modification of the compensation or benefits payable, or to become payable, by the Contributed Companies to the Employees, except in the ordinary course of the business, consistent with past practice or except as necessary to respond to third party solicitation of Employees,

                      (f) other than as required by applicable statute or governmental regulation, any material increase in or modification of any Group Benefit Arrangement (including, but not limited to, the granting of stock options, the acceleration of the vesting schedules in effect for outstanding stock options, restricted stock awards or stock appreciation rights) that will become binding upon Newco upon consummation of the transactions contemplated herein, for or with respect to any of the Employees, other than increases or modifications occurring after the date hereof, which are authorized pursuant to
Section 4.3 below;

                      (g) any sale of a material amount of the Group Assets, or any acquisition by any member of the Contributed Company Group of a material amount of assets;

                      (h) any stock/share capital being allotted or issued or agreed to be allotted or issued or any alteration in any term of any outstanding capital stock or rights to acquire capital stock, share or loan capital of any member of the Contributed Company Group, including, but not limited to, acceleration of the vesting or any change in the terms of any outstanding stock options;

                      (i) (A) any incurrence, assumption or guarantee by any member of the Contributed Company Group of any debt of any person, other than any member of the Contributed Company Group, for borrowed money in an amount exceeding $250,000 in the aggregate; (B) issuance or sale by any member of the Contributed Company Group of any securities convertible into or exchangeable for their respective debt securities; or (C) issuance or sale of options or other rights to acquire from SCO or the Contributed Company Group, directly or indirectly, debt securities of any member of the Contributed Company Group, or any securities convertible into or exchangeable for any such debt securities;

                      (j) any creation or assumption by a Contributing Company or a member of the Contributed Company Group of any Encumbrance (other than Group Permitted Encumbrances) on any Group Asset in excess of $250,000 individually or in the aggregate, other than to refinance a liability reflected in the SCO Financial Statements or the Group Financial Statements in the ordinary course of business;

                      (k) any making by any member of the Contributed Company Group of any loan, advance or capital contribution to or investment in any person other than to refinance a liability reflected in the SCO Financial Statements or the Group Financial Statements and other than (i) loans, advances or capital contributions made in the ordinary course of the business, and (ii) other loans and advances, where the aggregate amount of any such items outstanding at any time does not exceed $250,000;

                      (l) any amendment of, relinquishment, termination or non-renewal by the Contributing Companies or the Contributed Company Group of any Contributed Contract, other than in the ordinary course of business consistent with past practice;

                      (m) any transfer or grant of a right under Intellectual Property Rights included in the Group Assets, except in the ordinary course of business, consistent with past practice,

                      (n) any labor dispute with, or charge of unfair labor practice by, SCO (relating to Employees) or any member of the Contributed Company Group (other than routine individual grievances), any activity or proceeding by a labor union or representative thereof to organize any Employees or, to SCO's Knowledge, any campaign being conducted to solicit authorization from Employees to be represented by such labor union, where such dispute, practice, activity, proceeding, or campaign would have a Material Adverse Effect on the Group Business;

                      (o) any change in accounting methods;

                      (p) any agreement by any member of the Contributed Company Group to take any of the actions described in the preceding clauses (a) through
(o) (other than the transactions contemplated by this Agreement or the Ancillary Agreements).

               2.10 Full Force and Effect. Each of the Contributed Contracts and Group Governmental Permits is in full force and effect and is not subject to any breach or default thereunder by any Contributing Company or any member of the Contributed Company Group or, to SCO's Knowledge, any other party thereto, except for those Contributed Contracts and Group Governmental Permits, the absence of which would not have a Material Adverse Effect on the Group Business.

               2.11 Agreements. Section 2.11 of the SCO Disclosure Letter lists all the contracts as of the date hereof of the type described below to which any member of the Contributed Company Group is a party and which is material to the Group Business (herein, the "Material Contributed Contracts") (and copies of all such Material Contributed Contracts have been identified to and made available for review by Caldera or its counsel):

                      (a) contract with or commitment to any labor union which would have a Material Adverse Effect on the Group Business;

                      (b) continuing contract for the future purchase, sale or manufacture of products, material, supplies, equipment or services requiring payment to or from any member of the Contributed Company Group or any Contributing Company, the non-continuance of which would have a Material Adverse Effect on the Group Business, or in which any member of the Contributed Company Group or any Contributing Company has granted or received manufacturing rights, most favored nations pricing provisions or exclusive marketing rights relating to the Group Products, other than purchase contracts with vendors who are not the top ten (10) vendors of any member of the Contributed Company Group or of any Contributing Companies (as measured by purchases from them in the most recently ended fiscal year);

                      (c) contract providing for the development of technology used or incorporated in any Group Products currently distributed in connection with the Group Business or which requires any member of the Contributed Company Group to perform specified development work for a third party, the non-continuance of which would have a Material Adverse Effect on the Group Business;

                      (d) joint venture contract or agreement or other agreement which is reasonably expected to involve a sharing of profits or losses in any one year in excess of $100,000 individually or in the aggregate from any joint enterprise with any party (other than any member of the Contributed Company Group);

                      (e) indenture, mortgage, promissory note, loan agreement, guarantee or other agreement or commitment for the borrowing of money, for a line of credit or for a leasing transaction of a type required to be capitalized (other than those reflected in the SCO Financial Statements or the Group Financial Statements, or those pursuant to which payments by any member of the Contributed Company Group will not exceed $50,000 individually or $250,000 in the aggregate);

                      (f) agreement or arrangement for the sale of any Group Assets having a value individually or in the aggregate exceeding $100,000 (other than those entered into in the ordinary course of business consistent with past practice);

                      (g) agreement which would restrict Newco from engaging in any material aspect of the Group Business or from selling any of the material Group Products in any material geographic area (including any agreement pursuant to which any of them has granted exclusive rights in the Group Products to a third party);

                      (h) SCO IP Rights Agreement (as defined in Section 2.15 below), other than agreements entered into with customers in the ordinary course of business; or

                      (i) agreement between or among SCO and any member of the Contributed Company Group regarding inter-company loans, revenue or cost or Tax sharing, ownership or license of SCO IP Rights for Group Products, or intercompany royalties or dividends.

               2.12 No Defaults. Notwithstanding Section 1.4(c), there exists no event (including closing of the transactions contemplated by this Agreement), condition or occurrence which, after notice or lapse of time, or both, would constitute a default by the Contributing Companies who are parties thereto under any Contributed Contract in any manner which would have a Material Adverse Effect on the Group Business.

               2.13 Certain Agreements. Neither the execution and delivery of this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated hereby and thereby, will, (i) result in any payment in an amount exceeding $50,000 individually or $250,000 in the aggregate (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due by any member of the Contributed Company Group (or by any Contributing Company, with respect to the Group Business) or to any Employee(s) or other current or former service provider under any Group Benefit Arrangement or otherwise, (ii) increase any benefits otherwise payable by Newco under any Group Benefit Arrangement by more than $50,000 individually or $250,000 in the aggregate, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

               2.14 Taxes(a). SCO and each of its subsidiaries have properly completed and timely filed, or caused to be properly completed and timely filed, all Tax returns required to be filed by them and have paid, or caused to be paid, all Taxes that are shown on such Tax returns as due and payable. All Taxes of SCO and its subsidiaries for all periods through June 30, 2000, have been fully paid (except for Taxes that are adequately provided for or reflected in the SCO Consolidated Financial Statements). Since June 30, 2000, no material Tax liability has been assessed, or is, to SCO's Knowledge, proposed to be assessed, incurred or accrued (other than liabilities for Taxes arising in the ordinary course of business) against SCO or any of its subsidiaries. To SCO's Knowledge, neither SCO nor any of its subsidiaries has received any notification that any material issues have been raised (or are currently pending) by the Internal Revenue Service or any other taxing authority, including, without limitation, any sales tax authority, in connection with any of the Tax returns referred to in the first sentence of this Section 2.14, and no unexpired waivers of statutes of limitations have been given or requested with respect to Tax returns or Taxes of SCO and its consolidated subsidiaries. No taxing authority is currently conducting an audit or investigation of any of the aforesaid Tax returns or to SCO's Knowledge is about to conduct such an audit or investigation with respect to such Tax returns. Any deficiencies asserted or assessments (including interest and penalties) made as a result of any examination by the Internal Revenue Service or by appropriate national, state, provincial or departmental authorities of the Tax returns with respect to SCO and any of its subsidiaries have been paid or adequately provided for in the SCO Consolidated Financial Statements, and, to SCO's Knowledge, no proposed (but unassessed) additional Taxes have been asserted and no Tax liens have been filed against SCO or any of its subsidiaries other than for Taxes not yet due and payable. Neither SCO nor any member of the Contributed Company Group (i) has made an election to be treated as a "consenting corporation" under Section 341(f) of the Internal Revenue Code or (ii) is a "personal holding company" within the meaning of
Section 542 of the Internal Revenue Code;

                      (b) If any of the capital assets of the UK Contributed Companies were disposed of for a consideration equal to the book value of that asset in or adopted for the purposes of the SCO Consolidated Financial Statements, no liability to corporation tax on chargeable gains or balancing charge under the Capital Allowances Act 1990 would arise (for this purpose there shall be disregarded any relief or allowance available to the UK Contributed Companies (other than amounts falling to be deducted from the consideration receivable under section 38 of the TCGA)). No chargeable gain or balancing charge would arise on the disposal by the Contributing Company of any asset acquired since the SCO Consolidated Financial Statements Date for a consideration equal to the consideration actually given for the acquisition of such asset (disregarding any indexation relief);

                      (c) The UK Contributed Companies have not entered into any transaction, contract or arrangement, whether verbal or written and whether made within or outside the UK, under which it has or may become liable to pay or to account for stamp duty or stamp duty reserve tax and which liability remains unsatisfied;

                      (d) The UK Contributed Companies have not entered into any indemnity, guarantee, covenant, charge or other agreement under which they have agreed to, or can be procured to pay a sum equivalent to or by reference to another person's liability to Tax, nor do any other circumstances exist whereby the Contributed Companies would have to make such a payment;

                      (e) All reliefs assumed as an asset or otherwise taken into account in the SCO Consolidated Financial Statements are available to be utilized by the UK Contributed Companies at Closing;

                      (f) The UK Contributing Companies have never been members of a group of companies for UK tax purposes other than a group comprising only the UK Contributing Companies;

                      (g) The provisions of Part XV of the UK Value Added Tax Regulations 1995 (capital goods scheme) do not apply to any of the UK Contributed Assets;

                      (h) No election has been nor will before Closing be made pursuant to paragraph 2 of Schedule 10 to the Value Added Tax Act 1994 ("VATA 1994") in relation to any of the UK Properties or any part of any of them;

                      (i) All UK value added tax payable upon the importation of goods, and all excise duties payable to HM Customs and Excise payable in respect of the UK Contributed Assets have been paid in full, and none of the UK Contributed Assets is liable to confiscation, forfeiture or distress;

                      (j) All documents (other than those which have ceased to have any legal effect) to which the UK Contributed Companies or any member of the UK Contributed Companies group of companies is a party and which are material to the title of the UK Contributed Assets have been duly stamped and no such documents which are outside the UK would attract stamp duty if they were bought into the UK;

                      (k) All National Insurance and sums payable by the UK Contributed Companies to the UK Inland Revenue under the PAYE system have been duly and properly paid. Proper records have been maintained in respect of all such matters.

                      (l) There is no unsatisfied liability to capital transfer tax or inheritance tax attached or attributable to any of the UK Contributed Assets and none of the UK Contributed Assets are, or are likely to be, subject to an Inland Revenue charge as mentioned in Section 237 of the Inheritance Tax Act 1984; and

                      (m) No person is liable to capital transfer tax or inheritance tax attributable to the value of any of the UK Contributed Assets in consequence no person has the power under Section 212 of the Inheritance Tax Act 1984 to raise the amount of such tax by the sale or mortgage of or by a charge on any of the UK Contributed Assets.

               2.15 Intellectual Property.

                      (a) The Contributed Companies and, insofar as it relates to the Group Business, the Contributing Companies own, or have the right to use, sell or license such Intellectual Property Rights as are necessary or required for the Conduct of the Group Business (such Intellectual Property Rights being hereinafter collectively referred to as the "SCO IP Rights") and such ownership or rights to use, sell or license are reasonably sufficient for the Conduct of the Group Business, except for any failure to own or have the right to use, sell or license that would not have a Material Adverse Effect on the Group Business.

                      (b) All SCO IP Rights are owned free and clear of any Encumbrances (other than Group Permitted Encumbrances).

                      (c) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a material breach of any material instrument or material agreement in respect of any SCO IP Rights licensed by or to any Contributing Company or Contributed Company (the "SCO IP Rights Agreements"), will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any SCO IP Right or materially impair the right of Newco to use, sell or license any SCO IP Right or portion thereof (except where such breach, forfeiture, termination or impairment would not have a Material Adverse Effect on the Group Business).

                      (d) There are no royalties, honoraria, fees or other payments payable by any member of the Contributed Company Group or any Contributing Company to any person by reason of the ownership, use, license, purchase, sale or disposition or acquisition of any of the SCO IP Rights in an amount exceeding $100,000 in any one year.

                      (e) To SCO's Knowledge, no third party is infringing or misappropriating any of the SCO IP Rights.

                      (f) To SCO's Knowledge, (i) neither the manufacture, marketing, license, sale or intended use of any Group Product violates any license or agreement relating thereto or infringes any Intellectual Property Right of any other party, (ii) there is no pending or threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any SCO IP Right, and (iii) no third party has notified the Contributing Companies or the Contributed Company Group that any SCO IP Right, or the proposed use, sale, license or disposition thereof, conflicts or will conflict with the rights of any other party, nor is there any basis therefor, except for any violations, infringements, claims or litigation that would not have a Material Adverse Effect on the Group Business.

                      (g) The Contributing Companies and the Contributed Company Group have taken reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all material trade secrets or other confidential information constituting SCO IP Rights. To SCO's Knowledge, no current or prior officers, employees or consultants of the Contributing Companies or the Contributed Company Group claim an ownership interest in or have a lien on any SCO IP Rights or any form of compensation out of the ordinary course of business as a result of having been involved in the development of such property while so employed, or retained, or otherwise. To SCO's Knowledge, all development employees of the SCO IP Rights, and all other officers, employees and consultants of the Contributed Company Group have executed and delivered an agreement regarding the protection of proprietary information and the assignment to his/her employer or principal of the SCO IP Rights arising from the services performed by such persons, except where this absence of such agreement would not have a Material Adverse Effect on the Group Business.

                      (h) Section 2.15(h) of the SCO Disclosure Letter lists each license, sublicense, agreement or other permission pursuant to which SCO or the Contributed Business Group is entitled to use third party IP Rights (excluding shrink wrap licenses to commercially available software sold at retail) as of the date hereof, the absence of which would have a Material Adverse Effect on the Group Business that a third party owns and that SCO or the Contributed Business Group uses pursuant to a license, sublicense, agreement or other permission, and describes and identifies such license, sublicense, agreement or other permission (excluding shrink wrap licenses to commercially available software sold at retail). Such license, sublicense, agreement or permission covering the item is legal, valid, binding, enforceable and in full force and effect and will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms to Newco's benefit immediately following the Effective Time, except where it would not have a Material Adverse Effect on Newco, and such license, sublicense, agreement or permission does not restrict the ability to market any material Group Product in any material jurisdiction or with respect to any material market or industry, and neither SCO nor the Contributed Company Group is in breach or default of any such license, sublicense, agreement or permission in a manner which would have a Material Adverse Effect on the Group Business. No person other than the Contributing Companies holds any license or other right to manufacture, modify, or create derivative works of any of the Group Products, other than OEM agreements that would not have a Material Adverse Effect on the Group Business. No person (other than Newco) will be or become entitled to receive a copy of source code of any software included among the Group Assets as a result of this Agreement, any Ancillary Agreement or any other agreement or transaction contemplated by this Agreement. Except as disclosed in Section 2.15(h) of the SCO Disclosure Letter, to SCO's Knowledge, no person holds or has been granted access to any copy of source code of any software included among the Group Assets unless such person has agreed in writing (i) to hold such source code in confidence and take reasonable steps to preserve the secrecy of such source code, and (ii) not to use such source code for any purpose except (A) to support such person's internal use of such source code or (B) to modify such source code solely for the purpose of internally using such modifications. None of SCO or the Contributed Companies have knowingly taken or knowingly failed to take any action that, directly or indirectly, has caused any Intellectual Property Rights in source code of material Group Products to enter the public domain, such as would have a Material Adverse Effect on the Group Business.

               2.16 Fees and Expenses. Except for the fees and expenses set forth in SCO's engagement letter with Chase HQ, a copy of which has been provided to Caldera, no member of the Contributed Company Group and none of the Contributing Companies has paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

               2.17 Insurance. The members of the Contributed Company Group maintain fire and casualty, general liability, business interruption, directors and officers, product liability and sprinkler and water damage insurance that they believe to be reasonable for its respective businesses.

               2.18 Ownership of Property. Except for Group Permitted Encumbrances, the Contributed Company Group and the Contributing Companies own, or at the Effective Time will own, the Contributed Company Assets, free and clear of all Encumbrances. All real and personal property included in the Group Assets is in good working condition and suitable for its intended use, subject to ordinary wear and tear. To SCO's Knowledge, no member of the Contributed Company Group is in violation in any material respect with any zoning, building or safety ordinance, regulation or requirement or other law or regulation applicable to the operation of its respective owned or leased properties.

               2.19 Environmental Matters.

                      (a) During the period that the Contributed Companies and the Contributing Companies (with respect to the Group Assets or any real estate leased thereunder) have leased or owned its respective properties or owned or operated its respective facilities, there have been, to SCO's Knowledge, no disposals, releases or threatened releases of Hazardous Materials on, from, under or about such properties or facilities which would cause a Material Adverse Effect on Newco. To SCO's Knowledge there is no presence, disposals, releases or threatened releases of Hazardous Materials on, from, under or about any of such properties or facilities, which may have occurred prior to said Member of the Contributed Company Group or the Contributing Companies (with respect to the Group Assets or any real estate leased thereunder) having taken possession of any of such properties or facilities, where such Hazardous Materials would cause a Material Adverse Effect on Newco.

                      (b) None of the properties or facilities which are Group Assets is or has been the subject of an Environmental Violation, which would cause a Material Adverse Effect on Newco. During the time that a Member of the Contributed Company Group or the Contributing Companies (with respect to the Group Assets or any real estate leased thereunder) owned or leased its respective properties and facilities, none of said companies and, to SCO's Knowledge, no third party, used, generated, manufactured or stored on, under or about such properties or facilities or transported to or from such properties or facilities any Hazardous Materials (except those Hazardous Materials associated with general office use or janitorial supplies) in a manner which would result in a Material Adverse Effect on Newco.

                      (c) During the time that any member of the Contributed Company Group and the Contributing Companies (with respect to the Group Assets or any real estate leased thereunder) owned or leased its respective properties and facilities, to SCO's Knowledge, there has been no litigation brought or threatened against any such Company, or any settlement reached by any such Company with, any party or parties concerning the presence, disposal, release or threatened release of any Hazardous Materials on, from or under any of such properties or facilities or relating to any alleged Environmental Violation, except for litigation or settlement which would not have a Material Adverse Effect on Newco.

               2.20 Interested Party Transactions. Except as disclosed in the SCO SEC Documents, no officer or director of a Contributing Company, or any "affiliate" or "associate" (as those terms are defined in Rule 405 promulgated under the Securities Act) of a Contributing Company has, either directly or indirectly, a material interest in: (i) any person or entity which purchases from or sells, licenses or furnishes to the Contributed Company Group in connection with the Group Business, any goods, property, technology or intellectual or other property rights or services; or (ii) any Contributed Contract; which, in the case of either subpart (i) or (ii) would have a Material Adverse Effect on the Group Business.

               2.21 Fairness Opinion. SCO's Board of Directors has received an opinion dated as of the date hereof from Chase HQ to the effect that, as of the date hereof, the terms of the transactions contemplated by this Agreement and the Ancillary Agreements are fair to SCO from a financial point of view.

               2.22 Title to and Condition and Sufficiency of Group Assets. A member of the Contributed Company Group and/or a Contributing Company owns or at the Closing will own the Group Assets and have good and marketable title thereto, free and clear of all Encumbrances whatsoever, other than the Group Permitted Encumbrances. The Group Assets transferred to Newco constitute all assets, properties, rights, contracts and Intellectual Property Rights that are necessary or required for the Conduct of the Group Business as currently conducted, without (i) the need to purchase, license or acquire any other material asset or property; (ii) violating any contractual rights of any third party; or (iii) infringing, misappropriating or misusing any software or Intellectual Property Rights of any third party, except for such assets, properties, rights, contracts, software and Intellectual Property Rights, the absence of which, individually or in the aggregate, would not have a Material Adverse Effect on the Group Business. Title to all Group Assets is freely transferable to and, with respect to the Contributed Assets and Contributed Stock, will be transferred to Newco free and clear of all Encumbrances, other than Group Permitted Encumbrances. Such transfer of the Contributed Assets and Contributed Stock can occur without obtaining the consent or approval of any person, except where the failure to transfer the Group Asset would not have a Material Adverse Effect on Newco. At the Closing, the Contributing Companies will contribute, transfer and deliver to Newco all right, title and interest in and to all Contributed Assets and Contributed Stock, free and clear of all Encumbrances, other than Group Permitted Encumbrances.

               2.23 No Restrictive Agreements. Other than this Agreement and the Ancillary Agreements, neither any Member of the Contributed Company Group nor SCO nor any of the Group Assets is bound, or materially and adversely affected by, any judgment, injunction, order, decree, contract, covenant or agreement (noncompete or otherwise) that restricts or prohibits (or purports to restrict or prohibit) the Conduct of the Group Business or from competing for the sale of the Group Products anywhere in the world (including without limitation any contracts, covenants or agreements restricting the geographic area in which the Group Business may sell, license, market, distribute or support any Group Products) or restricting the markets, customers or industries that Newco may address after the Closing in the Conduct of the Group Business (collectively, "Group Restrictive Agreements"), in a manner, in any of the foregoing cases, which will have a Material Adverse Effect on Newco.

               2.24 Supplier and Customer Relationships. To SCO's Knowledge, (i) the Contributed Company Group has good commercial working relationships with the customers for the Group Business, and (ii) since January 1, 2000 no customer of, or supplier to the Group Business has cancelled or otherwise terminated any material relationship concerning the Group Business with the Contributed Company Group or SCO (with respect to the Group), or materially decreased or limited its purchases or provision of materials supplied to the Group Business or under any Material Contributed Contract from the corresponding period in 1999, where any of the foregoing actions would cause a Material Adverse Effect on the Group Business, and to SCO's Knowledge, no such customer or supplier has threatened to take any such action.

               2.25 Product and Inventory Status.

                      (a) Product Quality, Warranty Claims. All Group Products manufactured, sold, licensed, leased or delivered in connection with the Group Business conform in all material respects to applicable contractual commitments, express and implied warranties, and, to SCO's Knowledge, there is no material Liability (nor any basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand giving rise to any material Liability) for replacement or repair thereof or other damages in connection therewith, except for such conformance as would not have a Material Adverse Effect on Newco.

                      (b) Inventory. To SCO's Knowledge, its inventories recorded on the 2000 Group Balance Sheet consist primarily of materials used in operating system software products, related supplies and packaging materials, all of which are merchantable, fit for the purpose for which they were procured or manufactured, and are in a condition and quantity usable in the ordinary course of business and to SCO's Knowledge, none of these inventories are obsolete, damaged or defective, except in each case where the failure of these inventories to be so would not have a Material Adverse Effect on Newco or where a sufficient provision with respect to the possibility of such failure is included in the 2000 Group Balance Sheet.

               2.26 Affirmative Vote.

               The affirmative vote of a majority of the votes that holders of the outstanding shares of SCO's common stock are entitled to vote with respect to the SCO Transaction is the only vote of the holders of any class or series of SCO's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

               2.27 State Takeover Statutes.

               To SCO's knowledge, no state takeover statute or similar statute or regulation applies to or purports to apply to the SCO Transaction, the Agreement, the Ancillary Agreements, or the transactions contemplated hereby and thereby.

               2.28 Competition and Fair Trading Laws. No Contributed Company or, in relation to the Group Business, Contributing Company is a party to (or concerned in) any agreement, arrangement, concerted practice or course of conduct which: (i) is registrable under applicable laws in any relevant jurisdictions; or (ii) contravenes any such laws; or (iii) falls within Article 81 and/or Articles 82 of the EC Treaty; or (iv) falls within
Article 53 and/or Article 54 of the Agreement on the European Economic Area; or
(v) contravenes, or is likely to contravene, the prohibitions of the Competition Act 1998; or (vi) otherwise infringes the competition legislation or practice of any other jurisdiction.

               No Contributed Company and, in relation to the Group Business, no Contributing Company has received or is likely to receive any process, notice or other communication (formal or informal) by or on behalf of the Commission of the European Communities, the EFTA Surveillance Authority or any other authority having jurisdiction in competition matters in relation to any aspect of the Group Business or any agreement, arrangement, concerted practice or course of conduct to which any of them is, or is alleged to be, a party in relation to the Group Business.

               No Contributed Company and, in relation to the Group Business, no Contributing Company is subject to any order or judgment given by any court or governmental or regulatory authority, or party to any undertaking or assurance given to any such court or authority, in relation to competition matters which is still in force.

               2.29 Grants. None of the Contributed Companies have taken any action, agreed to take any action or failed to take any action as a result of which any investment or other grant paid for use in the Contributed Companies is liable to be refunded in whole or in part (whether as a result of the transaction contemplated by this Agreement or the Ancillary Agreements).


        3. Representations and Warranties of Caldera and Newco.

               Except as set forth in the respectively referenced provisions of the Caldera Disclosure Letter, delivered by Caldera on behalf of Caldera and each Caldera Subsidiary (collectively, the "Caldera Group"), to SCO concurrently herewith and certified by an officer of Caldera, on behalf of the Caldera Group, respectively, to be true, accurate and complete to the best of his knowledge (the "Caldera Disclosure Letter"), Caldera, on behalf of the Caldera Group, hereby represents and warrants to SCO that as of the date hereof:

               3.1 Organization; Good Standing; Qualification and Power. The Caldera Subsidiaries are all of the subsidiaries of Caldera or any of its direct or indirect subsidiaries. Caldera and each of the Caldera Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, has all requisite corporate power and authority to own, lease and operate any and all of the Caldera Assets held by such company and for the Conduct of the Caldera Business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not have a Material Adverse Effect on Caldera. Caldera has delivered to SCO or its counsel complete and correct copies of the Certificate of Incorporation and Bylaws of Caldera as amended to the date hereof and will deliver to SCO or its counsel prior to the Effective Time the equivalent charter documents of Caldera and each of its Subsidiaries as amended to the Closing. Except for the Caldera

Subsidiaries, neither Caldera nor any of the Caldera Subsidiaries owns, directly or indirectly, any capital stock or other equity interest of any corporation or has any direct or indirect equity or ownership interest in any other business, whether organized as a corporation, partnership, joint venture or otherwise.

               3.2 Capital Structure.

                      (a) Stock and Options. The authorized and issued and as of the date of July 28, 2000 the outstanding capital stock of Caldera, the Caldera Subsidiaries and Newco is set forth in Section 3.2(a) of the Caldera Disclosure Letter. Except as specified in Section 3.2(a) of the Caldera Disclosure Letter, no shares of the capital stock of Caldera or of any of the Caldera Subsidiaries are held by any of them in its treasury or reserved for issuance upon the exercise of options or warrants. All outstanding shares of the capital stock of Caldera on July 28, 2000 are set forth in Section 3.2(a) of the Caldera Disclosure Letter and are validly issued, fully paid and nonassessable free and clear of any Encumbrances and not subject to preemptive rights pursuant to any statute, pursuant to the Certificate of Incorporation or Bylaws of Caldera, or pursuant to any agreement or document to which any of them is a party or by which any of them is bound. All outstanding shares of the capital stock of each of the Caldera Subsidiaries are validly issued, fully paid and nonassessable and are owned by Caldera, or one of the Caldera Subsidiaries, free and clear of any Encumbrances. The Caldera Significant Stockholders who will execute Voting Agreements collectively own and have the right to vote shares representing approximately 70% of the capital stock of Caldera as of the date of this Agreement.

                      (b) No Other Commitments. Except as set forth in Section 3.2(b) of the Caldera Disclosure Letter, there are no options, warrants, calls, rights, commitments, conversion rights or agreements of any character to which Caldera or any of its respective direct and indirect subsidiaries, is a party or by which any of them is bound obligating them to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of its capital stock, or securities convertible into or exchangeable for shares of its capital stock, or obligating any of them to grant, extend or enter into any such option, warrant, call, right, commitment, conversion right or agreement. There is no voting trust, proxy or other agreement or understanding to which Caldera or any of its respective direct or indirect subsidiaries is a party with respect to the voting of the capital stock of any member of the Caldera Group. All shares of capital stock of any member of the Caldera Group are held free and clear of any Encumbrances.

                      (c) Registration Rights. Except as disclosed in the Caldera SEC Documents, neither Caldera nor any of its respective subsidiaries is under any obligation to register under the Securities Act any of its presently outstanding securities or any securities that may be subsequently issued which offering would have a Material Adverse Effect on Newco.

               3.3 Authority.

                      (a) Corporate Action. Subject to approval of this Agreement and the Ancillary Agreements by the stockholders of Caldera, Caldera has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements. The Board of Directors of Newco and Caldera have, as of the date of this Agreement, unanimously (i) determined that the Merger is consistent with and in furtherance of the long-term business strategy of Caldera and is fair to, and in the best interests of, Caldera and its stockholders; (ii) has approved this Agreement, the Ancillary Agreements, the Merger, the SCO Transactions and other transactions contemplated hereby and thereby; and (iii) has determined to recommend that the stockholders of Caldera approve the SCO Transaction. This Agreement and the Voting Agreements have been, and prior to the Effective Time, the other Ancillary Agreements will be, duly executed and delivered by Newco and Caldera. Subject to receiving such stockholder approval, this Agreement and the Voting Agreements are, and at the Closing the other Ancillary Agreements will be, valid and binding obligations of Newco and Caldera, enforceable against Newco and Caldera in accordance with their respective terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

                      (b) No Conflict. Neither the execution, delivery and performance of this Agreement and the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby nor compliance with the provisions hereof will (i) conflict with, or result in any violations of, or cause a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in, or the loss of any material benefit under, or result in the creation of any Encumbrance upon the any of the Caldera Assets under, any term, condition or provision of (x) the Certificate of Incorporation or Bylaws of Caldera or the equivalent organizational documents of any of the Caldera Subsidiaries or (y) any loan or credit agreement, note, bond, mortgage, indenture, lease or other material agreement, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Caldera, Caldera's property or the Caldera Assets, other than any such conflicts, violations, defaults, rights or Encumbrances which, individually or in the aggregate, would not have a Material Adverse Effect on Caldera; or (ii) require the affirmative vote of the holders of greater than a majority of the issued and outstanding capital stock of Caldera.

                      (c) Governmental Consents. Except (i) as set forth in
Section 3.3(c) of the Caldera Disclosure Letter; (ii) such filings, authorizations, orders and approvals as may be required under state takeover laws; (iii) such filings and notifications as may be necessary under the HSR Act; (iv) the filings, authorizations, orders, notifications, and approvals contemplated by this Agreement or the Ancillary Agreements; and (v) such other governmental or third party consents, filings, authorizations, orders and approvals which, if not obtained or made, would not have a Material Adverse Effect on Newco or have a material adverse effect on the ability of Caldera to consummate the transactions contemplated by this Agreement or the Ancillary Agreements, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity is required to be obtained by the Caldera Group in connection with the execution and delivery of this Agreement or the Ancillary Agreements by Caldera, Newco, and the Merger Sub or the performance by them of its respective obligations hereunder or thereunder.

               3.4 SEC Documents.

                      (a) SEC Reports. Caldera has delivered to SCO or its counsel correct and complete copies of the final version of each report, schedule, registration statement and definitive proxy statement filed by Caldera with the SEC on or after March 20, 2000 (the "Caldera SEC Documents"), which are the material documents (other than preliminary material) that Caldera was required to file with the SEC on or after March 20, 2000 with respect, in whole or in part, to Caldera or the Caldera Assets. As of their respective dates or, in the case of registration statements, their effective dates, none of the Caldera SEC Documents (including all exhibits and schedules thereto and documents incorporated by reference therein) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and there is no requirement under the Securities Act or the Exchange Act, as the case may be, to have amended any such filing. The Caldera SEC Documents complied, when filed, in all material respects with the then applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated by the SEC thereunder. Caldera has filed all documents and agreements that were required to be filed as exhibits to the Caldera SEC Documents.

                      (b) Caldera Financial Statements; Absence of Undisclosed Liabilities. The audited consolidated financial statements, dated as of and for the period ended, October 31, 1999, and the unaudited consolidated financial statements, dated as of and for the period ending April 30, 2000, of Caldera and its consolidated subsidiaries ("Caldera Financial Statements") complied as to form in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may have been indicated in the notes thereto) and fairly present (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the consolidated financial position of the Caldera Group as at the respective dates thereof and the consolidated results of its operations and cash flows for the respective periods then ended. Caldera has no liabilities or obligations of any nature (matured or unmatured, fixed or contingent) which are, individually or in the aggregate, of a nature required to be disclosed on the face of a consolidated balance sheet for Caldera and its consolidated subsidiaries prepared in accordance with GAAP and which are material to the Caldera Business, except for such liabilities or obligations as
(i) were accrued or were provided for in the consolidated balance sheet dated April 30, 2000 included in the Caldera Financial Statements as of the date thereof (the "Caldera Financial Statements Balance Sheet Date") or (ii) are of a normally recurring nature and were incurred after the Caldera Financial Statements Balance Sheet Date in the ordinary course of business consistent with past practice. All liabilities and valuation accounts established and reflected in the Caldera Financial Statements are to Caldera's Knowledge reasonably adequate. At the Caldera Financial Statements Balance Sheet Date, there were no material loss contingencies which are not adequately provided for in the Caldera Financial Statements.

               3.5 Disclosure; Information Supplied. No representation or warranty made by Caldera in this Agreement, nor any financial statement, certificate or exhibit prepared and furnished or to be prepared and furnished by Caldera or its respective representatives pursuant hereto or in connection with the transactions contemplated hereby, when taken together, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein, taken as a whole not misleading in light of the circumstances under which they were furnished. None of the information supplied or to be supplied by Caldera for inclusion or incorporation by reference in the Form S-4 and Prospectus/Proxy Statement will, at the time the information is supplied contain, after giving effect to any supplement or amendment thereto, no untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not materially misleading. The Prospectus/Proxy Statement will in all material respects comply as to form with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

               3.6 Vote Required. The affirmative vote of a majority of the shares of Caldera Common Stock that cast votes regarding the Merger and the SCO Transaction in person or by proxy at the Caldera Stockholders Meeting is the only vote of the holders of any class or series of Caldera's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

               3.7 Litigation. Except as disclosed in the Caldera SEC Documents filed prior to the date hereof, or as would not reasonably be expected to have a Material Adverse Effect on Caldera, there is no suit, action, arbitration, demand, claim or proceeding pending or, to Caldera's Knowledge, threatened against Caldera or the Caldera Assets; nor is there any judgment, decree, injunction, ruling or order of any governmental entity or arbitrator or settlement agreement outstanding against Caldera or any of the Caldera Assets. Caldera has delivered or made available to SCO or its counsel correct and complete copies of all material correspondence prepared by its counsel for Caldera's auditors in connection with the last two completed audits of Caldera's financial statements and any such correspondence since the date of the last such audit. No member of the Caldera Group is a party to any decree, order or arbitration award (or agreement entered into in any administrative, judicial or arbitration proceeding with any governmental authority) with respect to the Caldera Assets, Caldera Employees, or the Caldera Business that could reasonably be expected to have a Material Adverse Effect on Caldera. Except for violations as would not have a Material Adverse Effect on Caldera, none of the members of the Caldera Group is in violation of any decree, order or arbitration award that names such company, or any of such companies, as a party or that otherwise, to Caldera's Knowledge, involves such company or any of such company's assets, or of any law, ordinance, statute, or governmental authority to which the Caldera Assets are subject, including, without limitation, laws, rules and regulations relating to occupational health and safety, equal employment opportunities, fair employment practices, and sex, race, religious and age discrimination. There is no claim, action, suit, arbitration, mediation, investigation or other proceeding of any nature pending or, to Caldera's Knowledge, threatened, at law or in equity, by way of arbitration or before any court, governmental department, commission, board or agency that: (i) may adversely affect, contest or challenge any party's authority, right or ability to perform its obligations under this Agreement or any of the Ancillary Agreements; (ii) challenges or contests Caldera's right, title or ownership of any of the Caldera Assets or seeks to impose an Encumbrance (other than a Caldera Permitted Encumbrance) on, or a transfer of title or ownership of, any of the Caldera Assets; (iii) asserts that any action taken by any employee, consultant or contractor of Caldera in connection with the Group Business infringes or misappropriates any Intellectual Property Rights of any third party; (iv) seeks to enjoin, prevent or hinder operation of the Caldera Business or the consummation of any of the transactions contemplated by this Agreement or any of the Ancillary Agreements; (v) would impair or have an adverse affect on Newco's right or ability to use or exploit any of the Caldera Assets; or (vi) involves or relates to any potentially material claim against Caldera by any creditor of Caldera or involves any claim of fraudulent conveyance or any similar claim, except in cases (ii), (iii) and (v) where such proceeding could not reasonably be expected to have a Material Adverse Effect on Newco.

               3.8 Valid Issuance. The Newco Common Stock that is being issued hereunder in connection with the SCO Transaction, when issued and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly authorized and validly issued, fully paid, and nonassessable.

               3.9 Absence of Certain Changes or Events. Except as disclosed on
Section 3.9 of the Caldera Disclosure Letter, since the Caldera Financial Statements Balance Sheet Date there has not occurred:

                      (a) any change or event which could reasonably be expected to have a Material Adverse Effect on Caldera; provided, however, that in no event will a change in the trading price of Caldera Common Stock be deemed a Material Adverse Effect on Caldera;

                      (b) any amendments or changes in the Certificate of Incorporation or Bylaws (or equivalent governing documents in each relevant jurisdiction) of any member of the Caldera Group;

                      (c) any damage, destruction to or loss of Caldera assets not covered by insurance, which would have a Material Adverse Effect on Caldera;

                      (d) any redemption, repurchase or other acquisition of shares of any member of the Caldera Group (other than pursuant to arrangements with terminated employees or consultants in the ordinary course of business, consistent with past practice), or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock of any member of the Caldera Group or, with respect to dividends or other distributions of cash or property arising from the Caldera Business;

                      (e) any material increase in or modification of the compensation or benefits payable or to become payable by Caldera to the Caldera employees, except in the ordinary course of the business, consistent with past practice and except as necessary to respond to third party solicitation of Caldera employees;

                      (f) other than as required by applicable statute or governmental regulation, any material increase in or modification of any Caldera Group Benefit Arrangement (including, but not limited to, the granting of stock options, the acceleration of the vesting schedule in effect for any outstanding stock options, restricted stock awards or stock appreciation rights) that will become binding upon Newco upon consummation of the transactions contemplated herein, for or with respect to any of the Caldera Employees, other than (i) in the ordinary course of the business, consistent with past practice, or to respond to third party solicitation of Caldera Employees, and (ii) if occurring after the date hereof, which is authorized pursuant to Section 5.3 below;

                      (g) any sale of a material amount of the Caldera Assets, or any acquisition by any member of the Caldera Group of a material amount of assets, other than in the ordinary course of the business, consistent with past practice;

                      (h) any alteration in any term of any outstanding capital stock or rights to acquire capital stock of any member of the Caldera Group, including, but not limited to, acceleration of the vesting or any change in the terms of any outstanding stock options;

                      (i) other than in the ordinary course of business, consistent with past practice, (A) any incurrence, assumption or guarantee by any member of the Caldera Group of any debt of any person, other than any member of the Caldera Group, for borrowed money in an amount exceeding $250,000 in the aggregate; (B) issuance or sale by any member of the Caldera Group of any securities convertible into or exchangeable for its respective debt securities; or (C) issuance or sale of options or other rights to acquire from the Caldera Group, directly or indirectly, debt securities of any member of the Caldera Group, or any securities convertible into or exchangeable for any such debt securities;

                      (j) any creation or assumption by any member of the Caldera Group of any Encumbrance (other than Caldera Permitted Encumbrances) on any Caldera Asset in excess of $250,000 individually or in the aggregate, other than to refinance a liability reflected in the Caldera Financial Statements in the ordinary course of business;

                      (k) any making by any member of the Caldera Group of any loan, advance or capital contribution to or investment in any person other than to refinance a liability reflected in the Caldera Financial Statements and other than (i) loans, advances or capital contributions made in the ordinary course of the business, and (ii) other loans and advances, where the aggregate amount of all such items outstanding at any time does not exceed $250,000;

                      (l) any amendment of, relinquishment, termination or non-renewal by Caldera of any of the Caldera Contracts, other than in the ordinary course of business consistent with past practice;

                      (m) any transfer or grant of a right under the Caldera IP Rights, other than those transferred or granted in the ordinary course of business, consistent with past practice;

                      (n) any labor dispute with, or charge of unfair labor practice by, any member of the Caldera Group (other than routine individual grievances), any activity or proceeding by a labor union or representative thereof to organize any Caldera employees or, to Caldera's Knowledge, any campaign being conducted to solicit authorization from Caldera employees to be represented by such labor union, where such dispute, practice, activity, proceeding, or campaign would have a Material Adverse Effect on Caldera;

                      (o) any change to accounting methods; or

                      (p) any agreement by any member of the Caldera Group to take any of the actions described in the preceding clauses (a) through (o) (other than the transactions contemplated by this Agreement or the Ancillary Agreements).

               3.10 Taxes. The Caldera Group has properly completed and filed, or caused to be properly completed and filed, all Tax returns required to be filed by the Caldera Group and has paid, or caused to be paid, all Taxes that are shown on such Tax returns as due and payable. All Taxes of the Caldera Group for all periods through June 30, 2000, have been fully paid (except for Taxes that are adequately provided for or reflected in the Caldera Financial Statements). Since June 30, 2000, no material Tax liability has been assessed, or is, to Caldera's Knowledge, proposed to be assessed, incurred or accrued (other than liabilities for Taxes arising in the ordinary course of business) against any member of the Caldera Group. To Caldera's Knowledge, no member of the Caldera Group has received notification that any material issues have been raised (or are currently pending) by the Internal Revenue Service or any other taxing authority, including, without limitation, any sales tax authority, in connection with any of the Tax returns referred to in the first sentence of this
Section 3.10, and no unexpired waivers of statutes of limitations have been given or requested with respect to Tax returns or Taxes of any member of the Caldera Group. No taxing authority is currently conducting an audit or investigation of any of the aforesaid Tax returns or, to Caldera's Knowledge, is about to conduct such an audit with respect to such Tax returns. Any deficiencies asserted or assessments (including interest and penalties) made as a result of any examination by the Internal Revenue Service or by appropriate national, state or departmental authorities of the Tax returns with respect to SCO and any of its subsidiaries have been paid or adequately provided for in the Caldera Financial Statements, and to Caldera's Knowledge no proposed (but unassessed) additional Taxes have been asserted and no Tax liens have been filed against Caldera or any of the Caldera Assets other than for Taxes not yet due and payable. Neither Caldera, nor any member of the Caldera Group (i) has made an election to be treated as a "consenting corporation" under Section 341(f) of the Internal Revenue Code or (ii) is a "personal holding company" within the meaning of Section 542 of the Internal Revenue Code.

               3.11 Intellectual Property.

                      (a) Caldera owns, or has the right to use, sell or license such Intellectual Property Rights as are necessary or required for the Conduct of the Caldera Business (such Intellectual Property Rights being hereinafter collectively referred to as the "Caldera IP Rights") and such ownership or rights to use, sell or license are reasonably sufficient for the Conduct of the Caldera Business, except for any failure to own or have the right to use, sell or license that would not have a Material Adverse Effect on Caldera.

                      (b) All Caldera IP Rights are owned free and clear of any Encumbrances.

                      (c) To Caldera's Knowledge, (i) neither the manufacture, marketing, license, sale or intended use of any product currently licensed or sold by Caldera or any of the Caldera Subsidiaries or currently under development by Caldera or any of the Caldera Subsidiaries violates any license or agreement relating thereto or infringes any Intellectual Property Right of any other party, (ii) there is no pending or threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any Caldera IP Right and (iii) no third party has notified Caldera that any Caldera IP Right or the proposed use, sale, license or disposition thereof, conflicts or will conflict with the rights of any other party, nor is there any basis therefor except for any violations, infringements, claims or litigation that would not have a Material Adverse Effect on Caldera.

               3.12 Fees and Expenses. Except for the fees and expenses set forth in Caldera's engagement letter with Broadview, a copy of which has been provided to SCO, neither Caldera, Newco nor any of the Caldera Subsidiaries has paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

               3.13 Environmental Matters.

                      (a) During the period that Caldera has leased or owned its respective properties or owned or operated its respective facilities, there have been, to Caldera's Knowledge, no disposals, releases or threatened releases of Hazardous Materials on, from, under or about such properties or facilities which would cause a Material Adverse Effect on Newco. To Caldera's Knowledge there is no presence, disposals, releases or threatened releases of Hazardous Materials on, from, under or about any of such properties or facilities, which may have occurred prior to Caldera having taken possession of any of such properties or facilities where such Hazardous Materials would cause a Material Adverse Effect on Newco.

                      (b) None of the properties or facilities of Caldera is or has been the subject of an Environmental Damage, which would cause a Material Adverse Effect on Newco. During the time that Caldera has owned or leased its respective properties and facilities, none of Caldera nor, to Caldera's Knowledge, any third party, has used, generated, manufactured or stored on, under or about such properties or facilities or transported to or from such properties or facilities any Hazardous Materials (except those Hazardous Materials associated with general office use or janitorial supplies) in a manner which would result in a Material Adverse Effect on Newco.

                      (c) During the time that any members of the Caldera Group have owned or leased its respective properties and facilities, to Caldera's Knowledge, there has been no litigation brought or threatened against any of them by, or any settlement reached by any of them with, any party or parties concerning the presence, disposal, release or threatened release of any Hazardous Materials on, from or under any of such properties or facilities or relating to any alleged Environmental Violation, except for litigation or settlement which would not have a Material Adverse Effect on Newco.

               3.14 Fairness Opinion. Caldera's Board of Directors has received an opinion dated as of the date hereof from Broadview to the effect that, as of the date hereof, the Caldera Ratio is fair to Caldera from a financial point of view.

               3.15 Tax Representations. Caldera, Newco and the Caldera Significant Stockholders are aware of no plan or intention by Caldera or Newco or any corporation related to Caldera immediately after the Effective Time to repurchase any Newco capital stock issued pursuant to this Agreement from any person or entity that is or will become a Newco stockholder by reason of the transactions contemplated by this Agreement. Caldera has not redeemed any shares of its capital stock or paid any extraordinary dividend in contemplation of the Merger.

        4. SCO Covenants.

               4.1 Advice of Changes.

               During the period from the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, SCO will promptly advise Caldera in writing, (i) of any event occurring subsequent to the date hereof that would reasonably be likely to render any representation or warranty contained in Section 2 of this Agreement, if made on or as of the date of such event or the Effective Time, untrue or inaccurate,
(ii) of any event that would reasonably be likely to have a Material Adverse Effect on the Group Business, and (iii) of any material breach by SCO of any covenant or agreement contained in this Agreement; provided, however, that the delivery of, or failure to deliver, any notice pursuant to this Section 4.1 shall not limit or otherwise affect the remedies available hereunder. Prior to the Effective Date, the SCO Board of Directors shall take all requisite action under each of the SCO stock plans to preclude the accelerated vesting of any outstanding SCO Options or unvested shares of SCO Common Stock for all Designated Employees; provided, however that such actions shall not be required with respect to SCO Options granted to Employees whose options are subject to acceleration pursuant to existing severance or change of control agreements.

               4.2 Maintenance of Business. During the period from the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Contributed Company Group and the Contributing Companies will use reasonable efforts to carry on and preserve the Group Business and relationships with customers, suppliers, employees and others related to Group Business in substantially the same manner as it has prior to the date hereof.

               4.3 Conduct of Business. During the period from the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Contributed Company Group and SCO will continue to conduct the Group Business and maintain business relationships related to the Group Business in the ordinary and usual course consistent with past practice and, except as otherwise disclosed herein or in the SCO Disclosure Letter, they will not, without the prior written consent of Caldera, which consent shall not be unreasonably withheld, take any of the following actions where it would cause a Material Adverse Effect on the Group Business:

                      (a) cause any of the Contributed Companies to borrow any money except for amounts that are not in the aggregate material to the financial condition of the Group Business, taken as a whole;

                      (b) cause any of the Group Assets to become subject to any Encumbrance, except for Group Permitted Encumbrances;

                      (c) dispose of any of Group Assets except immaterial amounts of Group Assets in the ordinary course of business, consistent with past practice;

                      (d) grant any exclusive license to any of the SCO IP Rights or grant any other license to SCO IP Rights except in the ordinary course of business, consistent with past practice;

                      (e) materially amend or terminate any of the Material Contributed Contracts;

                      (f) cause any of the Contributed Companies to declare, set aside or pay any cash or stock dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any of its capital stock;

                      (g) permit any of the Contributed Companies to issue or allot or agree to issue or allot capital stock, shares or loan capital;

                      (h) cause any of the Contributed Companies to make any loans or grant any guarantees, except (A) advances that are not material in amount or (B) loans pursuant to any Section 401(a) Plan;

                      (i) waive or release any material claim against a third party;

                      (j) cause any member of the Contributed Company Group to merge, consolidate or reorganize with or acquire any entity that is not a member of the Contributed Company Group, except as set forth in the SCO Disclosure Letter and except as otherwise set forth in the last sentence of Section 4.14(a) or Section 1.4(a) hereof;

                      (k) amend the Certificate of Incorporation or Bylaws (or equivalent governing documents in each relevant jurisdiction) of any of the Contributed Companies;

                      (l) implement any layoffs or reductions in the work force;

                      (m) fail to pay or withhold any material Tax related to the Group Business when due to be paid or withheld;

                      (n) change accounting methods;

                      (o) agree to take, or permit any of its subsidiaries to take or agree to take, or enter into negotiations with respect to, any of the actions described in the preceding clauses in this Section 4.3.

               Notwithstanding the foregoing, nothing in this Section 4.3 hereof shall restrict or limit the conduct of any business of SCO or its direct or indirect subsidiaries other than the Group Business and other than with respect to the Group Assets and nothing herein shall restrict or limit the conduct of any business of the Contributed Company Group or with respect to the Group Assets other than as set forth in this Section 4.3.

               4.4 SCO Corporate Approvals. SCO will call the SCO Stockholders Meeting to be held within 40 days after the Form S-4 shall have been declared effective by the SEC, to submit the SCO Transaction and related matters for the consideration and approval of the SCO stockholders. Subject to Section 8.1(i) and (j), the Prospectus/Proxy Statement will include a statement to the effect that SCO's Board of Directors is recommending that SCO stockholders vote in favor of the SCO Transaction. The Board of Directors of SCO shall submit this Agreement and the SCO Transaction to SCO's stockholders whether or not at any time subsequent to the date hereof such Board determines that it can no longer make such recommendation. Such meeting will be called, held and conducted, and any proxies will be solicited, in compliance with applicable law. SCO agrees to vote in favor of the contribution to Newco of the Contributed Stock and Contributing Assets at each meeting of stockholders, or written consent in lieu thereof, of the Contributing Companies. Without limiting the foregoing, SCO shall vote in favor of the SCO Transaction at each and every stockholders meeting, or with respect to any written consent in lieu thereof, at which any proposal regarding any such transactions, including the contribution and transfer of the Contributed Stock and Contributed Assets, is considered. The Boards of Directors of each the Contributing Companies (including SCO) and the Contributed Company Group have approved the SCO Transaction and this Agreement.

               4.5 Letter of SCO's Accountants. SCO shall use its reasonable best efforts to cause to be delivered to Caldera a letter of PriceWaterhouseCoopers LLP, dated a date within two business days before the date on which the Form S-4 shall become effective and addressed to Caldera, in form and substance reasonably satisfactory to Caldera and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

               4.6 Prospectus/Proxy Statement. SCO will mail to its stockholders in a timely manner, for the purpose of considering and voting upon the SCO Transaction at the SCO Stockholders Meeting, the Prospectus/Proxy Statement. SCO, Caldera and Newco will prepare and file the Prospectus/Proxy Statement with the SEC as promptly as practicable, and each will use its respective best reasonable efforts to cause the Form S-4 to become effective as soon after such filing as practicable. In this regard, SCO, Caldera and Newco will advise each other promptly as to the time at which the Form S-4 becomes effective and of the issuance by the SEC of any stop order suspending the effectiveness of the Form S-4 or the initiation of any proceedings for such purpose and each will use its respective reasonable best efforts to prevent the issuance of any stop order and to obtain as soon as possible the lifting thereof, if issued. Until the Effective Time, SCO will advise Caldera and Newco promptly of any requirement of the SEC for any amendment or supplement of the Form S-4 or for additional information, and will not at any time file any amendment of or supplement to the prospectus contained therein (or to the prospectus filed pursuant to Rule 424(b) of the SEC) (the "Prospectus") which shall not have been previously submitted to Caldera in reasonable time prior to the proposed filing thereof or to which Caldera shall reasonably object or which is not in compliance in all material respects with the Securities Act and the rules and regulations issued by the SEC thereunder. None of the information relating to SCO (or, to SCO's Knowledge, any other person, contained in any document, certificate or other writing furnished or to be furnished by SCO) included in (i) the Prospectus/Proxy Statement at the time the Prospectus/Proxy Statement is mailed, at the time of the SCO Stockholders Meeting or at the Effective Time, as then amended or supplemented, or (ii) the Form S-4 at the time the Form S-4 becomes effective or at the Effective Time, as then amended or supplemented, will contain any untrue statement of a material fact or will omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading or necessary to correct any statement which has become false or misleading in any earlier communication. From and after the date the Form S-4 becomes effective and until the Effective Time, if any event known to SCO occurs as a result of which the Prospectus/Proxy Statement or Form S-4 would include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or if it is necessary at any time to amend the Form S-4 or the Prospectus/Proxy Statement to comply with the Securities Act, SCO will promptly notify Caldera and Newco and an amended or supplemented Form S-4 or Prospectus/Proxy Statement will be prepared by SCO, Caldera and Newco which will correct such statement or omission and will use its reasonable best efforts to cause any such amendment to become effective as promptly as possible. The Prospectus/ Proxy Statement, as it relates to SCO and information relating to the Group Business, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder in effect at the time the Prospectus/Proxy Statement is mailed.

               4.7 Regulatory Approvals. As promptly as reasonably practicable, SCO will itself, and will cause each member of the Contributed Company Group, to execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, provincial, local or foreign, which may be reasonably required, or which Caldera or Newco may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement. SCO will itself, and will cause each member of the Contributed Company Group, to use its reasonable efforts to promptly obtain all such authorizations, approvals and consents and will cooperate fully with the other parties in promptly seeking to obtain such authorizations, approvals and consents.

               4.8 Necessary Consents. SCO will itself, and will cause each Contributing Company and each member of the Contributed Company Group to, use its reasonable efforts to obtain the consents required in connection with the Material Contributed Contracts, and to take such other actions as may be necessary or appropriate for the consummation of the transactions contemplated hereby and to allow Newco to Conduct the Group Business after the Effective Time.

               4.9 Access to Information. From the date hereof until the Effective Time, SCO will itself, and will cause the Contributed Company Group, to allow Caldera and its agents reasonable access to the files, books, records, technology and offices of SCO and the Contributed Company Group reasonably requested by Caldera, but only to the extent necessary and relating to the Group Business, including, without limitation, any and all information relating to Contributed Company Group's Taxes, commitments, contracts, leases, licenses and real, personal, intellectual and intangible property and financial condition. SCO shall use its reasonable efforts to cause its accountants to cooperate with Caldera and its agents in making available to Caldera all financial information reasonably requested, including, without limitation, the right to examine all working papers pertaining to all Tax returns and financial statements prepared or audited by such accountants. No information or knowledge obtained by any party hereto in any investigation pursuant to this Section 4.9 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger and the SCO Transaction. All information obtained by Caldera and its agents pursuant to this Section 4.9 shall be kept confidential in accordance with the confidentiality agreement, between Caldera and SCO (the "Nondisclosure Agreement").

               4.10 Satisfaction of Conditions Precedent. SCO will itself, and will cause the Contributing Companies and the Contributed Company Group, to use reasonable efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Section 8 and to cause the Merger, the SCO Transaction and the other transactions contemplated by this Agreement to be consummated. Without limiting the foregoing, in connection with the agreements to be reached by the parties subsequent to the date hereof and prior to the Effective Time, the parties agree to negotiate in good faith to reach agreement on all matters to be included in such agreements promptly after the signing of this Agreement.

               4.11 Voting Agreement. SCO will use its reasonable best efforts to obtain Voting Agreements in the form attached as Exhibit 4.11A (the "Voting Agreement"), executed by the SCO affiliates listed on Exhibit 4.11B.

               4.12 Sales Representative and Support Agreement. The Sales Representative and Support Agreement in the form attached as Exhibit 4.12 (the "Sales Representative and Support Agreement") shall be executed as of the Effective Time.

               4.13 Stockholders Agreement. The Stockholders Agreement in the form attached as Exhibit 4.13 (the "Stockholders Agreement") shall be executed as of the Effective Time.

               4.14 No Other Negotiations.

                      (a) SCO shall, and shall cause each Contributing Company and each member of the Contributed Company Group and their respective officers, directors or employees and any investment bankers, attorneys or other advisors and representatives retained by any of them to, cease any and all existing activities, discussions and negotiations with any parties conducted heretofore with respect to any SCO Alternative Proposal (as defined below). From and after the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, SCO shall not authorize or permit any Contributing Company or any member of the Contributed Company Group (or any of their respective officers, directors or employees or any investment bankers, attorneys or other advisors or representatives retained by any of them), directly or indirectly, (i) to solicit, initiate or encourage the submission of any SCO Alternative Proposal, (ii) to engage in discussions or negotiations regarding, provide non-public information with respect to, or to take any other action intended, designed or reasonably likely to facilitate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any SCO Alternative Proposal, (iii) to enter into any letter of intent, agreement in principle, agreement involving a business combination or other similar agreement with any person with respect to any SCO Alternative Proposal, or (iv) to make or authorize any statement, recommendation or solicitation in support of any SCO Alternative Proposal. For purposes of this Agreement, "SCO Alternative Proposal" means any proposal or offer from any person or "group" (as defined under Section 13(d) of the

Exchange Act and the rules and regulations thereunder) for any direct or indirect (a) acquisition, purchase, sale or other disposition of a material amount of the Group Assets (other than in the ordinary course and disposal of worn or obsolete items consistent with past practice), (b) acquisition, purchase, sale or other disposition of any of the outstanding voting securities of any member of the Contributed Company Group (other than pursuant to the exercise of outstanding stock options), or (c) merger, consolidation, business combination, sale of any of the assets, recapitalization, liquidation, dissolution or similar transaction involving any member of the Contributed Company Group, other than the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, other than actions relating to the Contributed Company Group, the Group Assets or the Group Business, SCO shall not be restricted or limited in any way from entering into discussions, negotiations or agreements of any kind or from taking any other actions of any kind, including, without limitation, transactions relating to the sale of any of its or its direct or indirect subsidiaries (other than any member(s) of the Contributed Company Group), equity securities (other than the Contributed Stock), or assets (other than Group Assets), or the merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Retained SCO Business.

                      (b) Notwithstanding Section 4.14(a), prior to obtaining the approval of the stockholders of SCO of this Agreement and the SCO Transaction by the requisite vote under applicable law (the "SCO Stockholder Approval"), SCO may in response to an unsolicited bona fide SCO Alternative Proposal, participate in discussions or negotiations with, furnish information to a third party making such proposal (provided that SCO shall have entered into a confidentiality agreement with such third party with terms no less favorable than in the letter with Caldera), make or authorize a statement or recommendation in support of such proposal, if all of the following events shall have occurred: (i) such third party has made a bona fide written offer or proposal to the Board of Directors of SCO to consummate a SCO Alternative Proposal which offer or proposal identifies a price or range of values to be paid for the outstanding securities or assets of SCO, the Contributing Companies or the Contributed Company Group, (ii) if consummated, based on the written advice of investment bankers of nationally recognized reputation, such Board of Directors has determined that it is financially more favorable to the stockholders of SCO than the terms of the transactions contemplated by this Agreement, (iii) such Board of Directors has determined, after consultation with investment bankers of nationally recognized reputation, that such third party is financially capable of consummating such SCO Alternative Proposal (if the SCO Alternative Proposal is for cash); (iv) such Board of Directors has determined, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the fiduciary duties of the Board of Directors to SCO stockholders under applicable law; and (v) Caldera shall have been notified by SCO in writing of such SCO Alternative Proposal, including its principal financial and other material terms and conditions, including the identity of the person making such proposal (it being understood that any amendment to the price exchange ratio, identity or principal financial or other material terms shall require an additional notice).

                      (c) In addition to the obligations set forth in Section 4.14(a), SCO, as promptly as practicable, shall advise Caldera orally and in writing of any request for non-public information which SCO reasonably believes could lead to a SCO Alternative Proposal, or of any


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

SCO Alternative Proposal, the principal financial and other material terms and conditions of such SCO Alternative Proposal, and the identity of the person making any such request or SCO Alternative Proposal. SCO will keep Caldera informed in all material respects of the status and details (including material amendments) of any such SCO Alternative Proposal.

               4.15 Books and Records. If, in order to properly prepare documents required to be filed with governmental authorities (including taxing authorities) or its financial statements, it is necessary that any party hereto be furnished with additional information relating to the Group Assets or any member of the Contributed Company Group, and such information is in the possession of a Contributing Company, then SCO, for itself and the other Contributing Companies, agree to use its good faith efforts to promptly furnish such information to the party needing such information. This Section 4.15 shall survive Closing for two years except for records relating to preparation or audit of tax returns, for which this Section 4.15 will survive until the expiration of the applicable Tax statute of limitations.

               4.16 [Intentionally Omitted.].

               4.17 Modification of Joint Contributed Agreements and Shared Contributed Assets. SCO will provide to Caldera a list of the Contributed Contracts and the contracts to which the Contributed Companies are a party which create rights or obligations of both the Group Business and the SCO Retained Business (the "Joint Contributed Agreements"). As soon as feasible after the date hereof, SCO and Caldera will negotiate to agree upon a mutually acceptable arrangement between SCO and Newco and, if required, other parties with respect to the treatment of such contracts. SCO will provide a list of the Contributed Assets which would be impracticable to operate separately by either SCO or Caldera (the "Shared Contributed Assets"). As soon as feasible after the date hereof, SCO and Caldera will negotiate to agree upon a mutually acceptable arrangement, which shall allocate costs in proportion to the benefits received, between SCO and Newco with respect to such Shared Contributed Contracts.

               4.18 Key Employee Employment Agreements. SCO will use its best efforts to cause (without having to incur any cost) each of the Key Employees listed on Exhibit 4.18A to execute employment agreements which reflect the terms set forth in the Key Employee Term Sheet, a form of which is attached hereto as
Exhibit 4.18B.

               4.19 SCO IP Rights. As soon as feasible after the date hereof SCO and Caldera shall confirm whether the Intellectual Property Rights and Intangible Assets required for the production, development, marketing and support of the Group Products are included in the Intellectual Property Rights included in the Group Assets duly transferred to Newco pursuant hereto. If additional items not so transferred are discovered, then the Group Assets shall be expanded to include, and there shall be duly assigned to Newco by the appropriate Contributing Company, all such additional Intellectual Property Rights and Intangible Assets required for the production of the Group Products. If the Intellectual Property Rights and Intangible Assets included or added to the Group Assets are also required for the production of the products produced by SCO and its subsidiaries (other than the Group Products) then Newco (or its subsidiary, which receives said Intellectual Property Rights and Intangible Assets constituting Group Assets) shall provide SCO, or its designated subsidiary, with a fully paid, non-exclusive, perpetual, irrevocable license to use such Intellectual Property Rights and Intangible Assets for


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

the purpose of producing such other products. SCO agrees that if Caldera determines, in its sole judgment to register the copyrights assigned to it pursuant to the Copyright Assignments, then SCO shall take all reasonable actions to assist Caldera to register such copyrights.

               4.20 Directors' and Officers' Liability Insurance. SCO shall use its commercially reasonable efforts to maintain directors' and officers' liability insurance as SCO shall have in effect from time to time, covering the acts or omissions on or before the Effective Time of those Employees who are or have been directors and officers of SCO or its subsidiaries and who become employees of Newco as of the Effective Time. SCO will not voluntarily seek to increase the deductible nor decrease the limits under such insurance, provided however such action shall be governed by the insurance marketplace on commercially reasonable and available terms, and SCO will endeavor to give written notice to Caldera prior to any cancellation or non-renewal of the SCO coverage.

               4.21 Closing Group Account. SCO shall deliver to Newco the assets and liabilities section of a balance sheet of the Group Business as of the Closing Date (the "Closing Group Account") within thirty days following the Closing Date. Newco shall cooperate by providing access to data and personnel, as reasonably required by SCO to prepare the Closing Group Account. The Closing Group Account shall be prepared in the same manner as the 2000 Group Balance Sheet and in compliance with the representations and warranties contained in
Section 2.4(c) hereof.

               4.22 SCO Retained Business. SCO shall use its reasonable best efforts to transfer or sell all of the Excluded Assets from the Contributed Companies prior to the Effective Time or as soon as practicable thereafter; provided, however, that to the extent that any Excluded Assets pursuant to
Section 1.4(b)(ii) are included as assets on the Closing Group Account, Caldera shall pay to SCO an amount, in cash, equal to amount of such assets or transfer the assets after the Effective Time, as the parties may agree.

               4.23 Taking of Necessary Action; Further Action. If, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Caldera with full right, title and possession to the Contributed Assets and Contributed Companies, the officers and directors of SCO are fully authorized in the name SCO or otherwise to take, and will take, all such lawful and necessary and/or desirable action.

               4.24 Accounting Treatments. SCO and Caldera shall use their reasonable best efforts to gain favorable accounting treatment for the Sales Representative and Support Agreement, including, if necessary, revising the terms of such agreement set forth in Exhibit 4.12.

        5. Caldera and Newco Covenants.

               5.1 Advice of Changes.

                      (a) During the period from the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, Caldera will promptly advise SCO in writing (i) of any event occurring subsequent to the date hereof that would


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

reasonably be likely to render any representation or warranty of Caldera or Newco contained in Section 3 of this Agreement, if made on or as of the date of such event or the Effective Time, untrue or inaccurate, (ii) of any event that would reasonably be likely to have a Material Adverse Effect on Caldera, and
(iii) of any material breach by Caldera or Newco of any covenant or agreement contained in this Agreement; provided, however, that the delivery of, or failure to deliver, any notice pursuant to this Section 5.1(a) shall not limit or otherwise affect the remedies available hereunder.

                      (b) Ten days prior to the Effective Time, Caldera will deliver to SCO a certificate from Caldera's transfer agent indicating the number of shares of Common Stock outstanding at the end of business on the eleventh day preceding the Effective Time and a certificate from Caldera's Secretary indicating the number of shares of Caldera Common Stock issuable upon exercise or conversion of any outstanding options, warrants or convertible debentures outstanding on such date. Caldera will deliver to SCO by the fifteenth business day after the Effective Time a certificate from Caldera's transfer agent indicating the number of shares of Common Stock outstanding at the end of business on the day of the Closing (calculated without regard to the shares of Common Stock issued with respect to the First SCO Certificate) and a certificate from Caldera's Secretary indicating the number of shares of Caldera Common Stock issuable upon exercise or conversion of any outstanding options at the end of business on the day of the Closing.

               5.2 Maintenance of Business. During the period from the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, Caldera will use its best efforts to carry on and preserve its business and its relationships with customers, suppliers, employees and others in substantially the same manner as it has prior to the date hereof.

               5.3 Conduct of Business. During the period from the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, Caldera will continue to conduct its business and maintain its business relationships in the ordinary and usual course and consistent with past practice and, except as otherwise disclosed herein or in the Caldera Disclosure Letter, it will not, without the prior written consent of SCO, which consent shall not be unreasonably withheld or delayed, take any of the following actions where it would cause a Material Adverse Effect on Caldera:

                      (a) borrow any money except for (A) amounts that are not in the aggregate material to the financial condition of Caldera and its subsidiaries, taken as a whole or (B) pursuant to existing credit facilities;

                      (b) cause any of the material Caldera Assets to become subject to any Encumbrance, except for Caldera Permitted Encumbrances and except for Caldera Encumbrances arising under credit facilities existing as of the date hereof;

                      (c) dispose of any of Caldera Assets which are material to the Caldera Business;

                      (d) issue capital stock representing more than a 10% interest in the total outstanding securities of Caldera;

                      (e) merge, consolidate or reorganize with, or acquire any entity, except for transactions in which the aggregate consideration is below $15 million;

                      (f) amend the Certificate of Incorporation or Bylaws of Caldera or any of its subsidiaries or as otherwise expressly contemplated by this Agreement);

                      (g) agree to take, or permit any Caldera entity to take or agree to take, or enter into negotiations with respect to, any of the actions described in the preceding clauses in this Section 5.3(g).

               Notwithstanding the foregoing, nothing in this Section 5.3 shall restrict or limit the conduct of any business of Caldera or its direct or indirect subsidiaries or the use or disposition of the Caldera Assets, other than as set forth in this Section 5.3.

               5.4 Stockholder Approval. Caldera will call the Caldera Stockholders Meeting, to be held within 40 days after the Form S-4 shall have been declared effective by the SEC, to submit the Merger, the SCO Transaction and any related matters for the consideration and approval of the Caldera stockholders. The Prospectus/Proxy Statement will include a statement to the effect that Caldera's Board of Directors is recommending that Caldera stockholders vote in favor of the Merger and the SCO Transaction. Such meeting will be called, held and conducted, and any proxies will be solicited, in compliance with applicable law.

               5.5 Letter of Caldera's Accountants. Caldera shall use its reasonable best efforts to cause to be delivered to SCO a letter of Arthur Andersen LLP, dated a date within two business days before the date on which the Form S-4 shall become effective and addressed to each of the Contributing Companies, in form and substance reasonably satisfactory to SCO and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

               5.6 Prospectus/Proxy Statement. Caldera will mail to its stockholders in a timely manner, for the purpose of considering and voting upon the Merger and the SCO Transaction at the Caldera Stockholders Meeting, the Prospectus/Proxy Statement. SCO, Caldera and Newco will prepare and file the Prospectus/Proxy Statement with the SEC as promptly as practicable, and each will use its respective best reasonable efforts to cause the Form S-4 to become effective as soon after such filing as practicable. In this regard, SCO, Caldera and Newco will advise each other promptly as to the time at which the Form S-4 becomes effective and of the issuance by the SEC of any stop order suspending the effectiveness of the Form S-4 or the initiation of any proceedings for such purpose and each will use its respective reasonable best efforts to prevent the issuance of any stop order and to obtain as soon as possible the lifting thereof, if issued. Until the Effective Time, Caldera and Newco will advise SCO promptly of any requirement of the SEC for any amendment or supplement of the Form S-4 or for additional information, and will not at any time file any amendment of or supplement to the prospectus contained therein (or to the prospectus filled pursuant to Rule 424(b) of the SEC) which shall not have been previously submitted to SCO in reasonable


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

time prior to the proposed filing thereof or to which SCO shall reasonably object or which is not in compliance in all material respects with the Securities Act and the rules and regulations issued by the SEC thereunder. None of the information relating to Caldera or Newco (or, to Caldera's or Newco's knowledge, any other person, contained in any document, certificate or other writing furnished or to be furnished by Caldera) included in (i) the Prospectus/Proxy Statement by Newco and/or Caldera at the time the Prospectus/Proxy Statement is mailed, at the time of the Caldera Stockholders Meeting to vote on the Merger and the SCO Transaction or at the Effective Time, as then amended or supplemented, or (ii) the Form S-4 at the time the Form S-4 becomes effective, as then amended or supplemented, will contain any untrue statement of a material fact or will omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading or necessary to correct any statement which has become false or misleading in any earlier communication with respect to the solicitation of proxies for the Caldera Stockholder Meeting. From and after the date the Form S-4 becomes effective and until the Effective Time, if any event known to Caldera or Newco occurs as a result of which the Prospectus/Proxy Statement or Form S-4 would include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or if it is necessary at any time to amend the Form S-4 or the Prospectus/Proxy Statement to comply with the Securities Act, Caldera and Newco will promptly notify SCO and SCO, Caldera and Newco will prepare an amended or supplemented Form S-4 or Prospectus/Proxy Statement which will correct such statement or omission and will use its reasonable best efforts to cause any such amendment to become effective as promptly as possible. The Prospectus/Proxy Statement, as it relates to Caldera and Newco, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder in effect at the time the Prospectus/Proxy Statement is mailed.

               5.7 State Securities Law Compliance. Caldera and Newco shall use their respective reasonable best efforts to qualify the Newco Options to be granted upon cancellation of the Cancelled SCO Options to be assumed by Caldera pursuant hereto under the state securities or "blue sky" laws of every jurisdiction of the United States in which (a) the records of Caldera or SCO as of the Effective Time, indicate that a holder of such options resides and (b) a Nasdaq Stock Market or other exemption from the qualification requirements under such laws is unavailable.

               5.8 Regulatory Approvals. As promptly as reasonably practicable, Caldera and Newco will execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, provincial, local or foreign which may be reasonably required, or which SCO may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement. Caldera and Newco will each use its respective reasonable efforts to promptly obtain all such authorizations, approvals and consents and will cooperate fully with the other parties in promptly seeking to obtain all such authorizations, approvals, and consents.

               5.9 Necessary Consents. Caldera and Newco will each use its respective reasonable efforts to obtain the written consents under the Material Caldera Contracts and to take


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

such other actions as may be necessary or appropriate to allow the consummation of the transactions contemplated hereby and to allow Caldera and Newco to carry on Caldera's business and the Group Business after the Effective Time.

               5.10 Access to Information. From the date hereof until the Effective Time, Caldera and Newco will allow the Contributing Companies and its agents reasonable access to the files, books, records, technology and offices of Caldera or Newco reasonably requested by the Contributing Companies including, without limitation, any and all information relating to Taxes, commitments, contracts, leases, licenses and real, personal, intellectual and intangible property and financial condition. Caldera will use its reasonable efforts to cause its accountants to cooperate with the Contributing Companies and its agents in making available to such parties all financial information reasonably requested, including, without limitation, the right to examine all working papers pertaining to all Tax returns and financial statements prepared or audited by such accountants. No information or knowledge obtained by any party hereto in any investigation pursuant to this Section will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger and the SCO Transaction. All information obtained by the Contributing Companies or its agents pursuant to this Section shall be kept confidential in accordance with the Nondisclosure Agreement.

               5.11 Books and Records. If, in order properly to prepare documents required to be filed with governmental authorities (including taxing authorities) or its financial statements, it is necessary that any party hereto be furnished with additional information relating to the Group Assets, and such information is in the possession of Newco or Caldera, then Caldera and Newco on behalf of themselves and each member of the Caldera Group (including the Contributed Companies) agree to use its good faith efforts to promptly furnish such information to the party needing such information. This Section 5.11 shall survive Closing for two years except for records relating to preparation of and audit of tax returns, for which this Section 5.11 will survive until the expiration of the applicable Tax statute of limitations.

               5.12 Satisfaction of Conditions Precedent. Caldera and Newco will each use their respective reasonable best efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Section 7 and to cause the Merger, the SCO Transaction and the other transactions contemplated by this Agreement to be consummated. Without limiting the foregoing, in connection with the agreements to be reached by the parties subsequent to the date hereof and prior to the Effective Time, the parties agree to negotiate in good faith to reach agreement on all matters to be included in such agreements promptly after the signing of this Agreement.

               5.13 Voting Agreement. Caldera will use its reasonable best efforts to obtain Voting Agreements in the form attached as Exhibit 4.11A executed by the Caldera affiliates listed on Exhibit 5.13B.

               5.14 Sales Representative and Support Agreement. The Sales Representative and Support Agreement shall be executed as of the Effective Time.

               5.15 Stockholders Agreement. The Stockholders Agreement shall be executed as of the Effective Time.

               5.16 Caldera Employee Plans.

                      (a) Newco will adopt the employee benefit plans maintained by Caldera (the "Caldera Employee Plans") and will use reasonable efforts to provide the Caldera Employee Plans to the transferring Employees as is provided to Caldera's employees who are similarly situated as soon as practicable. To the extent that Newco does not have Caldera Employee Plans in effect in a jurisdiction where there are transferring Employees, Newco shall adopt plans providing comparable benefits to the Caldera Employee Plans for said transferring Employees. From and after the Effective Time Newco shall provide all transferring Employees with the opportunity to participate in any employee stock option or other incentive compensation plan of Newco and its affiliates on substantially the same terms and subject to substantially the same conditions as are available to similarly situated employees of Caldera or Newco. Prior to the Effective Time, Caldera, Newco and SCO shall mutually agree upon an integration plan relating to the Merger and the SCO Transaction which shall include, among other things, provisions relating to compensation and other equity incentives for Employees. In addition, at the Effective Time, Newco shall use its best efforts to enter into employment agreements which reflect the terms set forth in the Key Employee Term Sheets (the form of which is attached hereto as Exhibit 4.18B) with the Key Employees who are identified on Exhibit 4.18A attached hereto.

                      (b) Waiting Periods, Premiums and Deductibles. Newco shall take all steps necessary to cause each Caldera Employee Plan to waive any "waiting period" or other requirement with respect to duration of employment with Newco which would prevent a transferring Employee or beneficiary thereof who is otherwise eligible to participate in such Caldera Employee Plan from participating in such Caldera Employee Plan immediately following the Effective Time. Newco shall credit each transferring Employee with all deductible payments and co-payments paid by such transferring Employee under any Group Employee Plan prior to the Effective Time during the current plan year for purposes of determining the extent to which any such transferring Employee has satisfied any deductible or maximum out-of-pocket limitation under any Caldera Employee Plan for such plan year.

                      (c) Recognition of Prior Service. Newco shall take all steps necessary to cause each Caldera Employee Plan to recognize each transferring Employee's length of service under comparable employee benefit plans maintained by SCO for purposes of eligibility, participation, vesting and benefit accrual in such Caldera Employee Plan as if such transferring Employee had been employed by Newco for such period.

                      (d) Waiver of Restrictions. Newco shall take all steps necessary to cause each Caldera Employee Plan which is an "employee welfare benefit plan" under Section 3(1) of ERISA to waive any restrictions or limitations with respect to "pre-existing conditions" or prior medical history which would apply to transferring Employee or beneficiary thereof who is


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

otherwise eligible to participate in such Caldera Employee Plan from participating in such Caldera Employee Plan without restriction or limitation.

               5.17 Indemnification and Insurance -- Caldera.

                      (a) The Certificate of Incorporation and Bylaws of Newco and Caldera shall contain the provisions with respect to indemnification and limitation of liability for monetary damages set forth in the Certificate of Incorporation and Bylaws of Caldera on the date hereof.

                      (b) From and after the Effective Time, Newco and Caldera shall honor, in all respects, all of the indemnity agreements entered into prior to the date hereof by Caldera, with its respective officers and directors, whether or not such persons continue in their positions with Newco or Caldera following the Effective Time. Following the Effective Time, Caldera's form of indemnification agreement shall be adopted as the form of indemnification agreement for Newco and the Caldera Surviving Corporation shall be afforded the opportunity to enter into such indemnification agreement, and shall be covered by such directors' and officers' liability insurance policies as Newco shall have in effect from time to time.

                      (c) After the Effective Time, Newco and Caldera will, jointly and severally, to the fullest extent permitted under applicable law, indemnify and hold harmless, each present and former director or officer of Caldera or any of its subsidiaries (collectively, the "Indemnified Parties") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal administrative or investigative, to the extent arising out of or pertaining to any action or omission in his or her capacity as a director or officer of Caldera arising out of or pertaining to the transactions contemplated by this Agreement or the transactions contemplated hereby for a period of six years after the date of this Agreement. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective
Time), (a) any counsel retained for the defense of the Indemnified Parties for any period after the Effective Time will be reasonably satisfactory to the Indemnified Parties, (b) after the Effective Time, Caldera will pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received, and (c) Caldera will cooperate in the defense of any such matter; provided, however, that Caldera will not be liable for any settlement effected without its written consent (which consent will not be unreasonably withheld); and provided, further, that, in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims will continue until the disposition of any and all such claims. The Indemnified Parties as a group may be defended by only one law firm (in addition to local counsel) with respect to any single action, unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

                      (d) For the entire period from and after the Effective Time until at least six years after the Effective Time, Newco will cause Caldera to use its commercially reasonable efforts to maintain in effect directors' and officers' liability insurance covering those persons who are currently covered by Caldera's directors' and officers' liability insurance policy (a copy


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

of which has been heretofore delivered or made available to SCO) of at least the same coverage and amounts, containing terms that are no less advantageous with respect to claims arising at or before the Effective Time than Caldera's policies in effect immediately prior to the Effective Time to those applicable to the then current directors and officers of Newco and Caldera; provided, however, that in no event shall Newco or Caldera be required to expend in excess of 150% of the annual premium currently paid by Caldera for such coverage in which event Newco shall purchase such coverage as is available for such 150% of such annual premium.

                      (e) Newco and Caldera shall pay all expenses, including attorneys' fees, that may be incurred by any Indemnified Parties in enforcing the indemnity and other obligations provided for in this Section 5.17.

                      (f) In the event Newco or Caldera or any of its respective successors or assigns (a) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (b) transfers or conveys all or a substantial portion of its properties or assets to any person or entity, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 5.17, proper provision shall be made so that the successors and the assigns of Newco and Caldera assume the obligations set forth in this Section 5.17.

                      (g) The provisions of this Section 5.17 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each officer and director of Caldera SCO and the Contributed Company Group described in Sections 5.17 and his or her heirs and representatives.

               5.18 Indemnification and Insurance -- Employees.

                      (a) The Certificate of Incorporation and Bylaws of Newco shall contain the provisions with respect to indemnification and limitation of liability for monetary damages set forth in the Certificate of Incorporation and Bylaws of Caldera as of the date hereof which provisions shall not be amended, repealed or otherwise modified for a period of ten years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, employees or agents of (i) the Contributed Companies or (ii) of SCO (A) to the extent involved in the Group Business and (B) provided they become Employees, officers or directors of Newco ("Group Persons"), unless such modification is required by law.

                      (b) From and after the Effective Time, Newco shall honor, in all respects, all of the indemnity agreements entered into prior to the date hereof by SCO or any member of the Contributed Company Group with any Group Persons, whether or not such persons continue in its positions with Newco following the Effective Time. Following the Effective Time, Caldera's form of indemnification agreement shall be adopted as the form of indemnification agreement for Newco and all continuing officers and directors of Newco shall be afforded the opportunity to enter into such indemnification agreement, and shall be covered by such directors' and officers' liability insurance policies as Newco shall have in effect from time to time.

                      (c) After the Effective Time, Newco will, jointly and severally, to the fullest extent permitted under applicable law, indemnify and hold harmless, subject to Section 5.18(g), each of the Group Persons against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal administrative or investigative, to the extent arising out of or pertaining to any action or omission in his or her capacity as a director or officer of SCO or any of the Contributed Companies arising out of or pertaining to the transactions contemplated by this Agreement for a period of six years after the Closing Date. Notwithstanding the foregoing, the parties agree that claims against the Group Persons shall first be made against any directors' and officers' liability insurance, if any, then maintained by SCO or any of the Contributed Companies that provides coverage for such Group Persons. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (a) any counsel retained for the defense of the Group Persons for any period after the Effective Time will be reasonably satisfactory to the Group Persons, (b) after the Effective Time, Newco will, subject to Section 5.18(g), pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received, and (c) Newco will cooperate in the defense of any such matter; provided, however, that Newco will not be liable for any settlement effected without its written consent (which consent will not be unreasonably withheld); and provided, further, that, in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims will continue until the disposition of any and all such claims. The Group Persons as a group may be defended by only one law firm (in addition to local counsel) with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Group Persons.

                      (d) Newco shall pay all expenses, including attorneys' fees, that may be incurred by any Group Persons in enforcing the indemnity and other obligations provided for its benefit in this Section 5.18.

                      (e) In the event Newco or any of its respective successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or a substantial portion of its properties or assets to any person or entity, then, and in each such case, to the extent necessary to effectuate the purposes of this Section
5.18 proper provision shall be made so that the successors and the assigns of Newco assume the obligations set forth in this Section 5.18.

                      (f) The provisions of this Section 5.18 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each of the Group Persons and his or her heirs and representatives.

                      (g) Notwithstanding any provision of this Section 5.18 to the contrary, Newco shall not assume and shall have no Liability relating to claims made by SCO optionees arising out of the repurchase, sale, exchange or cancellation of SCO capital stock or options in connection with the SCO Transaction (other than its obligations under Section 1.3(a)(ii)) or specifically relating to matters arising out of the SCO Retained Business.


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

               5.19 Distribution to SCO Shareholders.

               Caldera and Newco acknowledge that SCO may wish to distribute to the shareholders of SCO all or part of its Newco Common Stock. Six (6) months from the Closing Date, SCO shall be entitled to make such a distribution; provided, however, that after such six (6) month period, SCO will not distribute to its shareholders more than 25% of the shares of Newco Common Stock acquired by SCO pursuant to this agreement during a six (6) month period. Newco will facilitate such distribution by using its reasonable best efforts to take such actions as may be required under the federal securities laws and regulations in order for such shares of Newco Common Stock being distributed to the SCO Shareholders to be registered with the Securities and Exchange Commission. At the time of such registrations, Newco and SCO will enter into an agreement containing customary indemnification provisions which shall be substantially equivalent to the indemnification provisions in the promissory note issued by SCO to Caldera as of the date hereof.

        6. Conditions Precedent to Obligations of SCO.

               The obligations of SCO and the other Contributing Companies hereunder are subject to the fulfillment or satisfaction on or before the Closing of each of the following conditions (any one or more of which may be waived by SCO on behalf of all said entities, but only in a writing signed by
SCO):

               6.1 Accuracy of Representations and Warranties. The representations and warranties of Caldera and Newco contained in this Agreement
(i) shall have been true and correct as of the date of this Agreement and (ii) on and as of the Closing Date with the same force and effect as if they had been made on the Closing Date, except (A) in each case and in the aggregate does not constitute a Material Adverse Effect on Caldera and (B) for those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such particular date), and SCO shall receive a certificate to such effect executed on behalf of Caldera and Newco by a duly authorized officer of Caldera and of Newco.

               6.2 Covenants. Caldera and Newco shall have performed and complied in all material respects with all of its respective covenants in this Agreement required to be complied with prior to the Effective Time; and SCO shall receive a certificate to such effect executed by a duly authorized officer of Caldera and of Newco at the Effective Time.

               6.3 Compliance with Law. There shall be no order, decree or ruling by any governmental agency which would prohibit or render illegal the transactions contemplated by this Agreement.

               6.4 Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop-order and the Prospectus/Proxy Statement shall on the Effective Time not be subject to any proceedings commenced seeking a stop-order or overtly threatened by the SEC.


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

               6.5 Opinion of Caldera and Newco's Counsel. SCO shall have received from Brobeck, Phleger & Harrison LLP, counsel to Caldera and Newco, an opinion in the form of Exhibit 6.5 attached hereto, with such assumptions and qualifications as are customary for such opinions.

               6.6 Stockholder Approval. The principal terms of this Agreement, the Merger and the SCO Transaction shall have been approved and adopted by the Caldera stockholders and the principal terms of this Agreement and the SCO Transaction shall have been approved and adopted by the SCO stockholders, in accordance with California law and its Articles of Incorporation and Bylaws.

               6.7 Tax Opinion. SCO shall have received an opinion in form and substance satisfactory to SCO , from its counsel, to the effect that the SCO Transaction will be treated as a transfer of property to Newco by the Contributing Companies governed by Section 351 of the Internal Revenue Code. In rendering such opinion, counsel shall be entitled to rely on representations of the parties and of Caldera stockholders as reasonably requested by counsel in connection with such tax opinion, and the opinion may contain such assumptions and qualifications as are customary for such opinions. The parties agree to cooperate with counsel by providing the representations referred to above and Caldera shall use its best efforts to obtain the requested stockholder representations.

               6.8 Designees to the Board of Directors of Newco. The Board of Directors of Newco shall have taken appropriate action to elect Doug Michels and another individual designated by SCO to the Board of Directors of Newco, effective upon the Effective Time.

               6.9 Nasdaq Listing. The Newco Common Stock to be issued in the Merger and in the SCO Transaction shall have been approved for quotation on the Nasdaq Stock Market, subject to notice of issuance.

               6.10 HSR Act. All waiting periods (and any extensions thereof) under the HSR Act applicable to transactions contemplated hereby shall have expired or shall have been terminated.

               6.11 Ancillary Agreements. Caldera and Newco shall have executed and delivered counterparts of each of the Ancillary Agreements to which they are a party.

               6.12 Delivery of Newco Shares. Newco shall have delivered the First SCO Certificate to SCO.

        7. Conditions Precedent to Obligations of Caldera and Newco.

               The obligations of Caldera, Merger Sub and Newco hereunder are subject to the fulfillment or satisfaction on or before the Closing of each of the following conditions (any one or more of which may be waived by Caldera on behalf of all such parties, but only in a writing signed by Caldera):

               7.1 Accuracy of Representations and Warranties. The representations and warranties of SCO contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct as of the Closing Date with the same force and effect as if they had been made on the Closing Date, except (A) in each case and in the aggregate as does not constitute a Material Adverse Effect on the Group Business and (B) for those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such particular date), and Caldera shall receive a certificate to such effect executed on behalf of SCO by a duly authorized officer of SCO.

               7.2 Covenants. SCO and the Contributing Companies shall have performed and complied in all material respects with all of its respective covenants in this Agreement required to be complied with prior to the Effective Time; and Caldera shall receive a certificate to such effect signed on behalf of SCO by a duly authorized officer of SCO.

               7.3 Compliance with Law. There shall be no order, decree or ruling by any court or governmental agency which would prohibit or render illegal the transactions contemplated by this Agreement.

               7.4 Consents. There shall have been obtained on or before the Effective Time all permits, consents and authorizations as set forth on Section
7.4 of the SCO Disclosure Letter, where the failure to obtain same has resulted, or reasonably would be expected to result, in a Material Adverse Effect on the Group Business.

               7.5 Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop-order or proceedings seeking a stop-order and the Prospectus/Proxy Statement shall at the Effective Time not be subject to any proceedings seeking a stop-order commenced or overtly threatened by the SEC.

               7.6 Opinion of Counsel to SCO. Caldera shall have received from Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to SCO and the Contributing Companies, an opinion in the form of Exhibit 7.6 attached hereto, with such assumptions and qualifications as are customary for such opinions.

               7.7 Caldera Stockholder Approval. The principal terms of this Agreement, the Merger and the SCO Transaction shall have been approved and adopted by the Caldera stockholders and the principal terms of this Agreement and the SCO Transaction (including the contribution and transfer of the Contributed Assets) shall have been approved and adopted by the SCO Stockholders each in accordance with Delaware Law and their respective Certificates of Incorporation and Bylaws.

               7.8 Tax Opinion. Caldera and Newco shall have received an opinion in form and substance satisfactory to them from their counsel, to the effect that the Merger will be treated for federal income tax purposes as a tax-free reorganization within the meaning of Section 368 of the Internal Revenue Code. In rendering such opinion, counsel shall be entitled to rely on representations of the parties and of Caldera stockholders as reasonably requested by counsel in connection with such tax opinion, and the opinion may contain such assumptions and qualifications as are customary for such opinions. The parties agree to cooperate with counsel by


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

providing the representations referred to above and Caldera shall use its best efforts to obtain the requested stockholder representations.

               7.9 HSR Act. All waiting periods (and any extensions thereof) under the HSR Act applicable to the transactions contemplated hereby shall have expired or shall have been terminated.

               7.10 Ancillary Agreements. The Contributing Companies shall have executed and delivered counterparts of each of the Ancillary Agreements to which they are a party.

               7.11 Key Employee Term Sheets. Each of the Key Employees set forth on Exhibit 4.18A shall have executed their respective Key Employee Term Sheet.

        8. Termination of Agreement.

               8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by the stockholders of Caldera or SCO:

                      (a) by mutual written agreement of SCO and Caldera;

                      (b) by SCO, if there has been a material breach by Caldera or Newco of any representation or warranty set forth in this Agreement on the part of Caldera or Newco, and, as a result of such breach the conditions set forth in Section 6.1 would not then be satisfied and such breach is not cured within thirty (30) days after notice thereof from SCO to Caldera (except that no cure period shall be provided for a breach by Caldera or Newco which by its nature cannot be cured);

                      (c) by SCO, if there has been a material breach by Caldera or Newco of any covenant or agreement set forth in this Agreement to be performed by Caldera or Newco or a material breach by the Caldera Significant Stockholders of any covenant or agreement set forth in the Voting Agreement and as a result of such breach, the conditions set forth in Section 6.2 would not then be satisfied and such breach is not cured within thirty (30) days after written notice thereof from SCO to Caldera (except that no cure period shall be provided for a breach by Caldera or Newco which by its nature cannot be cured);

                      (d) by Caldera, if there has been a material breach by SCO of any representation or warranty set forth in this Agreement on its part, and as a result of such breach the conditions set forth in Section 7.1 would not then be satisfied and such breach is not cured within thirty (30) days after written notice thereof from Caldera to SCO (except that no cure period shall be provided for a breach by SCO which by its nature cannot be cured);

                      (e) by Caldera, if there has been a material breach by SCO of any covenant or agreement set forth in this Agreement to be performed by SCO, and as a result of such breach, the conditions set forth in Section 7.2 would not then be satisfied and such breach is not cured within thirty (30) days after written notice thereof from Caldera to SCO (except that no cure period shall be provided for a breach by SCO or SCO which by its nature cannot be cured);


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

                      (f) by Caldera or SCO, if the Merger and the SCO Transaction shall not have been consummated on or before the Final Date for any reason, provided that, the right to terminate this Agreement under this Section 8.1(f) shall not be available to any party whose wrongful action or failure to act or whose breach of this Agreement or any Ancillary Document, is the cause of such non-consummation;

                      (g) by Caldera or SCO, if a permanent injunction or other order by any federal or state court would make illegal or otherwise restrain or prohibit the consummation of the Merger and/or the SCO Transaction shall have been issued and shall have become final and nonappealable;

                      (h) by Caldera or SCO, if the stockholders of SCO do not approve the SCO Transaction at a duly convened SCO Stockholders Meeting or any adjournment thereof by reason of the failure to obtain the required vote (a "SCO Stockholder Rejection"); provided, that the right to terminate this Agreement under this Subsection (h) shall not be available to SCO where the failure to obtain SCO stockholder approval shall have been caused by any breach of this Agreement or any Ancillary Document by SCO;

                      (i) by Caldera, if (a) the Board of Directors of SCO shall have withdrawn (or modified in a manner adverse to the SCO Stockholder Approval or the consummation of the SCO Transaction) its approval or recommendation of the SCO Transaction or this Agreement, (b) SCO shall have failed to include in the Proxy Statement/Prospectus the recommendation of the Board of Directors of SCO in favor of approval of the SCO Transaction or this Agreement, (c) the Board of Directors of SCO shall have recommended any SCO Alternative Proposal, which meets the criteria of 4.14(b)(i)-(v), or (d) the Board of Directors of SCO shall have resolved to do any of the foregoing (collectively, a "Change in SCO Board Recommendation");

                      (j) by Caldera or SCO at any time prior to the SCO Stockholder Approval, if the Board of Directors of SCO shall have recommended or accepted a SCO Alternative Proposal provided that SCO is not in breach of
Section 4.14;

                      (k) by Caldera or SCO, if the stockholders of Caldera do not approve the SCO Transaction at a duly convened Caldera Stockholders Meeting or any adjournment thereof by reason of the failure to obtain the required vote; provided, that the right to terminate this Agreement under this Subsection (k) shall not be available to Caldera where the failure to obtain Caldera Stockholder Approval shall have been caused by any breach of this Agreement or any Ancillary Document by Caldera; or

                      (l) by SCO, if (a) the Board of Directors of Caldera shall have withdrawn (or modified in a manner adverse to the Caldera Stockholder Approval) its approval or recommendation of the SCO Transaction, the Merger or this Agreement, (b) Caldera shall have failed to include in the Proxy Statement/Prospectus the recommendation of the Board of Directors of Caldera in favor of approval of the SCO Transaction, the Merger or this Agreement, (c) the Board of Directors of SCO shall have resolved to do any of the foregoing.

               As used herein, the "Final Date" shall be February 28, 2001; and except that if a temporary, preliminary or permanent injunction or other order by any Federal or state court


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

which would prohibit or otherwise restrain consummation of the Merger and/or the SCO Transaction shall have been issued and shall remain in effect on February 28, 2001, and such injunction shall not have become final and non-appealable, either party, by giving the other written notice thereof on or prior to February 28, 2001, may extend the time for consummation of the Merger and/or the SCO Transaction up to and including the earlier of the date such injunction shall become final and non-appealable or March 31, 2001, so long as such party shall, at its own expense, use its reasonable best efforts to have such injunction dissolved.

               8.2 Notice of Termination. Any termination of this Agreement under Section 8.1 above will be effected by the delivery of notice of the terminating party to the other party hereto of such termination, specifying the grounds therefore.

               8.3 Liability. If this Agreement is terminated pursuant to
Section 8.1, the parties shall have no further obligation or liability to each other except that the parties will remain liable for: (i) the payment of the Termination Fee, if any, payable under Section 8.4 below; (ii) damages resulting from their intentional fraud or willful breach of this Agreement (which will not be limited by Section 8.4); and (iii) obligations under the parties' nondisclosure agreement. Sections 13.1 - 13.13 of this Agreement will survive any termination of this Agreement.

               8.4 Termination Fee.

                      (a) Termination Fee.

                             (i) If this Agreement is terminated by Caldera
pursuant to Section 8.1(i), then SCO shall promptly pay to Caldera (by wire transfer or cashier's check) a nonrefundable fee equal to 3 1/2% of the number of shares of Newco Common Stock equal to the SCO Percentage Interest multiplied by the average closing price of the Caldera Common Stock for the ten (10) days following the public announcement of this Agreement (the "Termination Fee") within two (2) business days following delivery of the notice of termination by Caldera pursuant to Section 8.2;

                             (ii) If this Agreement is terminated by SCO
pursuant to Section 8.1(l), then Caldera shall promptly pay to SCO (by wire transfer or cashier's check) the Termination Fee within two (2) business days following delivery of the notice of termination by SCO pursuant to Section 8.2; and

                             (iii) If (A) this Agreement is terminated by SCO or
Caldera pursuant to Section 8.1(h) after a SCO Alternative Proposal has been publicly disclosed or by Caldera pursuant to Section 8.1(c) as the result of a breach by SCO of Section 4.14 and (B) within 6 months of termination of this Agreement SCO shall enter into an agreement for a SCO Alternative Proposal which is subsequently consummated or within 12 months of termination of this Agreement SCO shall consummate a SCO Alternative Proposal, then SCO shall pay to Caldera (by wire transfer or cashier's check) the Termination Fee within two (2) business days upon the consummation of such SCO Alternative Proposal.


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

                      (b) SCO and Caldera acknowledge that the agreements contained in this Section 8.4 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither SCO nor Caldera would enter into this Agreement; accordingly, if either Caldera or SCO fail to timely pay the amounts due pursuant to this Section 8.4, and, in order to obtain such payment, the other party commences a suit which results in a judgment against SCO or Caldera, as the case may be for the amounts set forth in this Section 8.4 and such judgment is not set aside or reversed, such party shall pay the other party's reasonable costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 8.4 at the prime rate as published in The Wall Street Journal on the date such payment was required to be made.

        9. Survival of Representations.

               9.1 Survival of Representations. Except as otherwise expressly provided herein, all representations, warranties and covenants of the parties contained in this Agreement will remain operative and in full force and effect, regardless of any investigation made by or on behalf of the parties to this Agreement, until the second anniversary of the Effective Time, whereupon such representations, warranties and covenants will expire (except for covenants and other provisions hereof that by its express terms survive for a longer period); provided however that all representations and warranties and covenants relating to Tax matters shall survive for the period of the applicable statute of limitations.

        10. Escrow and Indemnification.

               10.1 Escrow Fund. In accordance with Section 1.3(b) hereof, Caldera shall deliver to the Escrow Agent Shares of Newco Common Stock equal to an aggregate of ten percent (10%) of the SCO Percentage Interest (the "Escrow Fund"). The Escrow Fund shall be held by the Escrow Agent for a period of one year from the Effective Time pursuant to the terms set forth in the Escrow Agreement. The Escrow Fund shall be available to compensate Caldera Surviving Corporation and Newco pursuant to the Indemnification obligations of SCO.

               10.2 Indemnification by SCO. SCO agrees, notwithstanding any provision of Section 1.4 hereof to the contrary, to indemnify Newco and Caldera against, and to hold Newco and Caldera harmless from, all Loss arising out of any of the following (even if included in the Assumed Liabilities as otherwise being or allegedly being a Liability of one of the Contributed Companies or of the Contributed Subsidiaries):

                      (a) any of the Excluded Liabilities, except as may be provided in Section 12;

                      (b) any demand, claim, debt, suit, cause of action, arbitration, investigation or other proceeding made or asserted by any Contributing Company or any stockholder, creditor, or Affiliate of any Contributing Company or by any receiver or trustee in bankruptcy of any Contributing Company of the property or assets of any Contributing Company, asserting that the transfer of the Contributed Stock and Contributed Assets to Newco hereunder constitutes a fraudulent conveyance, fraudulent transfer or a preference under any applicable foreign, state or federal law, including but not limited to the United States Bankruptcy


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

Code, or any breach by any Contributing Company of its representations and covenants in Section 1.4(e) hereof or any Liabilities related to non-compliance with bulk transfer laws in connection with the SCO Transaction;

                      (c) the SCO Retained Business;

                      (d) any material Liability omitted from the Group Financial Statements that was required by GAAP to be included or reflected therein (collectively, the "Omitted Balance Sheet Liabilities");

                      (e) any claim or cause of action brought by any SCO employee relating in any way to the terms and conditions of the employee's employment with SCO or the termination thereof, which arises prior to the Closing Date, regardless of when such claim or cause of action may be discovered or brought;

                      (f) any breach of the representations and warranties in
Section 2 hereof.

               10.3 Notwithstanding Section 10.2, all liabilities for Taxes shall be subject only to the separate tax indemnification provisions of Section 12.

               10.4 Limitations on Indemnification. SCO shall not have any liability under this Section 10 unless the aggregate amount of Loss attributable exceeds $1,000,000, and, in such event, SCO shall be required to pay the entire amount of such Loss from the first dollar thereof. SCO shall not have liability for any Loss in excess of the amount determined by multiplying (i) the number of shares of Newco Common Stock equal to ten percent (10%) of the SCO Percentage Interest by (ii) the Caldera Closing Price, except that as such Losses relate to the SCO IP Rights, SCO shall not have liability for any Loss in excess of the amount determined by multiplying (i) the number of Shares of Newco Common Stock equal to fifty percent (50%) of the SCO Percentage Interest by (ii) the Caldera Closing Price. Notwithstanding the preceding sentence, there shall be no limitations on liability pursuant to this Section 10 relating to intentional fraud or misrepresentation by SCO.

               10.5 Indemnification Procedures.

                      (a) Claim Procedure. If Caldera or Newco has or claims to have incurred or suffered Losses for which it is or may be entitled to indemnification, compensation or reimbursement under this Section 10 (the "Indemnitee"), such Indemnitee may, on or prior to the first anniversary of the Effective Time, deliver a claim notice (a "Claim Notice") to SCO. Each Claim Notice shall (i) state that such Indemnitee believes that it is entitled to indemnification, compensation or reimbursement under this Section 10, (ii) contain a brief description of the circumstances supporting such Indemnitee's belief that such Indemnitee is so entitled to indemnification, compensation or reimbursement and (iii) contain a non-binding, preliminary estimate of the amount of Loss such Indemnitee claims to have so incurred or suffered (the "Claimed Amount").

                      (b) Response Notice. Within twenty (20) business days after receipt by SCO of a Claim Notice, SCO may deliver to the Indemnitee who delivered the Claim Notice a


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

written response (the "Response Notice") in which SCO: (i) agrees that the full Claimed Amount is to be paid to the Indemnitee; (ii) agrees that a part, but not all, of the Claimed Amount is to be paid to the Indemnitee; or (iii) indicates that no part of the Claimed Amount is to be paid to the Indemnitee. Any part of the Claimed Amount that SCO does not agree should be paid to the Indemnitee shall be the "Contested Amount." If a Response Notice is not delivered to Caldera within such twenty (20) business day period, then SCO shall be deemed to have agreed that the full Claimed Amount is to be paid to the Indemnitee.

                      (c) Payment of Claimed Amount. If SCO delivers a Response Notice agreeing that some or all of the Claimed Amount is to be paid to the Indemnitee (the "Agreed Amount"), SCO shall pay the Indemnitee in cash, within twenty (20) business days from the date of the Response Notice, any portion of the Agreed Amount that is not satisfied by delivery of Escrow Shares pursuant to the terms of the Escrow Agreement. Such payment shall be deemed to be made in full satisfaction of the claim described in such Claim Notice, provided, however, that if such claim involves ongoing Losses, then such payment shall be deemed to be made in full satisfaction only of the Losses incurred as of the date specified in such Claim Notice.

                      (d) Settlement. If SCO delivers a Response Notice indicating that there is a Contested Amount, SCO and the Indemnitee shall attempt in good faith for a period of thirty (30) days from the date of the Response Notice to resolve the dispute related to the Contested Amount. If the Indemnitee and SCO resolve such dispute, such resolution shall be binding on SCO and all of the Indemnitees and a settlement agreement shall be signed by the Indemnitee and SCO containing the terms of such resolution.

                      (e) Third Party Claims.

                             (i) Within fifteen (15) days after receipt of
notice of commencement of any action by any third party evidenced by service of process or other legal pleading, or with reasonable promptness after the assertion in writing of any claim by a third party, Caldera shall give SCO written notice thereof together with a copy of such claim, process or other legal pleading, and SCO shall have the right to undertake the defense, thereof through a legal representative of SCO's own choosing.

                             (ii) In the event that SCO, by the thirtieth day
after receipt of notice of any such claim (or, if earlier, by the tenth day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the person asserting such claim), does not elect to defend against such claim, Caldera (upon further notice to SCO) will have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of SCO subject to the right of SCO to assume the defense of such claims at any time prior to settlement, compromise or final determination thereof. The reasonable costs of defense of any third party action or claim by Caldera shall be paid from the Escrow Shares.

                             (iii) Notwithstanding Sections 11.5(e)(i) and (ii),
Caldera shall have the right to retain control of the defense of any third party action or claim described in Section 11.5(e)(i) which involves potential Losses in excess of the value of the Escrow Shares remaining in the Escrow Account or could reasonably be expected to materially affect Caldera's


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

on-going operations. In such event, SCO shall have the right to be present at the negotiation, defense and settlement of such action or claim. Caldera shall not agree to any settlement of any such action or claim without the consent of SCO, which shall not be unreasonably withheld.

                      (f) Satisfaction. In the event SCO incurs liability for Losses which is not satisfied by delivery of shares from the Escrow Fund, SCO may elect to pay the amount due either in cash or by delivering shares of Newco Common Stock. For this purpose, the Newco Common Stock will be valued at the average closing price of the Caldera Common Stock for the ten days following the public announcement of this Agreement, as adjusted for stock splits, stock dividends, changes in the Caldera Ratio and other recapitalizations.

        11. Employee Matters.

               11.1 Right to Offer Employment.

                      (a) Employees. Schedule 11.1 of the SCO Disclosure Letter contains a preliminary list (the "Preliminary List") of each Contributed Company employee or consultant and each other employee or consultant of SCO or the Group Business who works in, or provides services in connection with or is assigned to the Group Business or any of the Group Assets (each a "Potential Employee"). Within five (5) days after the date hereof, SCO shall deliver to Newco a final list of the Potential Employees (the "Final List"), which list shall identify those Potential Employees who are active employees of the Group Business as of that date, including those on vacation, sick leave, maternity or parental leave, disability leave, family leave or personal leave of absence, who work full or part time, and which shall separately identify those employees who are on a workers' compensation-related or disability leave or long-term sick leave. The Final List shall contain, with respect to each Potential Employee, a true and accurate list of all locations at which Potential Employees are working as of such date, together with the date of hire, location of employment, years of employment or service, current annual base salary or base wage, and of all other compensation arrangements for such Potential Employees, including bonuses, commissions or other compensation arrangements or benefit plans whether oral or written, contractual or discretionary. Within sixteen (16) days of receipt of the Final List, Caldera shall deliver to SCO a list that identifies: (i) those Potential Employees of the Group Business to whom it shall make offers of employment and (ii) those Potential Employees of the Contributed Companies that it expects to retain, each pursuant to Section 11.1(e) (the "Designated Employees"). For purposes of this Agreement, "Employees" means only those Designated Employees given offers of employment or retained by Newco pursuant to
Section 11.1(e). For a period of two years from the Closing Date, neither Newco, any of its subsidiaries nor their employees (including former employees of SCO) may employ, make offers of employment to or otherwise solicit any employees of SCO as of the date hereof who are not Designated Employees.

                      (b) The parties acknowledge and agree that in those jurisdictions in which the EC Directive 77/187 (the Acquired Rights Directive) (the "Employment Regulations") apply, the contracts of employment of the Designated Employees designated as "Employees" pursuant to Section 11.1(e) will have effect from the Effective Time (which shall be the "time of transfer" for the purposes of the Employment Regulations) as if originally made between Newco and each such Employee. If any contract of employment is not disclosed by SCO in the Final List or any


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other contract of employment of any employee other than an Employee is in effect as if originally made between Newco and the employee concerned as a result of the Employment Regulations: (i) Newco may, upon becoming aware of any such contract, terminate it forthwith; and (ii) SCO and each Group Business shall indemnify and hold harmless Newco against any costs, claims, liabilities and expenses of any nature (including legal expenses on an indemnity basis) arising out of such termination and against sums payable to or on behalf of such employee in respect of his employment whether arising before or after the Closing.

                      (c) Newco shall credit Employees with their then current accrued vacation with SCO or the Contributed Companies. All other emoluments and outgoings (including and without limitation, wages, salaries, bonuses, commissions, withholding taxes, social security contributions, pension contributions) and other costs and expenses of, and all other obligations in respect of, the Employees in respect of the period to, and including, the Closing shall be discharged by SCO and any relevant Group Business. SCO and each Group Business shall indemnify and keep indemnified Newco against all liabilities arising from any failure by SCO and any Group Business so to discharge.

                      (d) SCO and each Group Business shall indemnify and hold harmless Newco from and against all losses, costs, claims, demands, actions, fines, penalties, awards, liabilities and expenses (including legal expenses on an indemnity basis) (i) which are attributable to any act, omission, breach or default by SCO or any Group Business prior to the Closing in respect of any of the obligations of SCO or any Group Business (in either case, whether arising under common law, statute, custom or otherwise) to or in relation to any of its employees or former employees (including but not limited to any liability arising out of the termination or dismissal of any Potential Employee or former employee and which Newco may incur or suffer as a result of succeeding to SCO or any Group Business as the employer of any Potential Employee); or (ii) in connection or as a result of any claim or demand by a Potential Employee on the grounds that the Potential Employee has suffered any loss, harm or damage in relation to pension rights caused by the transactions set forth in this Agreement (including without limitation the calculation of any transfer value of accrued rights on transfer) to the Potential Employees; or (iii) in connection or as a result of any claim or demand by a Potential Employee that the identity of Newco is to the Potential Employee's detriment, whether or not such claim or claims arises or arise prior to, on or after the Closing.

                      (e) Offers of Employment. Effective at the Effective Time, Newco shall offer to employ any of the Designated Employees of the Group Business (other than Designated Employees of the Contributed Companies) subject to Newco's standard terms, conditions and policies of employment and the terms of this Agreement, and shall offer such Designated Employees as it determines, in its sole discretion, to hire (i) salary consistent with the salary earned by such Potential Employees prior to the Effective Time but only to the extent such salary is not in excess of industry norms (taking into account the geographic location of the Employees); and (ii) participation in incentive compensation arrangements consistent with the incentive compensation arrangements of employees of Caldera in comparable positions. This Section 11.1(b) shall not be construed to create any third party beneficiary rights or any other rights of any kind in any Designated Employee and no Designated Employee shall have any cause of action as a third party beneficiary. Such offers of employment that will be extended by


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Newco to Employees will be on the same basis of time commitment (full or part time) as such Employee was employed immediately prior to the Effective Time. In addition, SCO shall cause the termination of any Potential Employees of the Contributed Companies who are not Designated Employees prior to the Effective Time. Unless the parties otherwise agree, on the date of the Closing, SCO shall notify each Employee who accepts an offer of employment extended by Newco as of the Effective Time, in a writing reasonably satisfactory to Newco, that such Employee's employment with SCO or any of its direct or indirect subsidiaries is then terminated. For a period of two years from the Closing Date, neither SCO nor any of its subsidiaries nor any of its employees may employ, make offers of employment to or otherwise solicit any of the employees of Newco or any of its subsidiaries as of the date hereof or any of the Designated Employees.

                      (f) Severance. SCO shall be responsible for any and all severance that may become due as a result of the transaction contemplated by this Agreement for all employees except for those Employees hired by Newco pursuant to Section 11.1(b); provided, however, that if Caldera does not make a reasonable offer of employment to a Designated Employee then Caldera shall be responsible for any and all severance that may become due as a result of the transaction or the termination of such employee.

               11.2 Termination of Employment.

                      (a) SCO agrees to comply with the provisions of the WARN Act and any other federal, state, provincial or local or foreign statute or regulation or EU Directive regulation regarding termination of employment, plant closing or layoffs and to perform all obligations required of SCO with respect to the cessation of any operations of the Group Business or any other business of SCO or its subsidiaries, or the termination, re-assignment, re-location or change in position as terms and conditions of employment of any Employee (or other employee of them) who does not accept Newco's offer of employment.

                      (b) In the United States, SCO shall (i) provide continuation health care coverage to all employees of the Group Business and their qualified beneficiaries who incur a qualifying event prior to the Effective Time, who are not given offers of employment by Newco or who do not accept Newco's offer of employment pursuant to Section 11.1(b) in accordance with the continuation health care coverage requirements of COBRA and (ii) provide COBRA continuation coverage to any former employee of the Contributed Company Group who was previously employed in the Group Business (collectively, the "Former Employees") and its qualified beneficiaries to whom, at the Effective Time, such continuation coverage was being provided or to whom SCO was under an obligation to provide such continuation coverage at the election of such Former Employee or qualified beneficiary.

               11.3 Cooperation. SCO, Caldera and Newco agree, for themselves and its affected subsidiaries, to cooperate fully with respect to the actions which are necessary or reasonably desirable to accomplish the transactions contemplated hereunder, including, without limitation, the provision of records and information as each may reasonably request and in order to meet the notification and consultation requirements of the Acquired Rights Directive in accordance with the relevant regulations or laws adopting such directive in all relevant


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jurisdictions, or any other similar notification and consultation obligation the making of all appropriate filings under ERISA and the Internal Revenue Code.

        12. Tax Matters.

               12.1 Transaction Taxes; Representation; Transaction Tax Indemnity. SCO and Caldera shall bear equally any and all sales, use, excise, value added, registration, stamp, property, documentary, transfer, withholding and similar taxes, levies and duties (including all real estate transfer taxes, but not any real estate transfer taxes that would be triggered as a result of a change in control of a corporation) incurred, or that may be payable to any taxing authority, with respect to the sale, transfer, or delivery of the Contributed Stock and Assets and the assumption of the Assumed Liabilities, including any such taxes, levies and duties imposed in connection with such transactions (collectively, "Transaction Taxes"); provided, however, that Caldera shall not be responsible for any Transaction Taxes in excess of $300,000. Newco and SCO agree to cooperate in minimizing the amount of any Transaction Taxes and in the filing of all necessary documentation and all Tax returns, reports and forms ("Returns") with respect to all Transaction Taxes, including any available pre-sale filing procedures.

               Notwithstanding any other provision of this Agreement, the Unixware source code, object code and related documentation ("Unixware Software") or other software shall remain the property of SCO until (i) expeditiously delivered to Newco at SCO's facility in Murray Hill, New Jersey,
(ii) transferred by remote telecommunication from SCO's place of business, to or through Newco's computer with no tangible personal property transferred to Newco, such as storage media, except for user manuals, or (iii) installed by SCO on Newco's computer without the transfer of title or possession of storage media or any tangible personal property other than user manuals. Newco agrees that it will not transfer the Unixware Software or other software on tangible media into California.

               12.2 Treatment of Indemnity Payments. All payments made by SCO or Newco, as the case may be, to or for the benefit of the other party pursuant to any indemnification obligations under this Agreement shall, to the extent appropriate under applicable Tax law, be treated for Tax purposes as adjustments to the value of the Contributed Stock and Contributed Assets.

               12.3 Indemnity for Taxes.

                      (a) Except as otherwise provided in this Section 12.3, from and after the Closing, SCO shall timely pay and indemnify and save Newco and its Affiliates and Caldera harmless from any liability for, or arising out of or based upon, or relating to any Tax (including, without limitation, any obligation to contribute to the payment of a Tax determined on a consolidated basis or otherwise with respect to a group of corporations that includes or included SCO) (i) of SCO or any member of the affiliated group of corporation (as defined in Section 1504 of the Code or otherwise) of which SCO is a member (other than any member of the Contributed Company Group or with respect to any Tax relating to the income, business, assets, property or operations of the Group Business) for any taxable period; (ii) relating to the income, business, assets, property or operations of the Group Business or of the Contributed Company Group to the extent that such liability for Tax is not reflected in the SCO Disclosure


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Letter or the Group Financial Statements and is either (A) in respect of any taxable period that ends prior to the Closing Date or in respect of any taxable period that includes, but does not end on the Closing Date, the portion of such period ending on the Closing Date or (B) with respect to an excess loss account in the stock of any Contributed Company or from a deferred intercompany transaction (including any such transaction resulting from a distribution or deemed distribution of Newco Common Stock by any Contributing Company) entered into on or prior to the Closing Date and is triggered as a result of the Contributed Company Group ceasing to be affiliated with SCO; (iii) under Subpart F of the Code attributable to transactions undertaken by SCO or any of its affiliates before or after the Effective Time; or (iv) as a result of a breach of any representation, warranty, covenant or agreement made herein by SCO.

                      (b) Notwithstanding anything contained in this Section 12.3(b), SCO shall not be obligated to indemnify Newco for any Tax (including, without limitation, any obligation to contribute to the payment of a Tax determined on a consolidated basis with respect to a group of corporations that includes or included SCO) by reason of an election or deemed election (including any protective election) with respect to transactions described in this Agreement made or filed post-Closing by Newco or any member of the Contributed Companies under Section 338 of the Internal Revenue Code. Further, no Section 338 election shall be made with respect to any of the transactions described in this Agreement.

                      (c) Except to the extent otherwise provided in this
Section 12.3(c), Newco shall timely pay and indemnify and save SCO and its Affiliates harmless from any liability for, or arising out of or based upon or relating to any Tax (including, without limitation, any obligation to contribute to the payment of a Tax determined on a consolidated basis with respect to a group of corporations that includes or included SCO) (i) relating to the income, business, assets, property or operations of the Group Business by Newco and its Affiliates or any member of the Contributed Company Group in respect of all taxable periods beginning after the Closing Date, or, in the case of any taxable period that includes but does not end on the Closing Date, the portion of such period commencing on the day following the Closing Date; (ii) to the extent such liability for Tax is reflected in the Group Financial Statements or the SCO Disclosure Letter and such liability is for Tax relating to the income, business, assets, property or operations of the Group Business or of any member of the Contributed Company Group; (iii) under Subpart F of the Code attributable to transactions undertaken by Newco or Caldera or any of their Affiliates after the Effective Time; or (iv) as a result of a breach of any representation, warranty, covenant or agreement made herein by Newco, Caldera or Merger Sub.

                      (d) If, as a result of any action, suit, investigation, audit, claim, assessment or amended Tax Return, there is any change after the Closing Date in an item of income, gain, loss, deduction or credit that results in an increase in a Tax liability for which SCO would otherwise be liable pursuant to paragraph (a) of this Section 12.3, and such change results in a decrease in the Tax liability of Newco or any Affiliate or successor thereof for any taxable year or period beginning after the Closing Date or for the portion of any Straddle Period beginning after the Closing Date (assuming for purposes of this sentence that Newco and its Affiliates are liable for income tax at the highest applicable corporate federal, state, local and/or foreign rates), SCO shall not be liable pursuant to such paragraph (a) with respect to such increase to the extent of such decrease. If, as a result of any action, suit, investigation, audit,


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

claim, assessment or amended Tax Return, there is any change after the Closing Date in an increase in an item of income, gain, loss, deduction, or credit that results in an increase in a Tax liability for which Newco would otherwise be liable pursuant to paragraph (c) of this Section 12.3, and such change results in a decrease in the Tax liability of SCO or any Affiliate or successor thereof (other than Newco) for any taxable year or period ending on or before the Closing Date or for the portion of any Straddle Period ending on the Closing date (other than by reason of a carryback of losses or deductions), Newco shall not be liable pursuant to such paragraph (c) with respect to such increase to the extent of such decrease.

                      (e) For purposes of this Section 12.3, it shall be assumed that SCO and its Affiliates are liable for income tax at the highest applicable corporate federal, state, local and/or foreign rates, without reduction on account of net operating losses or other tax attributes.

               12.4 Other Tax Matters.

                      (a) SCO, Newco and Caldera will cooperate fully with each other in connection with the preparation of all returns and reports of Taxes, information returns, and all audit examinations of, or claims or assertions against, any member of the Contributed Company Group, in each case including but not limited to the furnishing or making available of records, books of account or other materials and appropriate personnel necessary or helpful to the defense against the assertions of any taxing authority. SCO shall, within ninety days after the Effective Time, deliver to Newco a schedule listing the tax basis of each of the Contributed Stock and Assets, along with copies of supporting calculations, information and records.

                      (b) Except as provided in Section 12.4(c), in the event and to the extent that SCO or any member of an affiliated group of corporations (as defined in Section 1504 of the Internal Revenue Code or otherwise) of which SCO is a member (other than any member of the Contributed Company Group) receives a refund or credit of Taxes for any taxable period that ends prior to the Effective Time or in respect of any period that includes, but does not end on, the Effective Time, the portion of such period ending on the Effective Time (the "Pre-Closing Period") which is attributable to the carry back of losses, credits or similar items from any Tax return of any member of the Contributed Company Group, and in any case, in respect of any taxable period that begins after the Effective Time or in respect of any period that includes, but does not end on the Effective Time, the portion of such period commencing on the day following the Effective Time (the "Post-Closing Period"), SCO shall pay to Newco, net of any additional Tax payable by SCO or its Affiliates by reason of such carryback, the amount of such refund or credit (including any interest received thereon) or Tax reduction. In the event that any refund or credit of Taxes or Tax reductions for which a payment has been made pursuant to this
Section 12.4(b) subsequently is reduced or disallowed, the Contributed Companies and Newco shall indemnify and hold harmless SCO and its Affiliates for any Tax liability, including interest and penalties, assessed by reason of such reduction or disallowance.

                      (c) In the event that an indemnified party receives a refund or credit relating to Taxes for which the other party is required to indemnify the first party pursuant to Section 12.3 of this Agreement (including, but not limited to VAT refunds), such indemnified party agrees to pay to the indemnifying party the amount of such refund or credit (including any interest received thereon). In the event that any refund or credit of Taxes for which a payment


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has been made pursuant to this Section 12.4(c) subsequently is reduced or disallowed, the indemnifying party shall indemnify and hold harmless the indemnified party for any Tax liability, including interest and penalties, assessed by reason of such reduction or disallowance.

                      (d) If any claim for Tax relating to the Group Business or the Contributed Company Group is asserted against SCO or any Affiliate for any Pre-Closing Period, SCO shall promptly notify Newco in writing of such fact. SCO and its duly appointed representatives shall have the sole right to negotiate, resolve, settle or contest any such claim for Tax; provided, however, that they shall deal fairly and in good faith with respect to any claim for Tax which would require a payment by Newco to SCO or its Affiliates under Section 12.3(c) or this Section 12.4 and provided further, that with respect to any claim which would require a payment by Newco or have a Material Adverse Effect on the Group Business, no settlement will be agreed to without Newco's prior written consent. Such consent shall not be unreasonably withheld. Newco shall bear the legal and accounting costs and expenses incurred in contesting a matter for which it has withheld its consent. If any claim for Tax relating to the Contributed Company Group for any Post-Closing Period comes to the attention of SCO, SCO will notify Newco promptly of such claims and will cooperate fully with Newco and the Contributed Company Group in the resolution of such claim. A failure to promptly notify pursuant to this Section 12.4(d) shall not preclude another party's indemnification obligation.

                      (e) SCO shall prepare any Tax returns (including any amendments thereto) of the members of the Contributed Company Group for all taxable periods that end, with respect to the Contributed Company Group, on or before the Effective Time (including any short period ending on the Effective
Time) and which are due either before or after the Effective Time and shall deliver to Newco for signing by the appropriate party and filing, any Tax returns of the members of the Contributed Company Group (including any amendments thereto) with respect to any such period that have not been filed prior to the Effective Time. SCO shall deliver any such tax return or the portion thereof relating to the Group Business to Newco at least fifteen days prior to the date such tax return is due to be filed (taking into account any applicable extensions). SCO shall report for federal income tax purposes the operations of the Group Business and the Contributed Company Group for any short period ending on the Effective Time, and shall be responsible for the filing of, the consolidated tax returns of SCO's consolidated group which will include the income of the Group Business and the Contributed Company Group through the Effective Time and Newco will pay to SCO any amounts relating to such tax returns required by Section 12.3(c) prior to the filing of such tax returns. In order appropriately to apportion any taxes relating to a period that includes (but that would not, but for this Section 12.4(e) end on the Effective Time), the parties hereto will, to the extent permitted by applicable law, elect with the relevant taxing authority to treat for all purposes the Effective Time as the last day of a taxable period of any member of the Contributed Company Group. SCO shall, in respect of such returns, and Newco and the Contributed Company Group for returns with respect to the Post-Closing Period shall determine the income, gain, expenses, losses, deductions and credits of the Group Business and the Contributed Company Group in a manner (i) consistent with prior practice and actual operations in a manner that apportions such income, gain, expenses, loss, deductions and credits equitably from period to period and (ii) consistent with prior years.


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                      (f) The provisions of this Section 12 with respect to the
consolidated groups or consolidated returns that include SCO or its Affiliates other than a Contributed Company shall apply mutatis mutandis with respect to combined or unitary groups or returns thereof.

                      (g) Newco and SCO shall make (or indemnify the payor against) payments of estimated taxes (including amounts due with extensions) for which they are responsible under this Agreement in a timely manner. A payment or indemnity obligation under this Section 12 which is not made or satisfied when due shall accrue interest at the rate applicable to late payments of the pertinent Tax. Notwithstanding anything in this Section 12 to the contrary, a party shall not have to bear the cost of a Tax liability more than once (e.g., a payment of an estimated tax shall be credited against any payment due when the return is filed).

                      (h) Except as provided in paragraph 12.4(e), for purposes of allocating a Tax for which a party is otherwise responsible under Section
12.3 or this Section 12.4, the portion of those Taxes that are attributable to the operations of the Group Business or of any member of the Contributed Company Group for a relevant period (the "Interim Period") shall be (i) in the case of a Tax that is not based on a net income, the total amount of such Tax for the Interim Period in question multiplied by a fraction, the numerator of which is the number of days in the Interim Period and the denominator of which is the total number of days in such period, and (ii) in the case of a Tax that is based on net income, the Tax that is due shall be an amount as equitably determined by the parties based upon a hypothetical closing of the books.

                      (i) If Newco, a Contributed Company or any of its respective Affiliates receive any notice of the assertion of any Tax liability relating to a member of the Contributed Company Group for which SCO may be liable under this Agreement, Newco shall give prompt written notice thereof to SCO.

                      (j) After the Closing, Newco and the Contributed Companies will provide reasonable access to all relevant Newco and Contributed Company Group books, records, agreements and memoranda, and provide such assistance to SCO as SCO and its Affiliates shall reasonably request, with respect to any federal, foreign, state, provincial or local Tax matters pertaining to the members of the Contributed Company Group for taxable periods or transactions on or prior to the Effective Time. Newco will notify SCO prior to disposition of such Tax records, if such disposition will take place within ten years after the Effective Time. After the Closing, the parties will provide reasonable access to all relevant SCO and Contributed Companies' books, records, agreements, memoranda and tax returns, and provide copies of such information and such assistance to the other party as it shall reasonably request, with respect to any federal, foreign, state, provincial or local Tax matters pertaining to the Contributed Assets and the Contributed Company Group for taxable periods or transactions on or prior to the Effective Time.

                      (k) Notwithstanding anything in this Agreement to the contrary, SCO and Newco covenant and agree (unless there has been a final determination as defined in Section 1313(a) of the Code or any other event which conclusively establishes a contrary position) for all Tax purposes, including all Tax Returns and any Tax examinations, proceedings or controversies, to (and to cause any Affiliate or successor to its assets or businesses to) take


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each of the positions set forth below (and not to take any position inconsistent therewith) and to use good faith and reasonable best efforts to defend such positions:

                             (i) The Merger (A) will qualify as a tax-free
reorganization described in Section 368(a) of the Code and (B) when taken together with the SCO Transaction, will qualify as a tax free transfer of the stock of Caldera to Newco governed by Section 351(a) of the Code.

                             (ii) The SCO Transaction will, when taken together
with the Merger, qualify as a transfer of the Contributed Stock and Contributed Assets to Newco governed by Section 351 of the Code.

                      (l) SCO and Newco agree to report to the other any communication from or with the Internal Revenue Service or any other Taxing Authority which relates in any way to the characterization of the transactions governed by this Agreement. Each of SCO and Newco will file with its Federal income tax return for the taxable year in which the Merger and SCO Transaction occurs (which tax return shall be timely filed) the information required by Treas. Reg. sec. 1.351-3 and 1.368-3 and to provide each other upon request with a statement to the effect that such party has complied with this requirement after filing. SCO, the Contributed Companies, and Newco also will maintain such permanent records as are required by Treas. Reg. sec. 1.351-3(c) and 1.368-3.

                      (m) Neither Caldera nor Newco has any plan or intention to terminate the existence of Newco; to dispose of the assets contributed to Newco, except in the ordinary course of business or in a contribution to the capital of a wholly-owned subsidiary of Newco; to reacquire any stock to be issued in the transactions contemplated by this Agreement; or to take any other action that would reasonably be expected to cause the Merger and the SCO Transaction not to be treated as a tax-free exchange under Section 351 of the Code. Neither Caldera nor Newco knows of any plan or intention of any Caldera Significant Stockholder to dispose of any Newco shares issued in the transactions contemplated by this Agreement. SCO knows of no plan or intention to terminate the existence of Newco or to dispose of the assets contributed to Newco, except in the ordinary course of business or in a contribution to the capital of a wholly-owned subsidiary of Newco. SCO has no plan or intention to dispose of any Newco shares issued in the transactions contemplated by this Agreement, except for distributions of Newco stock to SCO's shareholders, or to take any other action that would reasonably be expected to cause the merger and the SCO Transaction not to be treated as an exchange under Section 351 of the Code.

               12.5 Tax Representations. Newco, Caldera and the Caldera Significant Stockholder covenant and represent that Caldera, Newco and the Caldera Significant Stockholder shall make such representations and covenants as their respective counsel shall reasonably request prior to the closing for purposes of establishing the qualification under Section 351 of the SCO Transaction and the qualification of the Merger as a Section 368 transaction. Any such representations shall be considered to be part of this Section 12.5(a).

        13. Miscellaneous.


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               13.1 Governing Law; Venue.

                      (a) Governing Law. The internal laws of the State of New York (irrespective of its choice of law principles) will govern the validity of this Agreement, the construction of its terms and the interpretation and enforcement of the rights and duties of the parties hereto, except that the fiduciary duties of the directors and managers of parties hereto and its Affiliates shall be governed by the law of the jurisdiction of such company's formation.

                      (b) Venue. The parties agree that any dispute regarding the interpretation or validity of, or otherwise arising out of this Agreement, shall be subject to the exclusive jurisdiction of the California State Courts in and for Santa Clara County, California or, in the event of federal jurisdiction, the United States District Court for the Northern District of California sitting in Santa Clara County, California, and each party hereby agrees to submit to the personal and exclusive jurisdiction and venue of such courts and not to seek the transfer of any case or proceeding out of such courts.

               13.2 Assignment; Binding upon Successors and Assigns. None of the parties hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto; provided, however, that the sale or other transfer of the stock of any Contributing Company shall not be deemed an assignment provided that this Agreement remains enforceable against the Contributing Company after such stock sale or transfer. Subject to the preceding sentence, this Agreement will be binding upon and inure to the benefit of the parties hereto and its respective successors and permitted assigns.

               13.3 Severability. If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of the void or unenforceable provision.

               13.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of all the parties reflected hereon as signatories.

               13.5 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy will not preclude the exercise of any other. The parties agree that specific performance is an appropriate remedy for a breach of its respective obligations under this Agreement.

               13.6 Amendment and Waivers. Any term or provision of this Agreement may be amended by the parties hereto at anytime by execution of an instrument in writing signed on


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behalf of each of SCO and Caldera. At any time prior to the Closing, the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party or parties to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default. Delay in exercising any right under this Agreement shall not constitute a waiver of such right. This Agreement may be amended by the parties hereto at any time before or after approval of such party's stockholders, but, after such approval, no amendment will be made which by applicable law requires the further approval of a party's stockholders without obtaining such further approval.

               13.7 Expenses. Except as herein expressly provided to the contrary in this Agreement or the Ancillary Agreements, each party will bear its respective fees and expenses incurred with respect to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby.

               13.8 Attorneys' Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including, without limitation, costs, expenses and fees on any appeal). The prevailing party will be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

               13.9 Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):

              If to SCO to:               The SCO, Inc.
                                          425 Encinal
                                          Santa Cruz, California

                                          Attention:  Chief Executive Officer
                                          and Law and Corporate Affairs
                                          Telecopier:  (831) 427-5454

              With a copy to:             Wilson, Sonsini, Goodrich & Rosati
                                          650 Page Mill Road
                                          Palo Alto, California  94304
                                          Attention: Michael Danaher
                                          Telecopier:  (650) 493-6811



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


  And if to Caldera or Newco to:          Caldera Systems, Inc.
                                          240 West Center Street
                                          Orem, Utah  84057
                                          Attention: Chief Executive Officer
                                          Telecopier:  (801) 765-1313

              With a copy to:             Brobeck, Phleger & Harrison LLP
                                          370 Interlocken Boulevard, Suite 500
                                          Broomfield, Colorado 80021
                                          Attention: John E. Hayes, III
                                          Telecopier: (303) 410-2199

               All such notices and other communications shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of a telecopy, when the party receiving such copy shall have confirmed receipt of the communication, (c) in the case of delivery by nationally-recognized overnight courier, on the business day following dispatch, and (d) in the case of mailing, on the third business day following such mailing.


               13.10. Construction of Agreement. This Agreement has been negotiated by the respective parties hereto and its attorneys and the language hereof will not be construed for or against either party. A reference to a Section or an exhibit will mean a Section in, or exhibit to, this Agreement unless otherwise explicitly set forth. The titles and headings herein are for reference purposes only and will not in any manner limit the construction of this Agreement which will be considered as a whole.

               13.11. No Joint Venture. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party will have the power to control the activities and operations of any other and its status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other. No party will hold itself out as having any authority or relationship in contravention of this Section.

               13.12. Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement and the Ancillary Agreements.

               13.13. Absence of Third Party Beneficiary Rights. Except as provided in Sections 5.17 and 5.18, no provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights of any kind in any holder of the stock of Caldera, Newco, any Contributing Company or a member of the Contributed Company Group or any Employee, client, customer, Affiliate, stockholder, partner or any party hereto or any other person or entity, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement and no other person or entity shall have any cause of action as a third party beneficiary of this Agreement.

               13.14. Public Announcement. Upon execution of this Agreement, Caldera and SCO promptly will issue a joint press release approved by both parties announcing the Merger and the SCO Transaction. Thereafter, Caldera or SCO may issue such press releases, and make such other disclosures regarding the Merger and the SCO Transaction, as they may each determine (after consultation with legal counsel) to be required under applicable securities laws or the rules of the Nasdaq Stock Market; Caldera and SCO shall confer with the other party prior to any press release or disclosure relating to the Merger or SCO Transaction.

               13.15. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings.

               "2000 Group Balance Sheet" is defined in Section 2.4(c).

               "Affiliate" means, with respect to a specified person, any other person that directly or indirectly controls, is controlled by, or is under common control with, such specified person or which hold at least a 10% ownership interest in said person.

               "Agreed Amount" is defined in Section 10.5(c).

               "Ancillary Agreements" means, collectively, the Stockholder Agreement, the Escrow Agreement, the Bills of Transfer, the Sales Representative and Support Agreement, the agreements relating to the Patent Assignment, the Copyright Assignment and the Trademark Assignment, the Web-Top Sublicense and the Voting Agreements.

               "Assumed Liabilities" is defined in Section 1.4(c)(i).

               "Bills of Transfer" means each of the Bills of Transfer for each respective jurisdiction for the Contributed Assets and Contributed Companies (or other documents of transfer) to be executed and delivered by the holders of such Contributed Assets and Newco or its subsidiaries at the Effective Time in the forms reasonably acceptable to SCO and Newco.

               "CERCLA" is the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Sec. 9601 et seq., as amended.

               "Certificate of Merger" is defined in Recital A.

               "Claim Notice" is defined in Section 10.5(a).

               "Claimed Amount" is defined in Section 10.5(a).

               "Closing" has the meaning specified for such term in Section 1.5.

               "Closing Date" is defined in Section 1.5.

               "Closing Group Account" is defined in Section 4.21.

               "COBRA" is defined in Section 2.8(c).

               "Conduct of the Group Business" means the conduct in all material respects of the Group Business as conducted on the date hereof and at Closing.

               "Contested Amount" is defined in Section 10.5(b).

               "Contributed Assets" shall mean those assets, including real property assets, that are owned, leased or licensed by the Contributing Companies that are (a) listed on Exhibit 13.15A attached hereto, (b) Intellectual Property Rights used in the production, development, support or marketing of the Group Products, or (c) used in the Group Business, and (d) all Contributed Contracts to which any of the Contributing Companies is a party, but in all cases excluding the Excluded Assets.

               "Contributed Companies" means The Santa Cruz Operation Limited; The Santa Cruz Operation (France) SARL; The Santa Cruz Operation (Deutschland) GmbH; The Santa Cruz Operation (Italia) Srl; The Santa Cruz Operation Pty. Limited; SCO Canada, Co.; The Santa Cruz Operation de Mexico, S. De R.L. De C. V.; The Santa Cruz Operation (Asia) Ltd.; SCO Foreign Sales Corporation; SCO, Kabushiki Kaisha; The Santa Cruz Operation Latin America, Inc.; Nihon SCO Limited; SCO do Brazil Limitada; SCO Software (China) Company, Ltd.; and Unix System Technologies China Company, Ltd. (USTC).

               "Contributed Company Group" has the meaning in Section 1.4(c)(i).

               "Contributed Company Property" shall mean all of the assets, real, personal, tangible and intangible, owned, leased, licensed or otherwise held by any member of the Contributed Company Group.

               "Contributed Contracts" means all agreements, contracts, understandings, arrangements, commitments, mortgages, indentures, leases, licenses, permits, franchises, instruments, notes, bonds, indemnities, guarantees, loan agreements, credit agreements, representations, warranties, deeds, assignments, powers of attorney, certificates, purchase orders, work orders, insurance policies, benefit plans, covenants, assurances or undertakings of any nature which are used in the Group Business including but not limited to those listed on Exhibit 13.15B attached hereto subject in the case of Joint Contributed Agreements to the provisions of Section 4.17, excluding the Excluded Assets.

               "Contributed Stock" means all of the capital stock of the Contributed Companies.

               "Contributed Subsidiaries" means the direct or indirect subsidiaries of the Contributed Companies identified in Exhibit 13.15C attached hereto.

               "Contributing Companies" means SCO and any subsidiary of SCO (other than the Contributed Companies) which may own any interest in the Contributed Stock and Assets to be conveyed to Newco or that is liable for any Assumed Liability to be assumed by Newco under the term of this Agreement.

               "Copyright Assignment" means a form of assignment mutually acceptable to Caldera and SCO assigning all copyrights included in the Contributed Assets.

               "Caldera Assets" are the tangible and intangible, real and personal assets owned, leased or licensed by Caldera.

               "Caldera Balance Sheet" is defined in Section 3.14.

               "Caldera Business" is the business of Caldera as carried on immediately prior to the SCO Transaction, including without limitation Caldera's business of developing, manufacturing, marketing, licensing, distributing, using, operating, installing, servicing, supporting, maintaining, repairing or otherwise using or commercially exploiting all or any aspect of any or all of the Caldera Products or Caldera Assets.

               "Caldera Closing Price" means the average closing price that Caldera Common Stock for the five day period ending on the trading day prior to the Closing.

               "Caldera Common Stock" is defined in Section 1.2(a).

               "Caldera Contracts" means all agreements, contracts, understandings, arrangements, commitments, mortgages, indentures, leases, licenses, permits, franchises, instruments, notes, bonds, indemnities, guarantees, loan agreements, credit agreements, representations, warranties, deeds, assignments, powers of attorney, certificates, purchase orders, work orders, insurance policies, benefit plans, covenants, assurances or undertakings of any nature to which Caldera or the Caldera Subsidiaries are a party.

               "Caldera Disclosure Letter" is defined in the preamble of Section 3.

               "Caldera Employees" are the employees of Caldera.

               "Caldera Employee Plans" is defined in Section 5.16(a).

               "Caldera Financial Statements" is defined in Section 3.4(b).

               "Caldera Financial Statements Balance Sheet Date" is defined in
Section 3.4(b).

               "Caldera Group" is defined in the Preamble of Section 3.

               "Caldera IP Rights" is defined in Section 3.15(a).

               "Caldera IP Rights Agreements" is defined in Section 3.15(c).

               "Caldera's Knowledge" or "Known to Caldera". A particular fact or other matter shall be deemed to be within "Caldera's Knowledge" or "Known to Caldera" if any officer of Caldera has current actual knowledge of such fact or other matter.

               "Caldera Options" is defined in Section 1.2(b)(i).

               "Caldera Percentage Interest" means 72% of the fully diluted equity interest in Newco (taking into account all options, warrants and convertible debentures on an as-converted basis).

               "Caldera Permitted Encumbrance" means Encumbrances (a) as disclosed as an Encumbrance in the Caldera Disclosure Schedule (b) Encumbrances for liabilities reflected in the Caldera Financial Statements, (c) liens for current taxes not yet delinquent, (d) liens imposed by law and incurred in the ordinary course of business to carriers, warehousemen, laborers, material men and the like not yet due, (e) immaterial imperfections of title set forth in the Caldera Disclosure Letter (f) Encumbrances which are not material in amount or which will not materially interfere with the use of the Caldera Assets for the Conduct of the Caldera Business.

               "Caldera Plans" is defined in Section 1.2(b)(i).

               "Caldera Products" means the operating system software and other products marketed or sold by Caldera and all of software products currently under development by or for Caldera or for use or sale or license by Caldera (in each case together with all of the software, products, and other items listed on Caldera's products price list) and all derivative works, upgrades, modifications, enhancements and configurations of any of the foregoing and all software and components included in any configuration of any of the foregoing, and all development tools, utilities and diagnostics used to develop any of the foregoing in each case (whether or not ever commercially offered or price-listed, and whether or not in development).

               "Caldera Ratio" is defined in Section 1.2(a).

               "Caldera Restrictive Agreements" is defined in Section 3.23.

               "Caldera SEC Documents" is defined in Section 3.4(a).

               "Caldera Significant Stockholder" means Ray Noorda, The Canopy Group, Inc. And MTI Technology Corporation.

               "Caldera Stock Purchase Plan" is defined in Section 1.2(b)(ii).

               "Caldera Stock Purchase Plan Rights" is defined in Section 1.2(b)(ii).

               "Caldera Stockholder Approval" is defined in Section 5.20(b).

               "Caldera Subsidiary" shall mean any direct or indirect subsidiary of Caldera listed on Exhibit 13.15G attached hereto.

               "Caldera Surviving Corporation" is defined in Section 1.9.

               "Delaware Law" means the Delaware General Corporation Law, as in effect from time to time.

               "Disposal," "release," and "threatened release" shall have the definitions assigned thereto by the CERCLA.

               "Dollars" or "$" means U.S. dollars.

               "Effective Time" shall mean the effective time and date that the Certificate of Merger is deemed filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the Delaware Law.

               "Employee" and "Employees" is defined in Section 11.1(a).

               "Employee Benefit Plan" is defined in Section 2.8(a).

               "Encumbrance" means any pledge, lien, collateral assignment, security interest, mortgage, deed of trust, title retention, conditional sale or other security arrangement, or any charge, adverse claim of title, ownership or use, or any other encumbrance of any kind.

               "Environmental Damage" means any actual or alleged Liability (including without limitation Liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or relating to (i) the presence, discharge, emission or release into the environment of any Hazardous Substance or (ii) facts or circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

               "Environmental Laws" means all federal, state, provincial, local and international laws and regulations relating to pollution, the protection of human health or the environment (including without limitation ambient air, surface water, ground water, land surface or subsurface strata), including without limitation laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

               "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rulings and regulations promulgated thereunder.

               "Escrow Agreement" is defined in Section 1.3(b).

               "Escrow Shares" is defined in Section 1.3(b).

               "Exchange Act" is the Security Exchange Act of 1934, as amended.

               "Excluded Assets" is defined in Section 1.4(b).

               "Excluded Liabilities" is defined in Section 1.4(c)(ii).

               "Final Date" is defined in the last paragraph of Section 8.1.

               "Final List" is defined in Section 12.1(a).

               "First SCO Certificate" is defined in Section 1.3(a)(i).

               "Foreign Employee Plans" is defined in Section 2.8(h).

               "Form S-4" is defined in Section 1.14.

               "Form S-8" is defined in Section 1.7.

               "Former Employees" is defined in Section 11.2(b).

               "GAAP" means United States generally accepted accounting principles and practices as in effect from time to time and applied consistently throughout the periods involved.

               "Governmental Antitrust Authority" means any federal, state, local or non-U.S. governmental or quasi-governmental authority charged with the administration or enforcement of antitrust, competition or merger control laws or regulations.

               "Governmental Permits" means all municipal, state, local, federal and other governmental franchises, permits, licenses, agreements, waivers and authorizations from, issued or granted by, any jurisdiction.

               "Group Assets" shall mean the Contributed Assets and all Contributed Company Property, considered collectively.

               "Group Benefit Arrangements" is defined in Section 2.8(a).

               "Group Business" means the business of SCO and its direct and indirect subsidiaries with respect to (i) the Group Products, as reflected in the 2000 Group Balance Sheet, including without limitation the business of developing, manufacturing, marketing, licensing, distributing, using, operating, installing, servicing, supporting, maintaining, repairing or otherwise using or commercially exploiting all or any aspect of any or all of the Group Products or of any Intangible Assets or Intellectual Property Rights related to any of the Group Products, and (ii) the professional services division, but excluding the SCO Retained Business.

               "Group Employee Plans" is defined in Section 2.8(a).

               "Group Financial Statements" has the meaning given in Section 2.4(c).

               "Group Financial Statements Balance Sheet Date" is defined in
Section 2.4(c).

               "Group Governmental Permits" means those Governmental Permits required for the Conduct of the Group Business (including without limitation the manufacture or sale of the Group Products) that are held by any member of the Contributed Company Group or held, in whole or in part, primarily by a Contributing Company and required for the Conduct of the Group Business, or necessary for the use or operation of any of the Group Assets (including without limitation the Real Property Assets) or the manufacture or sale of any of the Group Products, to the extent legally transferable in accordance with this Agreement.

               "Group Permitted Encumbrance" means Encumbrances (a) as disclosed as an encumbrance in Exhibit 13.15E attached hereto (b) Encumbrances for Liabilities reflected in the Group Financial Statements, (c) liens for taxes not yet delinquent, (d) liens imposed by law and incurred in the ordinary course of business to carriers, warehousemen, laborers, material men and the like not yet due and payable, (e) immaterial imperfections of title set forth in the SCO Disclosure Letter (f) Encumbrances which are not material in amount or which will not materially interfere with the use of the Group Assets for the Conduct of the Group Business.

               "Group Persons" is defined in Section 5.18(a).

               "Group Products" means the operating system software and other products listed in the Group product list attached hereto as Exhibit 13.15D marketed or sold by any member of the Contributed Company Group or the Contributing Companies and all software under development for or licensed by the Group Business (together with all derivative works, upgrades, modifications, enhancements and configurations of any of the foregoing now existing or under development and all software and components included in any configuration of any of the foregoing, and all development and QA tools, utilities and diagnostics used to develop any of the foregoing, in each case whether or not ever commercially offered or price-listed, and whether or not in development).

               "Group Restrictive Agreements" is defined in Section 2.23.

               "Hazardous Materials" means: (i) any pollutant, contaminant, toxic, hazardous or noxious substance or waste which is regulated by the laws of any state, local, provincial, federal or other governmental authority or jurisdiction, and includes but is not limited to (a) any oil or petroleum compounds, flammable substances, explosives, radioactive materials, or any other materials or pollutants which pose a hazard to persons or cause any real property to be in violation of any Environmental Laws, (b) to the extent so regulated, asbestos or any asbestos-containing material of any kind or character, (c) polychlorinated biphenyls, as regulated by the Toxic Substances Control Act, 15 U.S.C. sec. 2601 et seq., (or equivalent or similar legislation in other relevant jurisdictions) (d) any material or substances designated as "hazardous substances" pursuant to (1) Section 311 of the Clean Water Act, 33 U.S.C. sec. 1251 et seq., (or equivalent or similar legislation in other relevant jurisdictions) or (2) Section 101 of CERCLA, (or equivalent or similar legislation in other relevant jurisdictions) (e) "chemical substance," "new chemical substance," or "hazardous chemical substance or mixture" pursuant to Sections 3, 6 and 7 of the Toxic Substances Control Act, 15 U.S.C. sec. 2601 et seq., (or equivalent or similar legislation in other relevant jurisdictions) and
(f) any "hazardous waste" pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. sec. 6901 et seq. (or equivalent or similar legislation in other relevant jurisdictions)

               "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

               "Indemnified Parties" is defined in Section 5.17(c).

               "Indemnitee" is defined in Section 10.5(a).

               "Insolvency Action" means, with respect to a person, any or all of the following: (i) the voluntary or involuntary filing, with respect to such person, of a petition for relief, or any other effort to seek relief, under any Insolvency Proceeding; (ii) such person or any of its assets otherwise becoming the subject of an Insolvency Proceeding; (iii) the formal or informal


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dissolution, liquidation or winding up of such person, or any efforts to initiate or carry out such dissolution, liquidation or winding up; (iv) the appointment of (or efforts or attempts to appoint) a receiver, liquidator, sequestrator, trustee, custodian or other similar officer with respect to such person or any part of its assets or properties; or (v) any composition of the indebtedness of such person or any assignment for the benefit of such person's creditors.

               "Insolvency Proceeding" means any or all of the following actions, events or proceedings: (i) any voluntary or involuntary case, contested matter or other proceeding under the United States Bankruptcy Code, as amended, and any successor law or laws thereto; or (ii) any case, action or other proceeding under any bankruptcy, insolvency, debt reorganization or similar law (whether now or hereafter in effect) of any state, country or other jurisdiction.

               "Intangible Assets" means, collectively, all intangible assets, properties and rights required for the development of the Group Products, constituting software (in both source code and binary code form), technology, works of authorship, manuals, logbooks, notebooks, user's guides, programmers' notes, documentation, know-how, trade secrets and training materials (for both training of customers and of service personnel).

               "Intellectual Property Rights" means, collectively, all of the following worldwide intangible legal rights including those existing or acquired by ownership, license or other legal operation, whether or not filed, perfected, registered or recorded and whether now or hereafter existing, filed, issued or acquired: (i) patents, patent applications, and patent rights, including any and all continuations, continuations-in-part, divisions, reissues, reexaminations or extensions thereof; (ii) inventions (whether patentable or not in any country), invention disclosures, industrial designs, improvements, trade secrets, proprietary information, know-how, technology and technical data; (iii) rights associated with works of authorship (including without limitation audiovisual works), including without limitation copyrights, copyright applications and copyright registrations, moral rights, database rights, mask work rights, mask work applications and mask work registrations; (iv) rights in trade secrets (including without limitation rights in industrial property, customer, vendor and prospect lists and all associated information or databases and other confidential or proprietary information), and all rights relating to the protection of the same including without limitation rights under nondisclosure agreements; (v) any other proprietary rights in technology, including software, all source and object code, algorithms, architecture, structure, display screens, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including, without limitation, manuals, memoranda, records, business information, or trade marks, trade dress or names, anywhere in the world; (vi) any rights analogous to those set forth in the preceding clauses and any other proprietary rights relating to intangible property, including without limitation brand names, trademarks, service marks, domain names, trademark and service mark registrations and applications therefor, trade names, rights in trade dress and packaging and all goodwill associated with the same; and (vii) all rights to sue or make any claims for any past, present or future infringement, misappropriation or unauthorized use of any of the foregoing rights and the right to all income, royalties, damages and other payments that are now or may hereafter become due or payable with respect to any of the foregoing rights, including without limitation damages for past, present or future infringement, misappropriation or unauthorized use thereof; and (viii) rights under license agreements for the foregoing.

               "Intercompany Accounts" means the net amounts payable by or owing to the Group Business as of the Effective Time as a consequence of the Conduct of the Group Business, in the ordinary course, (i) pursuant any general services agreement between the Contributed Company Group, on the one hand, and SCO and its direct or indirect subsidiaries (other than the Contributed Company Group) on the other hand, or (ii) as a consequence of reimbursements by SCO of amounts paid by it for the Conduct of the Business in the ordinary course; provided, however that in no event shall the Group Business be responsible for amounts attributable to the SCO Retained Business.

               "Interim Period" is defined in Section 12.5(h).

               "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended, and the rulings and regulations promulgated thereunder.

               "Joint Contributed Agreements" is defined in Section 4.17.

               "Key Employees" means those individuals identified in Exhibit 4.18A attached hereto.

               "Key Employee Term Sheets" means the Key Employee Term Sheets in the form attached hereto as Exhibit 4.18B.

               "Liabilities" (or when used with reference to a single item described below, "Liability") means debts, liabilities and obligations (whether pecuniary or not, including without limitation obligations to perform or forbear from performing acts or services), fines or penalties, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, including without limitation those arising under any law, action or governmental order, liabilities for Taxes and those arising under any contract, agreement, arrangement, commitment or undertaking of any kind whatsoever (whether written or oral, express or implied), including, without limitation, those arising under any Contributed Contract.

               "Loss" means and includes any and all Liability, loss, damage, claim, expense, cost, fine, fee, penalty, obligation, or injury, including, without limitation, those resulting from any and all claims, actions, suits, demands, assessments, investigations, judgments, orders, awards, arbitrations, settlements or other proceedings, together with reasonable costs and expenses, including the reasonable attorneys' and experts' fees, court costs, arbitration costs, filing fees and other legal costs and expenses relating thereto, together with interest accrued on each of the foregoing amounts from the date the same was incurred at the lower of (i) the prime rate as published by The Wall Street Journal or (ii) the highest rate of interest permitted under applicable law; provided, however, that in determining the amount of any Loss, there shall be deducted any Tax overlaps attributable to the events giving rise to the Loss.

               "Material Adverse Effect on Caldera" means any event, change or effect would have a material adverse effect on the business, tangible and intangible assets, financial condition, and results of operations of Caldera and the Caldera Subsidiaries, Caldera together with the Caldera Subsidiaries, as a whole, or prevent in any material respect the performance by Caldera


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

and its subsidiaries of the actions anticipated by this Agreement and the Ancillary Agreements to be taken by them on or before the Closing; provided however that none of the following shall be deemed to be a Material Adverse Effect on Caldera: (i) changes in market price or trading volume of Caldera common stock or (b) changes attributable to the public announcement or pendency of the transactions contemplated hereby.

               "Material Adverse Effect on Newco" means any event, change or effect would have a material adverse effect on the business, tangible and intangible assets, financial condition, and future operations of Newco and its subsidiaries, Newco together with its subsidiaries as a whole, after the Effective Time or prevent in any material respect Newco from taking the actions anticipated by this Agreement and the Ancillary Agreements to be taken by Newco and its subsidiaries on and after the Effective Time.

               "Material Adverse Effect on the Group Business" means any event, change or effect which would have a material adverse effect on the business, tangible and intangible assets, financial condition, and results of operations of the Group Business, taking such Group Business as a whole, or prevent in any material respect the performance by SCO and its subsidiaries of the actions anticipated by this Agreement and the Ancillary Agreements to be taken by them on or before the Closing; provided however that none of the following shall be deemed to be a Material Adverse Effect on the Group Business: (i) changes in market price or trading volume of SCO common stock or (b) changes attributable to the public announcement or pendency of the transactions contemplated hereby.

               "Material Contributed Contracts" is defined in the Preamble of
Section 2.11.

               "Material Caldera Contracts" is defined in Section 3.11.

               "Merger" is defined in Recital A.

               "Merger Sub" is defined in Recital A.

               "Multiemployer Plan" is defined in Section 2.8(b).

               "Multiple Employer Plan" is defined in Section 2.8(b).

               "Newco" means Caldera Holding Inc., a Delaware corporation.

               "Newco Common Stock" is defined in Recital A.

               "Newco Offer" is defined in Recital A.

               "Newco Options" is defined in Recital A.

               "Newco Plans" is defined in Section 1.6.

               "Newco Rights Agreement" is defined in Section 1.12.

               "Nondisclosure Agreement" is defined in Section 4.9.


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               "Omitted Balance Sheet Liabilities" is defined in Section
10.1(e).

               "Optionees" is defined in Recital A.

               "Patent Assignment" is defined in Section 7.15.

               "Person" means any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

               "Post-Closing Period" is defined in Section 12.5(b).

               "Potential Employee" is defined in Section 11.1.

               "Pre-Closing Period" is defined in Section 12.5(b).

               "Preliminary List" is defined in Section 11.1(a).

               "Prospectus" is defined in Section 5.6.

               "Prospectus/Proxy Statement" is defined in Section 1.14.

               "Real Property Assets" shall mean all real property assets required for the Conduct of the Group Business.

               "Representing SCO Entities" is defined in the Preamble of Section 2.

               "Response Notice" is defined in Section 10.5(b).

               "Returns" is defined in Section 12.1.

               "SEC" is the Securities and Exchange Commission.

               "Securities Act" is the Securities Act of 1933, as amended.

               "Shared Contributed Contracts" is defined in Section 4.17.

               "Solvent" shall mean, with respect to any person on a particular date, that on such date (a) the fair value of the property of such person is greater than the total amount of liabilities, including contingent liabilities, of such person; (b) the present fair salable value of the assets of such person is not less than the amount that will be required to pay the probable liability of such person on its debts as they become absolute and matured; (c) such person does not intend to, and does not believe that it will, incur debts or liabilities beyond such person's ability to pay as such debts and liabilities mature; and (d) such person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such person's property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guarantees and pension plan liabilities) at any time shall be computed as the amount that, in light


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of all the facts and circumstances existing at the time, represents the amount that can reasonably be expected to become an actual or matured liability.

               "Stock Rights" is defined in Section 1.7.

               "Stockholder Agreement" is defined in Section 4.18.

               "SCO" means The SCO, Inc., a Delaware corporation.

               "SCO Alternative Proposal" is defined in Section 4.14(a).

               "SCO Closing Price" means the average closing price of SCO Common Stock for the five day period ending on the trading day prior to the Closing.

               "SCO Consolidated Financial Statements" is defined in Section 2.4(b).

               "SCO Consolidated Financial Statements Balance Sheet" is defined in Section 2.4(b).

               "SCO Disclosure Letter" is defined in Section 2.

               "SCO IP Rights" is defined in Section 2.15(a).

               "SCO IP Rights Agreements" is defined in Section 2.15(c).

               "SCO's Knowledge" or "Known to SCO." A particular fact or other matter shall be deemed to be within "SCO's Knowledge" or "Known to SCO" if any executive officer of SCO or a Contributed Company or any executive officer of SCO responsible for the Group Business has current actual knowledge of such fact or other matter after reasonable investigation.

               "SCO Options" is defined in Section 1.3(ii).

               "SCO Per Share Value" is defined in Section 1.3(a)(ii).

               "SCO Percentage Interest" means a fully diluted equity interest in Newco (taking into account all options, warrants and convertible debentures on an as-converted basis) equal to 100% less the Caldera Percentage Interest.

               "SCO Ratio" is defined in Section 1.3(a)(ii).

               "SCO Retained Business" means the business of SCO that does not constitute the Group Business consisting of the Tarantella business.

               "SCO SEC Documents is defined in Section 2.4(a).

               "SCO Stockholder Rejection" is defined in Section 8.1(h).

               "SCO Transaction" shall have the meaning described in Recital A hereto.


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

               "Tax" or "Taxes" means all taxes of any kind whatsoever (whether payable directly or by withholding), including without limitation franchise, income, gross receipts, personal property, real property, ad valorem, value added, sales, use, documentary, stamp, intangible personal property, withholding or other taxes, together with any interest and penalties, additions to tax or additional amounts with respect thereto imposed by any taxing authority.

               "Termination Fee" is defined in Section 8.4(a)(i).

               "Threshold Amount" is defined in Section 10.1(e).

               "Trademark Assignment" is defined in Section 7.15.

               "Transaction Taxes" is defined in Section 12.1.

               "UK" means the United Kingdom of Great Britain and Northern Ireland.

               "Unforeseen Tax Liabilities" is defined in Section 10.1(e).

               "Voting Agreement" is defined in Section 5.15.

               "WebTop Sublicense" means a mutually agreeable license agreement between SCO and Caldera providing for the license of the WebTop Product from Caldera to SCO.


               13.16. Entire Agreement. This Agreement and the exhibits hereto constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto other than the Nondisclosure Agreement, which shall remain in full force and effect. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.



                         [REMAINDER OF PAGE LEFT BLANK]



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

               IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Reorganization as of the date first above written.


                                      THE SANTA CRUZ OPERATION, INC.
                                      a California corporation


                                      By: /s/ Douglas Michels
                                         ---------------------------------------
                                         Douglas Michels
                                         President and Chief Executive Officer


                                      CALDERA SYSTEMS, INC.
                                      a Delaware corporation


                                      By: /s/ Ransom Love
                                         ---------------------------------------
                                         Ransom Love
                                         President and Chief Executive Officer


                                      CALDERA HOLDING INC.
                                      a Delaware corporation

                                      By: /s/ Ransome Love
                                         ---------------------------------------
                                         Ransom Love
                                         President and Chief Executive Officer



            [SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION]



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